    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 13, 1999


                                                        REGISTRATION NO.
                                                        333-60591
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                STERICYCLE, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                 DELAWARE                                                    36-3640402
       (STATE OR OTHER JURISDICTION                                       (I.R.S. EMPLOYER
      INCORPORATION OR ORGANIZATION)                                   IDENTIFICATION NUMBER)

                         1419 LAKE COOK ROAD, SUITE 410
                           DEERFIELD, ILLINOIS 60015
                                 (847) 945-6550
         (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING
            AREA CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                 MARK C. MILLER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                STERICYCLE, INC.

                            28161 NORTH KEITH DRIVE


                          LAKE FOREST, ILLINOIS 60045


                                 (847) 367-5910

           (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
                   INCLUDING AREA CODE, OF AGENT FOR SERVICE)
                            ------------------------

                                   COPIES TO:

        CRAIG P. COLMAR, ESQ.                                  GEOFFREY E. LIEBMANN, ESQ.
          MICHAEL BONN, ESQ.                                    CAHILL GORDON & REINDEL
          JOHNSON AND COLMAR                                         80 PINE STREET
        300 SOUTH WACKER DRIVE                                  NEW YORK, NEW YORK 10005
       CHICAGO, ILLINOIS 60606

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]

    If any of the securities being offered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, other than securities offered only in connection dividend or interest reinvestment plans, check the following box: [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


                        CALCULATION OF REGISTRATION FEE



--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------
                                                            PROPOSED MAXIMUM
     TITLE OF EACH CLASS OF           AMOUNT TO BE           OFFERING PRICE          PROPOSED MAXIMUM           AMOUNT OF
  SECURITIES TO BE REGISTERED        REGISTERED(1)            PER SHARE(2)       AGGREGATE OFFERING PRICE  REGISTRATION FEE(3)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value $.01 per
  share.........................     575,000 shares              $17.44                $10,062,500              $3,038.79
--------------------------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------------------------



(1) Includes 75,000 shares that the Underwriters have the option to purchase from the Registrant to cover over-allotments, if any.


(2) Estimated solely for purposes of calculating the registration fee based on the average of the high and low prices of the Registrant's Common Stock reported on the Nasdaq National Market on January 12, 1999, in accordance with Rule 457(c) under the Securities Act of 1933.


(3) The Registrant has previously paid a registration fee of $17,678.64 to register 3,450,000 shares (including 450,000 shares that the Underwriters have the option to purchase from the Registrant to cover over-allotments, if any).

                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION BUT HAS NOT YET BECOME EFFECTIVE. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


PROSPECTUS                         Subject To Completion, Dated January 13, 1999

--------------------------------------------------------------------------------


                                3,500,000 Shares


                               [STERICYCLE LOGO]

                                  Common Stock

--------------------------------------------------------------------------------


The 3,500,000 shares of Common Stock, par value $.01 per share (the "Common Stock"), offered hereby (the "Offering") are being offered by Stericycle, Inc. ("Stericycle" or the "Company").



The Common Stock is quoted on the Nasdaq National Market under the symbol "SRCL." On January 12, 1999, the last reported sale price of the Common Stock was $17.50 per share. See "Price Range of Common Stock."


FOR A DISCUSSION OF CERTAIN RISKS OF AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED HEREBY, SEE "RISK FACTORS" ON PAGES 7-14.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                                  Price to        Underwriting Discounts       Proceeds to
                                                   Public           and Commissions(1)         Company(2)
-------------------------------------------------------------------------------------------------------------
Per Share...................................          $                      $                      $
-------------------------------------------------------------------------------------------------------------
Total(3)....................................          $                      $                      $
-------------------------------------------------------------------------------------------------------------

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."

(2) Before deducting expenses of this Offering payable by the Company estimated
    at $       .


(3) The Company has granted the Underwriters a 30-day option to purchase up to 525,000 shares of Common Stock on the same terms per share solely to cover over-allotments, if any. If such option is exercised in full, the total
    purchase price to the public will be $       , the total underwriting
    discounts and commissions will be $       and the total proceeds to the
    Company will be $       . See "Underwriting."


The Common Stock is being offered by the Underwriters as set forth under "Underwriting" herein. It is expected that the delivery of the certificates therefor will be made at the offices of Warburg Dillon Read LLC, New York, New
York, on or about           , 1999. The Underwriters include:

WARBURG DILLON READ LLC


                CREDIT SUISSE FIRST BOSTON
                                            WILLIAM BLAIR & COMPANY

                               [STERICYCLE LOGO]

                                    USA MAP

     Founded in 1989, Stericycle is the second largest provider of regulated medical waste management services in the United States. Operating in 40 states, the District of Columbia and four Canadian provinces, Stericycle and its subsidiaries serve over 77,000 customers in the United States and Canada. The regulated medical waste management market in the United States is estimated to be more than $1.3 billion. Stericycle and its subsidiaries operate 13 treatment centers, four of which utilize Stericycle's proprietary Electro-Thermal-Deactivation treatment technology, 19 transfer stations and 20 customer service centers.

     Steri-Cement(R), Steri-Fuel(R), Steri-Plastic(R) and Steri-Tub(R) are registered trademarks and Stericycle(R) is a registered service mark of the Company.

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK OF THE COMPANY, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN THE COMMON STOCK AND THE IMPOSITION OF A PENALTY BID, DURING AND AFTER THE UNDERWRITING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK OF THE COMPANY ON THE NASDAQ NATIONAL MARKET IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Consolidated Financial Statements, Condensed Financial Statements and related Notes thereto appearing elsewhere in this Prospectus. Unless otherwise indicated, all information in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. See "Underwriting." Unless the context requires otherwise, references to "Stericycle" or the "Company" refer to Stericycle, Inc. and its subsidiaries. Prospective investors should carefully consider the information under "Risk Factors" in evaluating an investment in the Common Stock offered by this Prospectus.

     Stericycle is the second largest provider of regulated medical waste management services in the United States, providing regulated medical waste collection, transportation, treatment and disposal services to over 77,000 customers in 40 states, the District of Columbia and four Canadian provinces. Combining proprietary treatment technology with a health care orientation, the Company believes that it is in a unique position to manage regulated medical waste in a safe and cost-effective manner and to capitalize on the current consolidation trend in the regulated medical waste management industry. Since 1991, the Company has completed 29 acquisitions, of which 21 were completed since the Company's initial public offering in August 1996. These acquisitions, combined with growth from its existing operations, have increased the Company's revenues from $1.6 million in 1991 to $46.2 million in 1997 and to $57.5 million for the 12 months ended September 30, 1998.


     The Company's integrated services include regulated medical waste collection, transportation, treatment, disposal, reduction, re-use and recycling services, together with related training and education programs, consulting services and product sales. The Company markets its services to two principal types of customers: (i) long-term and sub-acute care facilities, outpatient clinics, medical and dental offices, biomedical companies, municipal entities and other smaller-quantity generators of regulated medical waste ("Alternate Care" generators); and (ii) hospitals, blood banks, pharmaceutical manufacturers and other larger-quantity generators of regulated medical waste ("Large Quantity" generators). The Company's revenues for 1997 were divided approximately equally between Alternate Care and Large Quantity generators, but the Company anticipates that a greater proportion of its future revenues will be derived from Alternate Care generators as the Company continues to focus its marketing efforts on the more rapidly growing, higher-margin Alternate Care market. The Company's current operations are comprised of 13 treatment centers, 19 transfer stations and 19 customer service centers.


     The acquisition of other regulated medical waste management businesses, including both independent haulers and integrated competitors, is a key element of the Company's strategy to increase its penetration of its current markets and to expand its operations geographically. The Company believes that it is an attractive buyer to many potential acquisition candidates because of its exclusive focus on the regulated medical waste management industry, its customer-service orientation and its expansion strategy. The Company's senior management is actively involved in identifying acquisition candidates and consummating acquisitions, and the Company has proven procedures for efficiently integrating newly-acquired companies into its business. In October 1998, the Company indirectly acquired approximately 52.2% of the outstanding common stock and all of the outstanding preferred stock of 3CI Complete Compliance Corporation ("3CI"), a publicly-traded company which provides regulated medical waste management services in the southeastern United States. In December 1998, the Company acquired approximately 94% of the outstanding stock of Med-Tech Environmental Limited ("Med-Tech"), which provides regulated medical waste management services in Canada and the northeastern United States. The Company's revenues for the nine months ended September 30, 1998 were $44.8 million and $64.9 million on a pro forma basis, giving effect to the acquisitions of 3CI and Med-Tech as if the acquisitions had occurred on January 1, 1998. See
"Business -- Growth Strategy" and "Unaudited Pro Forma Consolidated Financial Statements."

     Regulated medical waste is generally described as any waste that can cause an infectious disease or that can reasonably be suspected of harboring human pathogenic organisms. Regulated medical waste includes single-use disposable items such as needles, syringes, gloves and laboratory, surgical and emergency room and other supplies which have been in contact with blood or bodily fluids; cultures and stocks of infectious agents;

and blood and blood products. An independent study published in 1997 estimated that the size of the regulated medical waste management market in the United States in 1999 would be more than $1.3 billion.

     The Company believes that its regulated medical waste management system using its proprietary Electro-Thermal-Deactivation ("ETD") treatment process is the only commercially-proven system that: (i) kills human pathogens in regulated medical waste without generating liquid effluents or regulated air emissions;
(ii) affords certain operating cost advantages over the principal competing treatment methods; (iii) reduces the volume of regulated medical waste by up to 85%; (iv) renders regulated medical waste unrecognizable; (v) permits the recovery and recycling of usable plastics from regulated medical waste; and (vi) enables the remaining regulated medical waste to be safely landfilled or used as an alternative fuel in energy production.

     The Company believes that its business has grown and will continue to grow as a consequence of the following trends in the health care and regulated medical waste industries:

     - The handling and disposal of the large quantities of regulated medical waste generated by the health care industry has attracted significant public awareness and regulatory attention. The Occupational Safety and Health Administration ("OSHA") has issued regulations concerning employee exposure to bloodborne pathogens and other potentially infectious materials that require, among other things, special procedures for handling regulated medical waste.

     - Alternate Care generators have become an increasing source of revenues in the regulated medical waste industry. Alternate Care generators, however, typically do not produce a sufficient volume of regulated medical waste to justify substantial capital expenditures on their own waste treatment facilities or the expense of hiring regulatory compliance personnel.

     - Governmental clean air regulations and public opposition are combining to increase the cost and difficulty of obtaining permits to build and operate incinerators. This trend is expected to accelerate in response to regulations which the U.S. Environmental Protection Agency ("EPA") adopted in September 1997. The EPA expects that these regulations will result in the closing of many of the hospital medical waste incinerators currently in operation as hospitals seek alternative, less expensive methods of regulated medical waste disposal. The Company expects to benefit from this anticipated movement by hospitals to outsource regulated medical waste disposal.

     - The regulated medical waste management industry is rapidly consolidating. The Company has demonstrated the ability to identify and acquire companies that add revenues and profits to its business.

     - The health care industry continues to be under pressure to reduce costs and improve efficiency, which the Company believes that it can help to achieve for its clients in the management of regulated medical waste.

     The Company believes that it has many opportunities to grow and to increase its profitability by improving its penetration of existing geographic service areas, expanding into new product and service areas, acquiring selected businesses, focusing its marketing efforts on higher-margin Alternate Care generators and maximizing operating efficiencies. By improving its penetration of existing geographic service areas and expanding into new areas, the Company expects to increase both its customer density and market share. By acquiring selected regulated medical waste management businesses, the Company expects to augment both growth and operating efficiencies through "tuck-in" acquisitions that can be integrated into the Company's existing operations and acquisitions in new service areas that can be assembled in a "hub and spoke" configuration of treatment facilities and transfer stations. By focusing its marketing efforts on Alternate Care generators, the Company expects to benefit from the higher margins generally available from this large and growing class of customers. By continuing to refine its logistics through the optimization of route structures and greater exploitation of the Company's existing infrastructure, the Company expects to improve its operating efficiencies.

     The Company also seeks to expand beyond the United States and Canada by entering into joint ventures with foreign regulated waste management companies and by licensing its proprietary technology to foreign companies who may also purchase ETD processing equipment. In 1998, the Company announced the formation of a joint venture in Mexico for the collection, treatment and disposal of regulated medical waste in the Mexico City market, and also announced a supply and license agreement with a Brazilian company for ETD technology and equipment to use in the treatment of regulated medical waste in the Sao Paulo, Brazil metropolitan area.

     Through a strategy combining market penetration, expansion, acquisitions, focused marketing and logistical efficiencies, the Company believes that it is in a unique position to grow and to lead the consolidation of the fragmented regulated medical waste management industry.


     Stericycle, Inc. is a Delaware corporation with its principal executive offices located at 28161 North Keith Drive, Lake Forest, Illinois 60045. Its telephone number is (847) 367-5910.


                                  THE OFFERING


Common Stock offered by the Company.....     3,500,000 shares



Common Stock to be outstanding after the
Offering................................     14,241,603 shares (1)


Use of proceeds.........................     To repay bank and other debt and
                                             for future acquisitions and general
                                             corporate purposes, including
                                             working capital and capital
                                             expenditures. See "Use of
                                             Proceeds."

Nasdaq National Market symbol...........     SRCL
-------------------------
(1) Based on the number of shares outstanding as of September 30, 1998. This figure excludes 406,807 shares issuable upon the exercise of outstanding stock options exercisable as of or within 60 days after September 30, 1998, at a weighted average exercise price of $5.09 per share, and 286,619 shares issuable upon the exercise of outstanding warrants all of which were exercisable as of September 30, 1998 at a weighted average exercise price of $8.21 per share. This figure also excludes 579,939 shares issuable upon the exercise of outstanding stock options, at a weighted average exercise price of $10.40 per share, which were not exercisable within 60 days after September 30, 1998.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                        NINE MONTHS ENDED
                                              YEAR ENDED DECEMBER 31,                     SEPTEMBER 30,
                                ----------------------------------------------------    ------------------
                                 1993        1994       1995       1996       1997       1997       1998
                                 ----        ----       ----       ----       ----       ----       ----
STATEMENTS OF OPERATIONS DATA
  (1):
Revenues......................  $ 9,141    $ 16,141    $21,339    $24,542    $46,166    $33,475    $44,759
Cost of revenues..............    9,137      13,922     17,478     19,423     34,109     25,113     30,492
Selling, general and
  administrative expenses.....    5,988       7,927      8,137      7,556     10,671      7,725     10,151
                                -------    --------    -------    -------    -------    -------    -------
Income (loss) from
  operations..................   (5,984)     (5,708)    (4,276)    (2,437)     1,386        637      4,116
Interest income (expense),
  net.........................      (44)       (104)      (268)        48        190        192         66
Other income..................       --          --         --         --         --         --         20
                                -------    --------    -------    -------    -------    -------    -------
Income (loss) before income
  taxes.......................   (6,028)     (5,812)    (4,544)    (2,389)     1,576        829      4,202
Income tax expense............       --          --         --         --        146         18        781
                                -------    --------    -------    -------    -------    -------    -------
Net income (loss).............   (6,028)     (5,812)    (4,544)    (2,389)     1,430        811      3,421
Less cumulative preferred
  dividends (2)...............   (3,733)     (4,481)        --         --         --         --         --
                                -------    --------    -------    -------    -------    -------    -------
Net income (loss) applicable
  to common stock.............  $(9,761)   $(10,293)   $(4,544)   $(2,389)   $ 1,430    $   811    $ 3,421
                                =======    ========    =======    =======    =======    =======    =======
Diluted net income (loss) per
  common share (3)............  $(13.64)   $ (14.38)   $ (0.81)   $ (0.32)   $  0.13    $  0.08    $  0.30
                                =======    ========    =======    =======    =======    =======    =======
Weighted average number of
  common shares and common
  stock equivalent shares
  outstanding.................      716         716      5,582      7,471     10,766     10,480     11,234


                                                                    SEPTEMBER 30, 1998
                                                                --------------------------
                                                                ACTUAL     AS ADJUSTED (4)
                                                                ------     ---------------
BALANCE SHEET DATA:
Cash, cash equivalents and short-term investments...........    $ 3,110       $ 55,985
Total assets................................................     68,183        121,058
Current portion of long-term debt...........................      6,281          2,156(5)
Long-term debt, net of current maturities...................      3,246          3,246
Shareholders' equity........................................    $50,550       $107,550


-------------------------
(1) See "Business -- Growth Strategy -- Pursue Selected Acquisitions," Note 5 to the Consolidated Financial Statements and Note 3 to the Condensed Consolidated Financial Statements for information concerning the Company's acquisitions during the five years and the three years ended December 31, 1997 and the nine months ended September 30, 1998. The comparability of the information for the periods presented has been affected by these acquisitions.

(2) In August 1995 and in conjunction with a recapitalization of the Company, the liquidation preference on the Company's preferred stock was eliminated and the Company's preferred stock was reclassified as common stock. See Note 8 to the Consolidated Financial Statements.

(3) The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"), during the fourth quarter of 1997. FAS 128 replaced the calculation of primary and fully diluted net income (loss) per common share with basic and diluted net income (loss) per common share. Net income (loss) per common share amounts have been restated where appropriate. See Note 2 to the Consolidated Financial Statements.


(4) Adjusted to give effect to the sale of 3,500,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $17.50 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company). See "Use of Proceeds."


(5) Both the Company's credit facility with LaSalle National Bank and its subordinated loan agreement with certain lenders require the repayment of the Company's indebtedness upon completion of this Offering. See "Use of Proceeds." As of December 31, 1998, the Company's indebtedness under its credit facility was approximately $16,389,000, and its indebtedness under its subordinated loan agreement was approximately $2,750,000. No adjustment has been made to give effect to the repayment of this indebtedness, which was incurred after September 30, 1998, except for repayment of the Company's indebtedness under its prior credit facility, which was $4,125,000 as of September 30, 1998.

                                  RISK FACTORS

     In addition to the other information contained in this Prospectus, prospective investors should carefully consider the following factors in evaluating an investment in the Common Stock offered by this Prospectus. Prospective investors are cautioned that the statements in this Prospectus that are not descriptions of historical facts may be forward-looking statements that are subject to risks and uncertainties. The Company's actual results and the timing of events could differ materially from those contemplated by such forward-looking statements due to a number of factors. These factors include, but are not limited to, those discussed below and elsewhere in this Prospectus.

GROWTH STRATEGY DEPENDENT UPON ACQUISITIONS

     The Company's growth strategy depends significantly upon its ability to acquire other regulated medical waste management businesses. There can be no assurance that the Company will be able to identify suitable businesses to acquire, successfully negotiate their acquisition, improve the productivity of their operations or integrate their operations into the Company's business. The trend toward consolidation in the regulated medical waste management industry may increase competition for the acquisition of existing businesses and result in fewer acquisition opportunities and higher purchase prices. Some of the Company's competitors for acquisitions continue to have greater financial resources than the Company and may be willing to pay higher prices than the Company is willing to pay to complete acquisitions or may be more capable of completing larger transactions. If the Company is successful both in identifying suitable regulated medical waste management businesses to acquire and in negotiating terms of acquisition acceptable to the Company, the size of the Company's acquisitions may nevertheless vary widely and the timing of their completion may be irregular. The Company's completion of acquisitions on an irregular basis, either because of protracted negotiations, delays in obtaining necessary regulatory approvals or other factors, could have an adverse effect on the Company's profits on a quarter-to-quarter basis and result in lower than expected earnings. There can be no assurance that any debt or equity financing which may be necessary to complete the Company's acquisitions will be able to be obtained on terms satisfactory to the Company. Any additional equity financing and the issuance of equity securities as purchase consideration may be dilutive to the Company's existing stockholders. Debt financing, if available, and the issuance of debt as purchase consideration, may significantly increase the Company's debt and involve restrictive covenants which limit the Company's operations. In addition, future acquisitions by the Company may result in large one-time write-offs and the creation of goodwill or other intangible assets that could result in significant amortization expense. The Company's failure to implement its growth strategy successfully could have a material adverse effect on the Company's business, financial condition and results of operations. See "Use of Proceeds" and "Business -- Growth Strategy."

     If the Company is successful in acquiring additional regulated medical waste management businesses, the Company may continue to experience a period of rapid growth which could place substantial additional demands on the Company's management, resources and management information systems. To the extent that any businesses acquired in the future operate in markets where the Company has not previously operated, it is likely that higher initial costs will be incurred by the Company in connection with the expansion of operations into these new markets. The Company's failure to manage any such further rapid growth effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

IMPACT OF GOVERNMENT REGULATION

     The regulated medical waste management industry is subject to extensive federal, state, local and applicable foreign laws and regulations. The collection, transportation, treatment and disposal of regulated medical waste require applicable government permits, authorizations and approvals ("permits"), the nature of which may vary from jurisdiction to jurisdiction, and continuing compliance with required packaging, labeling, handling, treatment, disposal and documentation procedures and notice and reporting obligations. In certain states, the Company is required to obtain government approval of its pricing and to obtain and operate in compliance with a certificate of public convenience and necessity. The Company believes that it is currently in compliance in all material respects with its permits and applicable laws and regulations. State and local laws and regulations change with some frequency, and the amendment of existing laws or regulations, the adoption of new laws or regulations, or the imposition of new requirements under existing laws or regulations, could require the Company to obtain new government permits or to modify its current methods of operation in order to comply with these changes. There can be no assurance that the Company would be able to obtain any such new permits or that the cost of compliance with any such changes would not have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Governmental Regulation."

     The Company's failure to operate in compliance with the requirements and limitations of any permit, or with the laws and regulations pursuant to which the permit was issued or otherwise governing the Company's operations, could jeopardize the permit. Routine compliance inspections by regulatory agencies, as well as complaints filed or anonymously sponsored by the Company's competitors or others alleging that the Company is not operating in compliance with applicable law, could result in administrative proceedings to modify, suspend or revoke the permit. Any such modification, suspension or revocation could have a material adverse effect on the Company's business, financial condition and results of operations. Some permits have to be renewed periodically, and there can be no assurance that any existing or future permit which must be renewed will be renewed by the issuing regulatory agency or that changes in operating methods or facilities will not be required as a condition to renewal. The failure to obtain any such renewal or the imposition of new permit conditions could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Governmental Regulation."

     The permits that the Company requires, and in particular the permits that it requires to build and operate treatment and transfer facilities and transport regulated medical waste, are difficult and time-consuming to obtain and, if and when issued, may be subject to conditions or restrictions which limit the Company's ability to operate efficiently in the applicable jurisdiction. There can be no assurance that the Company will be successful in obtaining the permits necessary to expand the scope of the geographic service areas in which it operates or the products and services that it offers, or that any such permits will be obtained when contemplated by the Company's expansion plans or under conditions or with restrictions acceptable to the Company. The Company's inability to expand the scope of the geographic service areas in which it operates, or the products and services that it offers, either because it is unable to obtain the necessary permits or because they are issued under conditions or with restrictions that are not acceptable to the Company, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company's applications for treatment and transfer facility permits are frequently subject to opposition by elected officials, local residents or citizen groups, and public opposition could force the Company to delay or withdraw its application and abandon its plans to expand into a particular geographic service area or to locate a treatment or transfer facility at a particular site. Even after a permit is issued, opponents may initiate administrative proceedings or litigation to compel the applicable regulatory agency to modify the conditions under which the permit was granted or to revoke the issuance of the permit. The Company's withdrawal of a permit application, after incurring substantial costs in the preparation and prosecution of the application and underlying market studies, site selection, facility design and pre-marketing activities, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's proprietary treatment technology, Electro-Thermal-Deactivation ("ETD"), is an alternative to the conventional treatment technologies of incineration and autoclaving and has not been approved in all states for the treatment of regulated medical waste. The Company has received permits or legislative approval to operate its proprietary treatment technology in 15 states with additional applications pending. There can be no assurance, however, that the Company's treatment technology will be approved for the treatment of regulated medical waste in each state or other jurisdiction where the Company may seek regulatory approval in the future to construct and operate a treatment facility. The Company's inability to obtain any such regulatory approval could have a material adverse effect on the Company's business, financial condition and results of operations. Like any technology, the Company's treatment process may be subject to certain technological limitations. The Company's ETD process involves grinding medical waste within a containment room, which may result in the aerosolization of pathogens. While the Company believes that its containment and other safety systems fully protect its employees through multiple protective measures, equipment failure or human error possibly could result in exposure of the Company's employees to pathogens that may be present in medical waste. Although the Company has never been denied regulatory approval because of any technological limitation on its treatment process, there can be no assurance that specific limitations will not be identified by a regulatory agency as a sufficient reason to withhold, modify or revoke a necessary permit in a particular jurisdiction or used by competitors to encourage customers or potential customers to engage their services rather than those of the Company. There can be no assurance that any such actions would not have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company currently employs autoclaving, incineration, chemclaving and microwaving in addition to its proprietary ETD treatment process. Incineration is subject to more stringent regulation than the ETD treatment process and may expose the Company to greater risk of the adverse effect of government regulation. See "Business -- Treatment Technologies" and "-- Governmental Regulation."

     As the Company expands its international operations, it will become subject in the countries where it operates to regulation by foreign governments, including the possibility of pricing tariffs, controls over the location and operation of treatment facilities and various permit requirements similar to those imposed by United States federal, state and local authorities. See "Business -- Governmental Regulation" and "-- Growth Strategy."

GOVERNMENTAL ENFORCEMENT PROCEEDINGS

     The Company has been and may continue to be subject from time to time to governmental enforcement proceedings and has been and may be required to pay fines and penalties or undertake remedial work at its facilities. The amount of any such fines and penalties and the cost of any such remedial work could be substantial and could have a material adverse effect on the Company's business, financial condition and results of operations.

     Governmental enforcement actions also may be initiated against the Company for the purpose of revoking or modifying one of the Company's permits. The cost of defense and the costs incurred as a result of the revocation or modification of a permit could be substantial and could have a material adverse effect on the Company's business, financial condition and results of operations.

     In April 1997, a worker at the Company's Morton, Washington treatment facility was diagnosed with active tuberculosis. Testing revealed two additional cases of active tuberculosis and 15 additional workers who tested positive for exposure to tuberculosis. Officials of the Washington Departments of Health and of Labor and Industries have concluded that the Company's workers were probably exposed to tuberculosis bacteria through regulated medical waste being processed at the Company's treatment facility. The Company believes that other sources of exposure are possible and that the actual source of exposure has yet to be conclusively determined. However, the Company has implemented the recommendations of all federal, state and local regulatory authorities regarding outfitting its workers with personal protective equipment and has implemented or is implementing additional recommendations regarding the modification of equipment at the Morton facility. The measures taken at the Morton facility have been extended to the Company's other treatment facilities. The safety measures being taken include certain measures recommended by the National Institute for Occupational Safety and Health ("NIOSH") in a report issued in December 1998. While future claims are possible, to date the Company has not been subject to any civil proceedings by the affected employees as a result of this incident, which the Washington Department of Labor and Industries has determined is covered by the state workers' compensation program. This or a similar incident in the future at one of the Company's facilities could result in adverse publicity and could cause governmental authorities to require the Company to adopt additional safety measures, impose fines or other penalties, initiate permit modification or revocation proceedings or deny future permit applications, or could result in litigation by the affected employees. The cost of complying with any additional measures, the payment of a significant fine or penalty, the modification or revocation of an operating permit, adverse publicity, or the expense of defending or settling employee litigation or paying an adverse judgment, could have a material adverse effect on the Company's business, financial condition and results of operations.

     There can be no assurance that the Company will be successful in its defense of any future government enforcement proceeding or in obtaining a settlement on terms acceptable to the Company of any fines or penalties sought to be imposed. The expense and time involved in defending against any such enforcement proceeding, the cost of any fines or penalties imposed or paid in settlement, the cost of any changes in operations that may be necessary because of the modification, suspension or revocation of a permit, and the adverse publicity, loss of customers and additional investigations or inquiries associated with any proceeding, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Legal and Other Proceedings" and "-- Governmental Regulation."

COMPETITION WITHIN INDUSTRY

     The Company operates within the highly competitive regulated medical waste management industry. Historically, competition in the industry resulted in substantial price reductions to Large Quantity generators in virtually all geographic areas. While prices have stabilized in most areas, there can be no assurance that competitive pressures within the regulated medical waste management industry will not result in further price reductions. Substantial further price reductions would have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company faces competition from one national waste management company and many regional and local businesses in its present locations, and will be confronted with such competition in each location where it seeks to expand in the future. Some of the Company's competitors have greater capital resources, regulatory experience, sales and marketing capabilities and broader product and service offerings than the Company and are well established in their respective markets. The Company's primary competitor is Browning-Ferris Industries, Inc. ("BFI"). BFI and other competitors could engage in a variety of actions that have the effect of delaying or preventing implementation of the Company's growth strategy, including lobbying or support of legislative or regulatory initiatives designed to impede the Company's ability to obtain or maintain necessary permits and approvals and financial support of citizens' groups that oppose the Company's plans to locate a treatment or transfer facility at a particular site. There can be no assurance that the Company's competitors will not substantially increase their commitment of resources devoted to competing aggressively with the Company or that the Company will be able to compete profitably with BFI or other competitors. To the extent that the Company's competitors are able to secure significant numbers of long-term customer agreements with penalties for early termination in geographic service areas that the Company targets for growth, the Company may be unable to meet its growth objectives. See "Business -- Competition."

BROAD DISCRETION IN USE OF PROCEEDS

     The Company intends to use approximately $19,139,000 of the net proceeds of this Offering for debt repayment. The Company intends to use the remaining net proceeds of the Offering for future acquisitions of other regulated medical waste management businesses and for general corporate purposes, including working capital and capital expenditures. With the exception of three letters of intent, the Company has no pending agreements, commitments or understandings as of the date of this Prospectus to acquire other regulated medical waste management businesses. The Company's management will have broad discretion in determining the amount and timing of expenditures and in allocating the net proceeds of this Offering received by the Company. See "Use of Proceeds."

UNCERTAINTY OF CONTINUED PROFITABILITY

     Until 1997, the Company incurred substantial losses each year since it began operations in 1989, and as of December 31, 1997, had an accumulated deficit of approximately $38,061,000. While the Company had net income of $1,430,000 for the year ended December 31, 1997 and net income of $3,421,000 for the nine months ended September 30, 1998, there can be no assurance that the Company will be able to continue to operate profitably in the future. The Company is subject to the risks and uncertainties inherent in the growth of a developing business in the regulated medical waste management industry, and prospective investors have only a limited history of profitability to review. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

IMPORTANCE OF GOVERNMENTAL ENFORCEMENT OF ENVIRONMENTAL REGULATIONS

     The Company believes that its business prospects are enhanced by the enforcement of stringent statutory and regulatory requirements relating to the collection, transportation, treatment and disposal of regulated medical waste. These laws and regulations are, and will continue to be, a principal factor affecting demand for the Company's regulated medical waste management services. In addition, the Company views as generally advantageous to its business prospects laws and regulations that make it more difficult or expensive to use regulated medical waste treatment technologies that compete with the ETD treatment process, such as incineration and autoclaving. These advantages have diminished, however, to the extent that the Company itself has recently begun to use incineration and autoclaving. The Company estimates that during 1997, the Company used incineration or autoclaving at its own facilities or those of third parties for approximately 43% of the regulated medical waste that it treated. This percentage is likely to increase as a result of recent and future acquisitions. See "Business -- Treatment Technologies."

     The Company believes that legislative initiatives offering financial incentives for or otherwise encouraging the recycling of treated medical waste similarly enhance the Company's business prospects. Changes in the law or regulations that relax the requirements governing regulated medical waste, including changes that reduce incentives to landfill diversion and resource recovery or that remove obstacles to the use of incineration and autoclaving for the treatment of regulated medical waste, could have a material adverse effect on the Company's business, financial condition and results of operations. The level of future enforcement of existing and new laws and regulations, the scope of future laws and regulations and the impact of technological changes on existing or future laws and regulations cannot be predicted. The level of enforcement in each jurisdiction is subject to changing political and budgetary pressures. A significant reduction in government enforcement in one or more jurisdictions could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON PATENTS AND PROPRIETARY INFORMATION

     The Company holds nine United States patents relating to the ETD treatment process and other aspects of processing regulated medical waste. The Company has filed or has been assigned counterpart patent applications in several foreign countries and has received patents in five of them. The Company also holds one United States patent for its reusable container, which is used under the trademark Steri-Tub(R). The Company believes that its patents are important to its prospects for success. There can be no assurance, however, that the Company's patent applications will issue as patents or that any issued patents will provide competitive advantages to the Company or will not be successfully challenged or circumvented by competitors or other third parties. In addition, there can be no assurance that the Company's regulated medical waste treatment processes do not infringe the patent or other proprietary rights of third parties. Litigation may be required to enforce the Company's patents, to defend the Company against claims of infringement by third parties, and to determine the enforceability, validity and scope of third parties' proprietary rights. Any such litigation could involve a substantial expense to the Company and require significant time and attention of the Company's management. The Company also could be required to participate in interference proceedings declared by the U.S. Patent and Trademark Office to determine the priority of inventions, which also could involve a substantial expense. A determination adverse to the Company in any such litigation or interference proceedings could result in a substantial liability to the Company or prevent the Company from continuing to use its regulated medical waste treatment processes. In the former event, the liability could have a material adverse effect on the Company's business, financial condition and results of operations. In the latter event, the Company could seek a license from the third party or attempt to redesign its regulated medical waste treatment processes to avoid infringement. The Company's failure to obtain such a license on terms acceptable to the Company, or its failure to redesign its processes to avoid infringement, similarly could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Patents and Proprietary Rights."

     In addition to patent protection, the Company seeks to protect its proprietary information through confidentiality agreements with its employees, consultants and collaborators. There can be no assurance that such agreements will not be breached, that the Company will have adequate remedies for any such breach or that the Company's proprietary information will not otherwise become known to or be independently developed by the Company's competitors. See "Business -- Patents and Proprietary Rights."

     The Company holds federal registrations of the trademarks Steri-Fuel(R), Steri-Plastic(R), Steri-Tub(R) and Steri-Cement(R), the service mark Stericycle(R) and a service mark consisting of a graphic that the Company uses in association with its name and services in the United States. There can be no assurance that the registered or unregistered trademarks or service marks of the Company will not infringe upon the rights of third parties. The requirement to change any trademark, service mark or trade name of the Company could result in the loss of any goodwill associated with that trademark, service mark or trade name, could entail significant expense and could have a material adverse effect on the Company's business, financial condition and results of operation. See "Business -- Patents and Proprietary Rights."

POTENTIAL RISK OF LIABILITY AND POTENTIAL UNAVAILABILITY OF INSURANCE

     The regulated medical waste management industry involves potentially significant risks of statutory, contractual, tort and common law liability. The Company's failure to comply with applicable laws and regulations or to manage regulated medical waste or its byproducts in an environmentally safe manner could result in environmental contamination, personal injury and property damage. The Company maintains pollution liability, general liability and workers' compensation insurance which the Company considers adequate to protect its business and employees. An uninsured or partially insured claim against the Company, however, could have a material adverse effect on the Company's business, financial condition and results of operations.

     The federal Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA"), and similar state laws, impose strict, joint and several liability on current and former owners and operators of facilities from which releases of hazardous substances have occurred and on generators and transporters of the hazardous substances that come to be located at such facilities. Responsible parties may be liable for substantial site investigation and clean-up costs and natural resource damages, regardless of whether they exercised due care or complied with applicable laws and regulations. If the Company were found to be a responsible party for a particular site, it could be required to pay the entire cost of the site investigation and clean-up, even though other parties also may be liable. The Company's ability to obtain contribution from other responsible parties may be limited by the Company's inability to identify those parties and by their financial inability to contribute to investigation and clean-up costs. There can be no assurance that the Company will not face claims under CERCLA or similar state laws, or under other laws, resulting in a substantial liability for which the Company is unable to obtain contribution from other responsible parties and for which the Company is uninsured or only partially insured. The Company's pollution liability insurance excludes liabilities under CERCLA. The Company may experience difficulty in the future in obtaining adequate insurance coverage on acceptable terms. A successful claim against the Company for which it is uninsured or only partially insured, and for which it is unable to obtain contribution from other responsible parties, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Potential Liability and Insurance."

ALTERNATIVE TECHNOLOGIES; TECHNOLOGICAL OBSOLESCENCE

     The regulated medical waste management industry presents continuing opportunities for the development of alternative treatment and disposal technologies. These alternative technologies may emphasize operating cost efficiencies, reductions in the volume of regulated medical waste generated or other environmental factors. The development and commercialization of alternative treatment or disposal technologies that are more cost-effective than the Company's technologies or that reduce the volume of regulated medical waste generated or afford other environmental benefits could place the Company at a competitive disadvantage.

DEPENDENCE ON KEY PERSONNEL

     The Company is dependent upon a limited number of key management, technical and sales personnel. The Company's future success will depend, in part, upon its ability to attract and retain highly qualified personnel. The Company faces competition for such personnel from other companies and organizations, and there can be no assurance that the Company will be successful in hiring or retaining qualified personnel. The Company does not have written employment agreements with its officers providing for specific terms of employment, and officers and other key personnel could leave the Company's employ with little or no prior notice. The Company's loss of key personnel, especially if the loss is without advance notice, or the Company's inability to hire or retain key personnel, could have a material adverse effect on the Company's business, financial condition and results of operations. The Company does not carry any key man life insurance.

INTERNATIONAL OPERATIONS

     The Company plans to grow both domestically and internationally and has begun penetrating regulated medical waste management markets in foreign countries. The Company's international activities may include the export of ETD technology, associated know-how and ETD equipment. A number of risks are inherent in international operations. International operations may be limited or disrupted by the imposition of government controls, export license requirements, political or economic instability, trade restrictions, changes in tariffs, restrictions on repatriating profits, taxation, or difficulties in staffing and managing international operations. Foreign regulatory agencies often establish permit and compliance standards different from those in the United States, and an inability to obtain foreign regulatory approvals on a timely basis could have an adverse effect on the Company's international business and its financial condition and results of operations. In addition, the Company's business, financial condition and results of operations may be adversely affected by fluctuations in currency exchange rates as well as increases in duty rates for ETD equipment. There can be no assurance that the Company will be able to successfully operate in any foreign market. See "Business -- Growth Strategy" and "-- Marketing and Sales."

VOLATILITY OF STOCK PRICE

     The market price of the Common Stock could be adversely affected by fluctuations in the Company's operating results or the operating results of the Company's competitors, the failure of the Company's operating results to meet the expectations of research analysts and investors, delays in consummating acquisitions, changes in regulated medical waste management laws and regulations, actions by governmental authorities, developments in respect of patents or proprietary rights, changes in research analysts' recommendations regarding the Company or the regulated medical waste management industry generally, general market conditions, adverse publicity, or other events and factors. See "Price Range of Common Stock."

SHARES ELIGIBLE FOR FUTURE SALE

     Sales of substantial numbers of shares of Common Stock in the public market following this Offering could adversely affect the market price of the Common Stock.


     Upon completion of this Offering, the Company will have 14,241,603 shares of Common Stock outstanding (based upon shares outstanding as of September 30, 1998). Of these shares, approximately 11,535,496 shares, including the 3,500,000 shares offered hereby (or approximately 12,060,496 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act. The remaining 2,706,107 shares may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144. Approximately 2,585,736 of these shares will be eligible for sale under Rule 144 on the date of this Offering.


     The Company's executive officers and directors, who together hold 2,210,150 shares of Common Stock (all of which are eligible for sale under Rule 144 on the date of this Offering), have entered into lock-up agreements with the Managing Underwriters pursuant to which the holders have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, any of their shares of Common Stock, or any shares that they may acquire through the exercise of stock options or warrants, or to exercise any of their registration rights in respect of their shares of Common Stock, for a period of 90 days beginning on the date of this Offering without the prior written consent of Warburg Dillon Read LLC on behalf of the Managing Underwriters. See "Shares Eligible for Future Sale" and "Underwriting."

     As of September 30, 1998, options to purchase a total of 986,746 shares of Common Stock were outstanding under the Company's stock option plans, of which options for a total of 377,175 shares were then exercisable. Of the total options exercisable, options for 286,809 shares were held by executive officers and directors subject to the lock-up agreements described above.

     As of September 30, 1998, there were outstanding warrants to purchase 286,619 shares of Common Stock, all of which were then exercisable. Holders of warrants to purchase 178,794 shares of Common Stock are subject to the lock-up agreements described above.

     After completion of this Offering, the Company may issue unregistered shares of Common Stock as full or partial consideration for future business acquisitions and may grant registration rights to the holders of such shares. See "Business -- Growth Strategy -- Pursue Selected Acquisitions."

ABSENCE OF DIVIDENDS

     The Company has never paid any cash dividends on its Common Stock and does not anticipate paying cash dividends in the foreseeable future. See "Dividend Policy."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale of the shares of Common Stock offered hereby are estimated to be approximately $57.0 million ($65.7 million if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $17.50 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company.


     The Company's outstanding indebtedness under its credit facility with LaSalle National Bank is required to be repaid from the net proceeds of this Offering. As of December 31, 1998, the Company's indebtedness under its credit facility was approximately $16,389,000. The Company's indebtedness was incurred in connection with (i) the repayment of the lender under the Company's previous credit facility, (ii) the Company's purchase of the outstanding common stock of Waste Systems, Inc. ("WSI"), (iii) the Company's purchase of the junior secured indebtedness and approximately 94% of the outstanding common stock of Med-Tech Environmental Limited ("Med-Tech") and (iv) a loan to WSI to fund a loan by it to its majority-owned subsidiary, 3CI Complete Compliance Corporation ("3CI").

     The Company's credit facility provides for a five-year $5,000,000 revolving line of credit for working capital purposes and a one-year $20,000,000 revolving line of credit for acquisition purposes. Upon the maturity of this latter line of credit, the outstanding balance, if any, will convert into a four-year term loan repayable in quarterly installments. If the principal amount of the term loan upon conversion is less than $15,000,000, however, a further one-year line of credit in the amount of the difference will be available for acquisition purposes, and upon the maturity of this further line of credit, the outstanding balance, if any, will convert into a three-year term loan repayable in quarterly installments. The credit facility is subject to certain limitations based on eligible accounts receivable and had a weighted average interest rate of 7.3% per annum at December 31, 1998.

     The Company's outstanding indebtedness under a subordinated loan agreement that the Company entered into in December 1998 to obtain short-term financing is required to be repaid from the net proceeds of this Offering. As of December 31, 1998, the Company's indebtedness under this loan agreement was approximately $2,750,000. The subordinated loans bear interest at 6.0% per annum and are due within 10 days after completion of the Offering. In connection with these loans, the Company issued warrants to the lenders to purchase, in the aggregate, 18,970 shares of Common Stock at $14.50 per share, 43,551 shares of Common Stock at $15.50 per share and 9,091 shares of Common Stock at $16.50 per share. See "Certain Transactions."

     The Company intends to use the remainder of the net proceeds of the Offering for potential future acquisitions of other regulated medical waste management businesses and for general corporate purposes, including working capital and capital expenditures. The Company is continuously evaluating possible acquisitions candidates as part of its growth strategy. The Company has signed letters of intent with three companies for the acquisition of their regulated medical waste management businesses and is in various stages of discussion with other companies. With the exception of these three letters of intent, the Company presently has no binding agreements or commitments to effect any mergers or acquisitions. Pending these uses, the Company intends to invest the net proceeds of the Offering in short-term, interest-bearing, investment grade securities. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."

                          PRICE RANGE OF COMMON STOCK

     Since August 23, 1996, the Company's Common Stock has traded on the Nasdaq National Market under the symbol "SRCL." The following table sets forth, for the periods indicated, the high and low bid prices of the Common Stock as reported on the Nasdaq National Market:

                                                                  PRICE RANGE OF
                                                                   COMMON STOCK
                                                                ------------------
                                                                 HIGH        LOW
                                                                 ----        ---
1996:
Third Quarter (1)...........................................    $10.63      $ 8.50
Fourth Quarter..............................................     11.25        7.00
1997:
First Quarter...............................................     11.38        8.00
Second Quarter..............................................      9.00        7.00
Third Quarter...............................................     10.25        7.63
Fourth Quarter..............................................     15.75        9.00
1998:
First Quarter...............................................     16.88       11.00
Second Quarter..............................................     17.25       10.75
Third Quarter...............................................     19.50       12.50
Fourth Quarter..............................................     21.25       12.63
1999:
First Quarter(2)............................................     18.00       16.50

-------------------------
(1) From August 23 through September 30, 1996.

(2) From January 1 through January 12, 1999.



     On January 12, 1999, the last reported sale price of the Common Stock on the Nasdaq National Market was $17.50 per share.

                                 CAPITALIZATION


     The following table sets forth, as of September 30, 1998, the capitalization of the Company and the capitalization of the Company as adjusted to give effect to the receipt and application by the Company of the estimated net proceeds from the sale of the 3,500,000 shares of Common Stock offered by the Company hereby (at an assumed public offering price of $17.50 per share, and after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company).



                                                                    SEPTEMBER 30, 1998
                                                                --------------------------
                                                                 ACTUAL        AS ADJUSTED
                                                                 ------        -----------
                                                                      (IN THOUSANDS)
Short-term debt:
  Current portion of long-term debt.........................    $  6,281        $  2,156(1)
Long-term debt:
  Industrial development revenue bonds and other............       1,341           1,341
  Notes payable.............................................       1,905           1,905
                                                                --------        --------
     Total long-term debt...................................       3,246           3,246
Shareholders' equity:
  Common Stock, $.01 par value; 30,000,000 shares
     authorized; 10,741,603 shares issued and outstanding,
     14,241,603 shares issued and outstanding, as
     adjusted...............................................         107             142
  Additional paid-in capital................................      85,087         142,052
  Notes receivable for common stock purchases...............          (4)             (4)
  Accumulated deficit.......................................     (34,640)        (34,640)
                                                                --------        --------
     Total shareholders' equity.............................      50,550         107,550
                                                                --------        --------
       Total capitalization.................................    $ 60,077        $112,952
                                                                ========        ========


-------------------------
(1) Both the Company's credit facility with LaSalle National Bank and its subordinated loan agreement with certain lenders require the repayment of the Company's indebtedness upon completion of this Offering. See "Use of Proceeds." As of December 31, 1998, the Company's indebtedness under its credit facility was approximately $16,389,000, and its indebtedness under its subordinated loan agreement was approximately $2,750,000. No adjustment has been made to give effect to the repayment of this indebtedness, which was incurred after September 30, 1998, except for repayment of the Company's indebtedness under its prior credit facility, which was $4,125,000 as of September 30, 1998.

                                DIVIDEND POLICY

     The Company has never paid cash dividends on its capital stock. The Company currently expects that it will retain future earnings for use in the operation and expansion of its business and does not anticipate paying any cash dividends in the foreseeable future. The Company is prohibited from paying cash dividends under the terms of its revolving credit facility with LaSalle National Bank and is restricted from paying cash dividends under an agreement in connection with the industrial development revenue bonds issued to finance the Company's construction of its treatment facility at Woonsocket, Rhode Island. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following table sets forth selected consolidated financial data of the Company. The statements of operations data for the years ended December 31, 1995, 1996 and 1997 and the balance sheet data at December 31, 1996 and 1997 have been derived from the consolidated financial statements of the Company (the "Consolidated Financial Statements"), which are included elsewhere in this Prospectus and which have been audited by Ernst & Young LLP, independent auditors. The statements of operations data for the years ended December 31, 1993 and 1994 and the balance sheet data at December 31, 1993, 1994 and 1995 have been derived from the audited consolidated financial statements of the Company which are not included in this Prospectus. The statements of operations data for the nine months ended September 30, 1997 and 1998 and the balance sheet data at September 30, 1998 are derived from the unaudited condensed consolidated financial statements of the Company (the "Condensed Consolidated Financial Statements") included elsewhere in this Prospectus. The Condensed Consolidated Financial Statements include all adjustments, consisting of normal recurring adjustments, that the Company considers necessary for a fair presentation of the financial position and results of operations for that period. Operating results for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be expected for the entire year ending December 31, 1998.

                                                                                                            NINE MONTHS
                                                            YEAR ENDED DECEMBER 31,                     ENDED SEPTEMBER 30,
                                              ----------------------------------------------------    ------------------------
                                               1993        1994       1995       1996       1997       1997          1998
                                               ----        ----       ----       ----       ----       ----          ----
                                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA (1):
Revenues....................................  $ 9,141    $ 16,141    $21,339    $24,542    $46,166    $33,475       $44,759
Cost of revenues............................    9,137      13,922     17,478     19,423     34,109     25,113        30,492
Selling, general and administrative
  expenses..................................    5,988       7,927      8,137      7,556     10,671      7,725        10,151
                                              -------    --------    -------    -------    -------    -------       -------
Income (loss) from operations...............   (5,984)     (5,708)    (4,276)    (2,437)     1,386        637         4,116
Interest income (expense), net..............      (44)       (104)      (268)        48        190        192            66
Other income................................       --          --         --         --         --         --            20
                                              -------    --------    -------    -------    -------    -------       -------
Income (loss) before income taxes...........   (6,028)     (5,812)    (4,544)    (2,389)     1,576        829         4,202
Income tax expense..........................       --          --         --         --        146         18           781
                                              -------    --------    -------    -------    -------    -------       -------
Net income (loss)...........................   (6,028)     (5,812)    (4,544)    (2,389)     1,430        811         3,421
Less cumulative preferred dividends (2).....   (3,733)     (4,481)        --         --         --         --            --
                                              -------    --------    -------    -------    -------    -------       -------
Net income (loss) applicable to common
  stock.....................................  $(9,761)   $(10,293)   $(4,544)   $(2,389)   $ 1,430    $   811       $ 3,421
                                              =======    ========    =======    =======    =======    =======       =======
Diluted net income (loss) per common share
  (3).......................................  $(13.64)   $ (14.38)   $ (0.81)   $ (0.32)   $  0.13    $  0.08       $  0.30
                                              =======    ========    =======    =======    =======    =======       =======
Weighted average number of common shares and
  common stock equivalent shares
  outstanding...............................      716         716      5,582      7,471     10,766     10,480        11,234

                                                                 DECEMBER 31,
                                             -----------------------------------------------------               SEPTEMBER 30,
                                               1993        1994       1995       1996       1997                     1998
                                               ----        ----       ----       ----       ----                 -------------
                                                                              (IN THOUSANDS)
BALANCE SHEET DATA:

Cash, cash equivalents and short-term
  investments..............................  $  7,690    $  1,206    $   138    $17,749    $ 7,709                  $ 3,110
Total assets...............................    21,355      27,809     23,491     55,155     61,226                   68,183
Long-term debt, net of current
  maturities...............................     2,293       4,838      5,622      4,591      3,475                    3,246
Convertible, redeemable preferred stock
  (2)......................................    52,078      62,909         --         --         --                       --
Shareholders' equity (net capital
  deficiency)..............................  $(35,106)   $(45,363)   $12,574    $40,014    $45,026                  $50,550

-------------------------
(1) See "Business -- Growth Strategy -- Pursue Selected Acquisitions," Note 5 to the Consolidated Financial Statements and Note 3 to the Condensed Consolidated Financial Statements for information concerning the Company's acquisitions during the five years and the three years ended December 31, 1997 and the nine months ended September 30, 1998. The comparability of the information for the periods presented has been affected by these acquisitions.

(2) In August 1995 and in conjunction with a recapitalization of the Company, the liquidation preference on the Company's preferred stock was eliminated and the Company's preferred stock was reclassified as common stock. See Note 8 to the Consolidated Financial Statements.

(3) The Company adopted Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"), during the fourth quarter of 1997. FAS 128 replaced the calculation of primary and fully diluted net income (loss) per common share with basic and diluted net income (loss) per common share. Net income (loss) per common share amounts have been restated where appropriate. See Note 2 to the Consolidated Financial Statements.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

     The following discussion of the financial condition and results of operations of the Company should be read in conjunction with the Company's Consolidated Financial Statements, Condensed Consolidated Financial Statements and the related Notes included elsewhere in this Prospectus.

BACKGROUND

     The Company was incorporated in March 1989. The Company provides regulated medical waste collection, transportation, treatment, disposal, reduction, re-use and recycling services to its customers, together with related training and education programs and consulting services. The Company also sells ancillary supplies and transports pharmaceuticals, photographic chemicals, lead foil and amalgam for recycling in selected geographic service areas. The Company is also expanding into international markets through joint ventures or by licensing its proprietary technology and selling associated equipment.

     The Company's revenues have increased from $1,563,000 in 1991 to $46,166,000 in 1997 and to $57,450,000 for the 12 months ended September 30, 1998. The Company derives its revenues from services to two principal types of customers: (i) long-term and sub-acute care facilities, outpatient clinics, medical and dental offices, biomedical companies, municipal entities and other smaller-quantity generators of regulated medical waste ("Alternate Care" generators); and (ii) hospitals, blood banks, pharmaceutical manufacturers and other larger-quantity generators of regulated medical waste ("Large Quantity" generators). Substantially all of the Company's services are provided pursuant to customer contracts specifying either scheduled or on-call regulated medical waste management services, or both. Contracts with Alternate Care generators generally provide for annual price increases and have an automatic renewal provision unless the customer notifies the Company prior to completion of the contract. Contracts with hospitals and other Large Quantity generators, which may run for more than one year, typically include price escalator provisions which allow for price increases generally tied to an inflation index or set at a fixed percentage. As of September 30, 1998, the Company served over 50,000 customers.

     The Company currently expenses as incurred all permitting, design and start-up costs associated with its facilities. The Company elects to expense rather than to capitalize the costs of obtaining permits and approvals for each proposed facility regardless of whether the Company is ultimately successful in obtaining the desired permits and approvals and developing the facility. The Company currently recognizes as a current expense all legal fees and other costs related to obtaining and maintaining permits and approvals. In addition, the Company currently expenses all costs related to research and development as incurred.

NINE MONTHS ENDED SEPTEMBER 30, 1998 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1997

     Revenues. Revenues increased $11,284,000, or 33.7%, to $44,759,000 during the nine months ended September 30, 1998 from $33,475,000 during the comparable period in 1997 as the Company continued to focus on sales to higher-margin Alternate Care generators while simultaneously paring certain lower-margin accounts with Large Quantity generators. The increase also reflects $3,802,000 in revenues from the sale of equipment to a Brazilian company, Companhia Auxiliar de Viacao e Obra ("CAVO"), and to a Mexican joint venture, Medam S.A. de C.V. ("Medam"), that the Company and others formed for the collection, treatment and disposal of regulated medical waste in the Mexico City metropolitan market utilizing the Company's ETD treatment technology. During the nine months ended September 30, 1998, acquisitions contributed approximately $6,456,000 to the increase in revenues when compared to the same period in 1997.

     Cost of revenues. Cost of revenues increased $5,379,000, or 21.4%, to $30,492,000 during the nine months ended September 30, 1998, from $25,113,000 during the comparable period in 1997. The increase was primarily due to the substantial increase in revenues during 1998 compared to 1997 and to the cost of equipment supplied to CAVO and Medam. The gross margin percentage increased to 31.9% during the nine months ended September 30, 1998, from 25.0% during the comparable period in 1997 as a result of the further integration of new acquisitions into the Company's existing infrastructure, lower costs relating to the changing mix of Alternate Care and Large Quantity generators, increased utilization of existing treatment capacity and the sale of equipment to CAVO.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $10,151,000 during the nine months ended September 30, 1998, from $7,725,000 during the comparable period in 1997, due to the Company's continued progress in strengthening its sales and administrative organizations and to the increase in the amortization of goodwill associated with acquisitions. Selling, general and administrative expenses as a percentage of revenues decreased to 22.7% during the nine months ended September 30, 1998 from 23.1% during the comparable period in 1997.

     Interest expense and interest income. Interest expense decreased to $242,000 during the nine months ended September 30, 1998, from $336,000 during the comparable period in 1997, primarily due to the repayment of certain debt issued in connection with one of the Company's acquisitions offset by borrowings on the Company's revolving line of credit. Interest income also decreased to $308,000 during the nine months ended September 30, 1998, from $528,000 during the comparable period in 1997, primarily due to lower cash balances as a result of acquisitions and the repayment of debt.

     Income tax expense. The estimated effective tax rate of approximately 18.6% for the nine months ended September 30, 1998 reflects federal taxable income expected in excess of Internal Revenue Code Section 382 limitations on the annual utilization of the Company's net operating loss carryforwards and state income taxes in states where the Company has no offsetting net operating losses.

YEAR ENDED DECEMBER 31, 1997 COMPARED TO YEAR ENDED DECEMBER 31, 1996

     Revenues. Revenues increased $21,624,000, or 88.1%, to $46,166,000 during the year ended December 31, 1997 from $24,542,000 during the year ended December 31, 1996 as the Company continued to implement its strategy of focusing on higher-margin Alternate Care generators while simultaneously paring certain higher-revenue but lower-margin accounts with Large Quantity generators. This increase also reflects the inclusion of a full year's revenues from the acquisition of a major portion of the regulated medical waste business of Waste Management, Inc. ("WMI"), which was completed in December 1996, eight months of revenues from the Environmental Control Co., Inc. ("ECCO") acquisition completed in May 1997, and partial years' revenues from various other smaller acquisitions. For the year, internal sales growth for Alternate Care generators was 13.0%, while sales to Large Quantity generators decreased by 4.0%. Incremental revenues during 1997 attributable to acquisitions completed in 1997 and late 1996 were $20,975,000. Excluding these incremental revenues from acquisitions, revenues increased from $24,542,000 in 1996 to $25,191,000 in 1997, or 2.6%.

     Cost of revenues. Cost of revenues increased $14,686,000, or 75.6%, to $34,109,000 during the year ended December 31, 1997 from $19,423,000 during the year ended December 31, 1996. The principal reasons for the increase were higher transportation, treatment and disposal costs as a result of the higher volume attributable to the Company's acquisitions and integration expenses related to the Company's expansion into new geographic service areas. The gross margin percentage increased to 26.1% during 1997 from 20.9% during 1996, due to the continuing shift to Alternate Care customers and increased utilization of the Company's treatment capacity.

     Selling, general and administrative expenses. Selling, general and administrative expenses increased to $10,671,000 during the year ended December 31, 1997 from $7,556,000 during the year ended December 31, 1996. The increase was largely the result of increases in selling and marketing expenses as a result of the Company's acquisitions and expansion of the sales network, and increased administrative costs related to the higher volume. Selling, general and administrative expenses as a percentage of revenues decreased to 23.1% during 1997 from 30.8% during 1996 due to improved leverage of the administrative structure versus the sales growth.

     Interest expense and interest income. Interest expense increased to $428,000 during the year ended December 31, 1997 from $373,000 during the year ended December 31, 1996. This increase was primarily attributable to higher indebtedness related to the WMI and ECCO acquisitions. Interest income increased to

$618,000 during 1997 from $421,000 during 1996 due to interest earned on the invested cash proceeds from the Company's initial public offering ("IPO") in August 1996.

     Income Tax Expense. The effective tax rate of 9.3% for the year ended December 31, 1997 reflects the utilization of the Company's net operating losses for income tax purposes, offset by alternative minimum tax and state income taxes in states where the Company has no offsetting net operating losses. The Company did not pay any income taxes during the year ended December 31, 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

     Revenues. Revenues increased $3,203,000, or 15.0%, to $24,542,000 during the year ended December 31, 1996 from $21,339,000 during the year ended December 31, 1995 as the Company continued to implement its strategy of focusing on higher-margin Alternate Care generators while simultaneously paring certain higher-revenue but lower-margin accounts with Large Quantity generators. This increase also reflects the inclusion of a full year's revenues from the Safetech Health Care, Inc. ("Safetech") acquisition, which was completed in June 1995, eleven months of revenues from the WMI Medical Services of New England, Inc. ("WMI-NE") acquisition, which was completed in January 1996, and eight months of revenues from the Doctors Environmental Control, Inc. ("DEC") and Sharps Incinerator of Fort, Inc. ("Sharps") acquisitions, both of which were completed in May 1996, and the inclusion of revenues for the last 10 days of 1996 resulting from the Company's purchase in December 1996 of a major portion of WMI's regulated medical waste business. The increase in revenues was partially offset by a decline in revenues attributable to a lack of any miscellaneous product sales during 1996 and the sale in April 1995 of certain unprofitable customer accounts and related assets obtained through acquisitions. Incremental revenues during 1996 attributable to acquisitions completed in 1995 and 1996 were $2,332,000. Excluding these incremental revenues from acquisitions, revenues increased from $21,339,000 in 1995 to $22,210,000 in 1996, or 4.1%.

     Cost of revenues. Cost of revenues increased $1,945,000, or 11.1%, to $19,423,000 during the year ended December 31, 1996 from $17,478,000 during the year ended December 31, 1995. The principal reasons for the increase were higher transportation, treatment and disposal costs as a result of the Safetech, WMI-NE, DEC, Sharps and WMI acquisitions and start-up expenses related to the Company's expansion into new geographic service areas. The gross margin percentage increased to 20.9% during 1996 from 18.1% during 1995, due to the continued increase in Alternate Care customers and increased utilization of the Company's treatment capacity.

     Selling, general and administrative expenses. Selling, general and administrative expenses decreased to $7,556,000 during the year ended December 31, 1996 from $8,137,000 during the year ended December 31, 1995. This decrease was primarily attributable to a reduction in expenditures to develop treated medical waste as an alternate fuel for the production of cement and to savings from the integration into the Company's operations of the Safe Way Disposal Systems, Inc. ("Safe Way") acquisition in 1994. These savings resulted from the elimination of redundant employee and staff positions and the reallocation of resources to Alternate Care generators. In addition, corporate costs and permitting expenses were at lower levels during 1996 than they were during 1995. Selling, general and administrative expenses as a percentage of revenues decreased to 30.8% during 1996 from 38.1% during 1995.

     Interest expense and interest income. Interest expense increased to $373,000 during the year ended December 31, 1996 from $277,000 during the year ended December 31, 1995. This increase was primarily attributable to higher indebtedness under the Company's revolving credit facility and interest expense on notes issued for acquisitions. Interest income increased to $421,000 during 1996 from $9,000 during 1995 due to interest earned on the invested cash proceeds from the Company's IPO in August 1996.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has been financed principally through the sale of stock to investors. Prior to the Company's IPO, purchasers of stock invested more than $50,137,000 in capital which was used to fund research and development, acquisitions, capital expenditures, operating losses and working capital requirements. The Company's IPO in August 1996 raised $31,050,000, excluding offering costs, which has been used primarily to fund acquisitions and for general working capital. The Company has also been able to secure plant and equipment leasing or financing in connection with some of its facilities. These debt facilities are secured by security interests in the financed assets. In addition, as of September 30, 1998, the Company had available a $7,500,000 revolving line of credit secured by the Company's accounts receivable and all of its other assets, and at September 30, 1998, the Company had borrowed $4,125,000 under this line of credit.

     In October 1998, the Company established a new $25,000,000 credit facility at a different bank, replacing its existing line of credit. As amended, the Company's new credit facility provides for a five-year $5,000,000 revolving line of credit for working capital purposes and a one-year $20,000,000 revolving line of credit for acquisition purposes. Upon the maturity of this latter line of credit, the outstanding balance, if any, will convert into a four-year term loan repayable in 16 equal quarterly payments of principal. If the principal amount of the term loan upon conversion is less than $15,000,000, however, a further one-year line credit in the amount of the difference will be available for acquisition purposes, and upon the maturity of this further line of credit, the outstanding balance, if any, will convert into a three-year term loan repayable in 12 equal quarterly payments of principal. The Company's borrowings bear interest at either the bank's prime rate, plus 0.25%, or an adjusted LIBOR rate, as elected by the Company at the time of each borrowing. Interest is payable quarterly (or at the end of the interest period, if the Company selects an interest period of less than three months in the case of a borrowing bearing interest at the adjusted LIBOR rate). As security for the Company's borrowings, the Company granted the bank a security interest in all of the Company's tangible and intangible assets and pledged all of the capital stock of its subsidiaries, and the Company's subsidiaries granted the bank a security interest in all of their respective assets.

     The Company's other financial obligations include industrial development revenue bonds issued on behalf of and guaranteed by the Company to finance its Woonsocket, Rhode Island treatment facility and equipment. These bonds, which had an outstanding aggregate balance of $1,127,000 as of September 30, 1998 at fixed interest rates ranging from 6.000% to 7.375%, are due in various amounts through June 2017. In addition, the Company has issued various promissory notes in connection with acquisitions during 1996, 1997 and 1998, consisting primarily of a 10-year note for $2,300,000 as part of the ECCO acquisition and a $1,797,000 note due (and paid) in December 1998 as part of the WMI acquisition.

     At September 30, 1998, the Company's working capital was $3,298,000. At December 31, 1997, the Company's working capital was $7,214,000 compared to $14,617,000 and $439,000 at December 31, 1996 and 1995, respectively. The decrease in working capital at September 30, 1998 compared to December 31, 1997 was primarily due to lower cash balances and higher current liabilities as a result of the debt issued in connection with certain acquisitions partially offset by higher receivables and other current assets. The decrease at December 31, 1997 compared to 1996 was primarily due to lower balances of cash, cash equivalents and short-term investments, which decreased by $10,040,000 to finance acquisitions partially offset by other working capital growth. The increase in working capital in 1996 compared to 1995 was due to higher cash balances shortly after the Company's IPO offset by an increase in debt as a result of the WMI acquisition in December 1996.

     Net cash provided by operating activities was $1,346,000 during the nine months ended September 30, 1998 compared to $536,000 for the comparable period in 1997. This increase primarily reflects an increase in the Company's profitability offset by an increase in other assets and a decrease in accrued liabilities. Cash used in operations was $100,000 during the year ended December 31, 1997, compared to cash provided by operations of $57,000 during the year ended December 31, 1996 and cash used in operations of $871,000 during the year ended December 31, 1995. The change primarily reflects the Company's profitability in 1997 offset by a higher working capital investment in receivables.

     Net cash used in investing activities for the nine months ended September 30, 1998 was $8,955,000 compared to $3,364,000 for the comparable period in 1997. This increase primarily reflects an increase in cash used for acquisitions and capital expenditures and to the maturity in 1997 of temporary investments of the net proceeds of the Company's IPO. Capital expenditures were $1,825,000 for the nine months ended September 30, 1998 compared to $1,124,000 for the comparable period in 1997. The increase in capital spending is a result of continued improvements to the Company's existing treatment facilities. Payments for acquisitions accounted for $7,130,000 of the cash used in investing activities in the first nine months of 1998. Net cash used in investing activities was $3,323,000 during the year ended December 31, 1997 compared to $13,310,000 during the year ended December 31, 1996. The decrease in 1997 was the result of a $5,552,000 payment for the acquisition of ECCO as well as several smaller acquisitions and joint ventures, offset by net proceeds from short-term investments of $3,464,000 in 1997 versus purchases of $5,799,000 in short-term investments in 1996. Capital expenditures for the year ended December 31, 1997 were $1,235,000, primarily for improvements to existing facilities, containers and transportation equipment. Capital expenditures were $995,000 in 1996 and $726,000 in 1995. The Company may decide to build additional treatment facilities as volumes increase in the Company's current geographic service areas or as the Company enters new areas. The Company also may elect to increase the capacity of its existing treatment facilities, which would require additional capital expenditures. In addition, capital requirements for transportation equipment will continue to increase as the Company grows. The amount and level of these expenditures cannot be determined currently as they will depend upon the nature and extent of the Company's growth and acquisition opportunities. The Company believes that its cash, cash equivalents, short-term investments, bank credit facility, cash from operations and proceeds from this Offering will fund its capital requirements through 1999.

     Net cash provided by financing activities was $3,010,000 during the nine months ended September 30, 1998 compared to net cash used in financing activities of $1,141,000 during the comparable period in 1997. The difference between the two periods results primarily from additional borrowings to finance acquisitions during the first nine months of 1998. Net cash used in financing activities was $3,153,000 during the year ended December 31, 1997 compared to net cash provided by financing activities of $25,065,000 during the year ended December 31, 1996. The change was the result of $28,535,000 of proceeds received in 1996 primarily from the Company's IPO and repayments in 1997 of $2,905,000 of long-term debt relating primarily to a note issued in connection with the December 1996 WMI acquisition.

     In 1997, cash and cash equivalents decreased by $6,576,000 primarily due to investment and acquisition activities of $3,323,000 and repayments of notes and leases of $3,153,000.

     As a consequence of the Offering, together with other changes in stock ownership, it is expected that the Company's annual utilization of net operating loss carryforwards permitted by Internal Revenue Code Section 382 will be limited and that, as a result, the Company's effective tax rate will increase.

YEAR 2000 ISSUES

     The Company has developed a plan to modify its information systems in anticipation of the year 2000. The Company currently expects that this plan will be substantially implemented by June 1999 at a cost not to exceed $100,000. In light of the Company's progress to date and the fact that the Company's business is not significantly affected by the software employed by its vendors and customers, the Company does not anticipate that the year 2000 will present any material problems in respect of the Company's key products and services.

     The Company's plan for the year 2000 comprises both remediating the Company's existing hardware and software and upgrading the Company's business information systems generally. The Company initiated the upgrading process in 1998 in order to respond to the growth in size of the Company's business and the inefficiencies caused by disparate hardware and software. Undertaken for reasons unrelated to year 2000 issues, the Company's upgrading of its business information systems has the benefit of enabling the Company to become year 2000 compliant in the course of the upgrade.

     The Company has conducted an extensive review of potential year 2000 issues. The Company's assessment of its treatment facilities and equipment concluded that there was no risk that the Company would be unable to treat regulated medical waste as a result of year 2000 issues. The new software that the Company adopted in 1998 for accounting and related purposes is already year 2000 compliant. The Company's other software and computer hardware are currently being tested, and upgrades or appropriate adjustments have been or will be made in accordance with the Company's upgrade plans or as required. The Company is also in the process of reviewing the year 2000 compliance status of its significant vendors.

     The Company believes that it has an effective plan in place to resolve year 2000 issues in a timely manner. As of January 1999, and in the event that the Company were unable to complete the remaining phases of its year 2000 plan, the Company believes that, as a result of year 2000 issues solely affecting the Company, the principal effect on the Company would be an inability to invoice a portion of its customers for the Company's services.

     The Company is also developing contingency plans to take into account any inability of the Company itself and others to become fully year 2000 compliant in time. These plans involve, among other actions, implementing manual systems, increasing inventories of parts and supplies and adjusting staffing strategies.

                                    BUSINESS

INTRODUCTION

     Stericycle is the second largest provider of regulated medical waste management services in the United States, providing regulated medical waste collection, transportation, treatment and disposal services to over 77,000 customers in 40 states, the District of Columbia and four Canadian provinces. Combining proprietary treatment technology with a health care orientation in both the scope of its services and the experience of its management, the Company believes that it is in a unique position to manage regulated medical waste in a safe and cost-effective manner and to capitalize on the current consolidation trend in the regulated medical waste management industry. Since 1991, the Company has completed 29 acquisitions, of which 21 were completed since the Company's initial public offering in August 1996. These acquisitions, combined with growth from its existing operations, have increased the Company's revenues from $1.6 million in 1991 to $46.2 million in 1997 and to $57.5 million for the 12 months ended September 30, 1998.

     The Company's integrated services include regulated medical waste collection, transportation, treatment, disposal, reduction, re-use and recycling services, together with related training and education programs, consulting services and product sales. The Company has historically operated in seven geographic service areas: (i) California, Nevada and Arizona; (ii) Oregon, Washington, Idaho and British Columbia; (iii) Illinois, Indiana, Minnesota and Wisconsin; (iv) Ohio, Michigan, Kentucky and Tennessee; (v) Texas and New Mexico; (vi) Connecticut, Massachusetts, Maine, New Hampshire, Rhode Island and Vermont; and (vii) Alabama, Delaware, Georgia, Maryland, New Jersey, New York, North Carolina, Pennsylvania, South Carolina, Virginia, West Virginia and the District of Columbia. The Company's subsidiary, Med-Tech Environmental Limited ("Med-Tech"), operates in the Canadian provinces of Quebec, Ontario, Alberta and British Columbia, as well as the northeast United States. The Company's majority-owned subsidiary, 3CI Complete Compliance Corporation ("3CI"), operates in Alabama, Arkansas, Georgia, Florida, Missouri, Kansas, Louisiana, Mississippi, Oklahoma, Tennessee and Texas. The Company markets its services to two principal types of customers: (i) long-term and sub-acute care facilities, outpatient clinics, medical and dental offices, biomedical companies, municipal entities and other smaller-quantity generators of regulated medical waste ("Alternate Care" generators); and (ii) hospitals, blood banks, pharmaceutical manufacturers and other larger-quantity generators of regulated medical waste ("Large Quantity" generators). The Company's revenues for 1997 were divided approximately equally between Alternate Care and Large Quantity generators, but the Company anticipates that a greater proportion of its future revenues will be derived from Alternate Care generators as the Company continues to focus its marketing efforts on the rapidly growing, higher-margin Alternate Care market.

     Regulated medical waste is generally described as any waste that can cause an infectious disease or that can reasonably be suspected of harboring human pathogenic organisms. Regulated medical waste includes single-use disposable items such as needles, syringes, gloves and laboratory, surgical and emergency room and other supplies which have been in contact with blood or bodily fluids; cultures and stocks of infectious agents; and blood and blood products. An independent study published in 1997 estimated that the size of the regulated medical waste management market in the United States in 1999 would be more than $1.3 billion.

     The Company believes that its regulated medical waste management system using its proprietary Electro-Thermal-Deactivation ("ETD") treatment process is the only commercially-proven system that: (i) kills human pathogens in regulated medical waste without generating liquid effluents or regulated air emissions;
(ii) affords certain operating cost advantages over the principal competing treatment methods; (iii) reduces the volume of regulated medical waste by up to 85%; (iv) renders regulated medical waste unrecognizable; (v) permits the recovery and recycling of usable plastics from regulated medical waste; and (vi) enables the remaining regulated medical waste to be safely landfilled or used as an alternative fuel in energy production.

TRENDS IN THE HEALTH CARE AND MEDICAL WASTE INDUSTRIES

     The Company believes that its business has grown and will continue to grow as a consequence of certain trends in the health care and regulated medical waste industries.

     Increased Awareness of Regulated Medical Waste

     The handling and disposal of the large quantities of regulated medical waste generated by the health care industry has attracted increased public awareness and regulatory attention. The proper management of potentially infectious medical waste gained national attention in 1988 when disposable syringes and other medical waste washed ashore on New Jersey and New York coastlines.

     These events raised concerns about the potential transmission of hepatitis B, HIV and other infectious diseases. The Medical Waste Tracking Act of 1988 ("MWTA") was enacted in response to this problem and established a multi-year demonstration program for the proper tracking and treatment of medical waste. Many states have enacted legislation modeled on MWTA's requirements.

     In addition, the Occupational Safety and Health Administration ("OSHA") has issued regulations concerning employee exposure to bloodborne pathogens and other potentially infectious material that require, among other things, special procedures for the handling and disposal of regulated medical waste and annual training of all personnel who are potentially exposed to blood and other bodily fluids. The Company believes that the scope of these regulations will help to expand the market for the Company's services beyond traditional providers of health care.

     As a consequence of these legislative and regulatory initiatives, the Company believes that health care providers and other generators of regulated medical waste continue to be concerned about the handling, treatment and disposal of regulated medical waste. These concerns are reflected by their desire to: (i) reduce on-site handling of regulated medical waste in order to minimize employee contact; (ii) assure safe transportation of regulated medical waste to treatment sites; (iii) assure destruction of potentially infectious human pathogens; (iv) render the treated regulated medical waste non-recognizable in order to reduce liability and to increase disposal options; and (v) minimize the impact of the treatment process on the environment and the volume of solid waste deposited in landfills.

     Growing Importance of Alternate Care Generators

     The Company believes that in response to managed care and other health care cost-containment pressures, patient care continues increasingly to shift from higher-cost acute-care settings to less expensive off-site treatment alternatives. Many common diseases and conditions are now being treated in alternate-site settings. According to a report published by the U.S. Health Care Financing Administration, total alternate-site health care expenditures in the United States increased from approximately $6 billion in 1985 to approximately $28 billion in 1996. The Company believes that alternate-site health care expenditures will continue to grow in response to governmental and private cost-containment initiatives.

     Alternate Care generators are an increasingly important source of revenues in the regulated medical waste industry. An independent report estimated that in 1990 (the most recent year for which the Company has information from published sources) approximately 23% (by weight) of regulated medical waste was produced by Alternate Care generators. The Company believes on the basis of its experience both that this percentage has increased significantly and that Alternate Care generators account for a greater percentage of regulated medical waste treatment revenues than the percentage of regulated medical waste volume that they generate. Individual Alternate Care generators typically do not produce a sufficient volume of regulated medical waste to justify substantial capital expenditures on their own waste treatment facilities or the expense of hiring regulatory compliance personnel. The Company believes that Alternate Care generators are accordingly extremely service-sensitive, relying on their regulated medical waste management provider for timely waste removal, creative solutions for safer regulated medical waste handling, establishment of regulated medical waste management protocols, education on regulated medical waste reduction techniques and assistance with compliance and recordkeeping. The Company believes that growth in the number of Alternate Care generators will generate growth in the overall regulated medical waste management market and will continue to provide growth opportunities for the Company.

     Shift from On-Site Incineration to Off-Site Treatment

     The Company believes that during the past five years, government clean air regulations have increased both the capital costs required to bring many existing incinerators into compliance with such regulations and the operating costs of continued compliance. As a result, many hospitals have shut down their incinerators. This trend is expected to accelerate in response to regulations which the U.S. Environmental Protection Agency ("EPA") adopted in September 1997 limiting the discharge into the atmosphere of pollutants released by medical waste incineration. The EPA estimates that of the approximately 1,100 small, 690 medium and 460 large medical waste incinerators in operation in May 1996, approximately 93-100% of the small incinerators, 60-95% of the medium incinerators and up to 35% of the large incinerators will be closed. The Company believes that these closures will occur over a period of several years and expects to benefit from this anticipated movement by hospitals to outsource regulated medical waste disposal rather than incur the cost of installing the air pollution control systems necessary to comply with the EPA's regulations.

     Industry Consolidation

     Although the regulated medical waste management industry remains fragmented, the number of competitors is rapidly decreasing as a result of industry consolidation. National attention on regulated medical waste in the late 1980s led to rapid growth in the industry and a highly-fragmented competitive structure. Entrants into the industry included several large municipal waste companies and many independent haulers and incinerator operators. Since 1990, however, government clean air regulations and public concern about the environment have increased the costs and public opposition to both on- and off-site regulated medical waste incineration. As a result, the Company believes that independent haulers and incinerator operators have encountered increasing difficulty competing with integrated companies like the Company, which typically have their own low-cost treatment plants located within the geographic areas that they serve. The Company believes that many of these independent haulers are withdrawing from the regulated medical waste industry. As a result of industry consolidation, the Company believes that it has increasing opportunities to acquire medical waste management businesses.

     Health Care Cost and Liability Containment Initiatives

     The health care industry continues to be under pressure to reduce costs and improve efficiency. In part, this has been accomplished through the outsourcing of certain services, including regulated medical waste management. The Company believes that its regulated medical waste management services facilitate cost containment by health care providers by reducing their medical waste tracking, handling and compliance costs, reducing their potential liability related to employee exposure to bloodborne pathogens and other potentially infectious material, and significantly reducing the amount of capital invested in on-site treatment of regulated medical waste.

GROWTH STRATEGY

     The Company plans to increase its revenue and profitability through improved penetration of existing geographic service areas, expansion into new areas and selected acquisitions.

     Increase Customer Density In Existing Service Areas

     The Company continues to implement a number of programs to increase customer density, including targeted telemarketing and direct sales efforts and alliances with entities that provide access to new customers within existing geographic service areas. Due to the high fixed costs associated with the collection and treatment of regulated medical waste, significant economies of scale result from increased customer density in existing service areas, and accordingly, the Company's telemarketing and direct sales efforts target securing new customer agreements within its existing service areas. The Company markets to both Large Quantity and Alternate Care generators, focusing on Alternate Care generators. The Company also reviews potential marketing alliances with various hospitals, health maintenance organizations, medical suppliers and others as a way to access primarily Alternate Care customers.

     Expand Geographically

     The Company estimates that its existing transportation and treatment system enables it to serve effectively an area encompassing approximately half of the U.S. population. In order to expand its geographic coverage, the Company plans, among other things, to develop additional transfer stations, acquire independent haulers and integrated competitors, expand its telemarketing and direct sales efforts and, where appropriate, construct new treatment facilities.

     The Company plans to continue to expand its "hub and spoke" transportation strategy by acquiring or developing additional transfer stations. Channeling waste through additional transfer stations allows the Company to maximize the utilization of existing treatment facilities. Selective development of transfer stations would enable the Company to serve effectively an area encompassing approximately 60-70% of the U.S. population. The Company believes that expanded telemarketing and direct sales efforts will help develop new geographic service areas. As soon as contracts for managing a critical mass of regulated medical waste are obtained, the Company reviews whether the construction of additional treatment or transfer facilities is economically justified.

     The Company is also expanding beyond the United States and Canada. In 1996, the Company entered into an agreement with a Brazilian company to assist in exploring opportunities for the commercialization of the Company's medical waste management technology in certain territories in South America. This relationship was expanded in July 1998, when the Company entered into an agreement for an exclusive license to use the Company's ETD technology in Brazil and for the sale to the Brazilian company, Companhia Auxiliar de Viacao e Obras -- CAVO, of two fully-integrated ETD processing lines for use in treating medical waste in the Sao Paulo, Brazil metropolitan market. In February 1998, the Company announced the formation of a Mexican joint venture company, Medam S.A. de C.V. ("Medam"), to utilize the Company's ETD technology to treat medical and infectious waste primarily in the Mexico City market. Medam, which was formed with an established Mexican company and an American firm of international consulting engineers, has obtained the appropriate permits to construct and operate a treatment facility with a 150-ton per day capacity. This facility, which is the largest medical waste treatment facility permitted to date in Mexico, became operational in June 1998. There can be no assurance, however, that the Company will be successful in expanding profitably into foreign markets. See "Risk Factors -- International Operations."

     Pursue Selected Acquisitions

     The acquisition of other regulated medical waste management businesses, including both independent haulers and integrated competitors, is a key element of the Company's strategy to increase the number of customers in its current markets and to expand its operations geographically. Many of these potential acquisition candidates participate in both the solid waste industry as well as the regulated medical waste industry. The Company believes that its exclusive focus on, and leadership position in, the regulated medical waste industry, its successful expansion strategy and its customer-service focus make it an attractive buyer to sellers who are interested in participating in the growth potential inherent in an industry consolidation.

     Since the Company's initial public offering in August 1996, the Company has completed 21 acquisitions of other regulated medical waste management businesses. The Company's acquisitions have typically involved the purchase of selected assets consisting principally of customer lists and contracts, vehicles and related equipment and supplies.

                     ACQUISITIONS SINCE IPO IN AUGUST 1996

                            SELLER                         DATE                   MARKETS SERVED
                            ------                         ----                   --------------
            Med-Tech Environmental Limited             December 1998      Alberta, British Columbia,
                                                                          Ontario, Quebec, Connecticut,
                                                                          Maine, Massachusetts, New
                                                                          Hampshire, New York, Rhode
                                                                          Island and Vermont
            Mid-America Environmental, Inc.            December 1998      Indiana
            Waste Systems, Inc. (3CI)                  October 1998       Alabama, Arkansas, Florida,
                                                                          Georgia, Kansas, Louisiana,
                                                                          Mississippi, Missouri,
                                                                          Oklahoma, Tennessee and Texas
            Medical Compliance Services, Inc.          August 1998        New Mexico and Texas
            Regional Recycling, Inc.                   July 1998          New Jersey
            Allegro Carting and Recycling, Inc.        July 1998          New York
            Mediwaste Disposal Services LLC            June 1998          Texas
            Superior of Wisconsin, Inc.                June 1998          Wisconsin
            Controlled Medical Disposal, Inc.          June 1998          New Jersey
            Arizona Hazardous Waste Disposal           June 1998          Arizona
            Medisin, Inc.                              April 1998         Kentucky and Ohio
            Bridgeview, Inc.                           February 1998      Pennsylvania
            Browning-Ferris Industries, Inc.           December 1997      Arizona
            Phoenix Services, Inc.                     November 1997      Maryland
            Cal-Va, Inc.                               November 1997      Virginia and Washington, D.C.
            Envirotech Enterprises, Inc.               August 1997        Arizona
            Rumpke Container Service, Inc.             July 1997          Ohio
            Regional Carting, Inc.                     July 1997          New Jersey
            Waste Management, Inc.                     July 1997          Wisconsin
            Environmental Control Co., Inc.            May 1997           Connecticut, New Jersey and
                                                                          New York
            Waste Management, Inc.                     December 1996      Arizona, Colorado, Indiana,
                                                                          Kentucky, Maryland, North
                                                                          Carolina, Ohio, Pennsylvania,
                                                                          South Carolina, Tennessee,
                                                                          Utah, Washington and
                                                                          Washington, D.C.

     As shown in the preceding table, the Company acquired Med-Tech in December 1998. It purchased approximately 94% of Med-Tech's outstanding stock and approximately 56% of its outstanding warrants. Med-Tech, which is located in Toronto, Canada, provides medical waste management services in Canada and the northeastern United States. The Company paid a total of approximately $2,725,000 in cash and approximately 8,500 shares of the Company's Common Stock for the Med-Tech shares and warrants that it acquired. In October 1998, the Company had purchased Med-Tech's junior secured indebtedness of approximately $3,576,000, paying the face value of the acquired debt, in the form of $2,920,000 in cash and 36,940 shares of Common Stock, and replacing a letter of credit of approximately $1,641,000.

     In October 1998, the Company acquired all of the outstanding capital stock of Waste Systems, Inc. ("WSI"). The purchase price was (i) $10,000,000 in cash and (ii) the grant of certain exclusive negotiation and first refusal rights to the sellers in respect of the purchase, for installation and operation in the Federal

Republic of Germany, of medical waste treatment units incorporating the Company's proprietary ETD technology. WSI owns 52.2% of the common stock and all of the preferred stock of 3CI, which provides regulated medical waste management services in the southeastern United States. 3CI's common stock is traded on the Nasdaq SmallCap Market under the symbol "TCCC." WSI also owns a secured promissory note from 3CI which, as amended in December 1998, is payable to WSI in the principal amount of approximately $6,237,000 on or before September 30, 1999.

     The purchase price for the Company's 27 other acquisitions to date (including the eight acquisitions completed in the three years prior to its initial public offering) has been paid by a combination of cash, promissory notes, shares of the Company's Common Stock and assumption of liabilities (or, in one case, the forgiveness of indebtedness). The Company anticipates that its future acquisitions of other regulated medical waste management businesses will be made by the payment of cash, the issuance of debt or equity securities or a combination of these methods. The Company believes that its acquisition strategy is enhanced by the fact that the Company's Common Stock is publicly traded.

     The Company believes that its management team has substantial experience in evaluating potential acquisition candidates and determining whether a particular medical waste management business can be successfully integrated into the Company. In determining whether to proceed with a business acquisition, the Company evaluates a number of factors including: (i) the effect of the proposed acquisition on the Company's earnings per share; (ii) the composition and size of the seller's customer base; (iii) the efficiencies that may be obtained when the acquisition is integrated with one or more of the Company's existing operations; (iv) the potential for enhancing or expanding the Company's geographic service area and allowing the Company to make other acquisitions in the same service area; (v) the seller's historical and projected financial results; (vi) the purchase price negotiated with the seller and the Company's expected internal rate of return; (vii) the experience, reputation and personality of the seller's management; (viii) the seller's customer service reputation and relationships with the communities that it serves; (ix) if the acquisition involves the assumption of liabilities, the extent and nature of the seller's liabilities, including environmental liabilities; and (x) whether the acquisition gives the Company any strategic advantages over its competition.

     The Company has established a procedure for efficiently integrating newly-acquired companies into its business while minimizing disruption of the continuing operations of both the Company and the acquired business. Once a medical waste management business is acquired, the Company makes plans to implement programs designed to improve customer service, sales, marketing, routing, equipment utilization, employee productivity, operating efficiencies and overall profitability.

     Expand Range of Products and Services

     The Company believes that it has the opportunity to expand its business by increasing the range of products and services that it offers to its existing customers and by adding new customer categories. For example, the Company may expand its collection, treatment, disposal and recycling of regulated medical waste generated by health care providers to include wastes that are currently handled by the Company only on a limited basis, such as photographic chemicals, lead foils, and amalgam used in dental and radiology laboratories. In addition, the Company may decide to offer single-use disposable medical supplies to its customers.

TREATMENT TECHNOLOGIES

     The three most common off-site commercial technologies for treating regulated medical waste are incineration, autoclaving and the Company's proprietary ETD treatment process. See "Patents and Proprietary Rights." Additional alternative technologies and methods, which have not gained wide commercial acceptance, include chemical treatment, chemclaving (a combination of chemical treatment and auto-claving), microwaving and certain specialized or experimental technologies, including the development and marketing of reusable or degradable medical products designed to reduce the generation of regulated medical waste.

     Historically, the Company treated all of the regulated medical waste that it collected using its proprietary ETD treatment process. As a result of recent acquisitions, however, the Company and its subsidiaries now operate, in addition to four ETD treatment facilities, seven facilities that use either incineration or autoclaving to treat regulated medical waste, as well as one chemclave and one microwave unit. The Company estimates that during 1997, the Company used incineration or autoclaving at its own facilities or those of third parties for approximately 43% of the regulated medical waste that it treated. This percentage is likely to increase as a result of recent and future acquisitions. The Company varies its treatment of regulated medical waste among available treatment technologies based on capacity and pricing considerations in each service area in order to minimize operating costs.

     Principal Treatment Technologies

     Incineration. The Company estimates that incineration accounts for approximately 65-70% of United States permitted off-site capacity to treat regulated medical waste. Incineration burns regulated medical waste at elevated temperatures and reduces it to ash. Like ETD, incineration significantly reduces the volume of waste, and it is the recommended treatment and disposal option for certain types of regulated medical waste such as anatomical waste or residues from chemotherapy procedures. Incineration has come under increasing criticism from the public and from federal, state and local regulators, however, because of the airborne emissions that it generates. Emissions from incinerators can contain pollutants such as dioxins, furans, carbon monoxide, mercury, cadmium, lead and other toxins which are subject to federal, state and, in some cases, local regulation. The ash byproduct of incineration may also constitute a hazardous substance. As a result, there is a significant cost to construct new incineration facilities, and there may be a substantial additional expense to improve existing facilities, in order to insure that their operation is in compliance with regulatory standards.

     Autoclaving. The Company estimates that autoclaving accounts for approximately 20-25% of United States permitted off-site capacity to treat regulated medical waste. Autoclaving treats regulated medical waste with steam at high temperature and pressure to kill pathogens. The technology is most effective if all surfaces are uniformly exposed to the steam, but uniform exposure may not always occur, potentially leaving some pathogens untreated. In addition, autoclaving alone does not change the appearance of waste, and recognizable regulated medical waste may not be accepted by landfill operators. To compensate for this disadvantage, autoclaving may be combined with a shredding or grinding process to render the regulated medical waste non-recognizable. The high temperatures generated in the autoclaving process occasionally change the physical properties of plastic waste, prohibiting its recycling.

     ETD Treatment Process. The Company estimates that its patented ETD treatment process accounts for approximately 8% of United States permitted off-site capacity to treat regulated medical waste. ETD also includes a system for grinding regulated medical waste. After grinding, ETD uses an oscillating energy field of low-frequency radio waves to heat regulated medical waste to temperatures that destroy pathogens such as viruses, vegetative bacteria, fungi and yeast without melting the plastic content of the waste. ETD is most effective on materials with low electrical conductivity that contain polar molecules, including all human pathogens. Polar molecules are molecules that have an asymmetric electronic structure and tend to align themselves with an imposed electric field. When the polarity of the applied field changes rapidly, the molecules try to keep pace with the alternating field direction, thus vibrating and in the process dissipating energy as heat. The Company believes that, among other possible explanations for the efficacy of the ETD treatment process, the electric field created by ETD produces high molecular agitation and as a result rapidly generates high temperatures, and that all of the molecules exposed to the field are agitated simultaneously, producing heat throughout the waste instead of being imposed from the surface as in conventional heating. The Company believes that this phenomenon, called volumetric heating, transfers energy directly to the waste, resulting in heating throughout the entire waste material and eliminating the inherent inefficiency of transferring heat first from an external source to the surface of the waste and then from the surface to the interior of the waste. ETD employs low-frequency radio waves because they can penetrate deeper than high-frequency waves, such as microwaves, which can penetrate regulated medical waste of a typical density only to a depth of approximately five inches. ETD uses specific frequencies that match the physical properties of regulated medical waste, generally enabling the ETD treatment process to kill pathogens at temperatures as low as 90 degreesC. Although ETD is effective in destroying pathogens present in anatomical waste, the Company does not currently treat anatomical waste using the ETD process.

     Advantages of the Company's ETD Treatment Process

     The Company believes that its proprietary ETD treatment process provides certain advantages over both incineration and autoclaving.

     Permitting. It is difficult and time-consuming to obtain the permits necessary to construct and operate any regulated medical waste treatment facility, regardless of the treatment technology to be employed at the proposed facility. Local residents, citizen groups and elected officials frequently object to the construction and operation of proposed regulated medical waste treatment facilities solely because regulated medical waste will be transported to and stored and handled at the facility. The Company believes, however, that the fact that the ETD treatment process does not generate liquid effluents or regulated air emissions may enable the Company to locate treatment facilities near dense population centers, where greater numbers of potential customers are found, with less difficulty than would be encountered by a competitor attempting to locate an incinerator in the same area.

     Cost. The Company believes that it is less expensive to construct and operate an ETD treatment facility than to construct and operate either a like-capacity incinerator or a like-capacity autoclave with shredding capability, which may enable the Company to price its treatment services competitively. The Company believes that the comparative advantage that it possesses in its ability to locate treatment facilities near dense population centers may also provide transportation and operating efficiencies.

     Volume Reduction and Unrecognizability. The Company's regulated medical waste management program reduces the overall volume of regulated medical waste in several ways. The Company's patented reusable container, used under the trademark Steri-Tub(R), replaces the use of corrugated containers for many Large Quantity and Alternate Care generators of large amounts of regulated medical waste, thus reducing waste volume by as much as 10-15%. Once medical waste has undergone the ETD treatment process, the original cubic volume of the waste is reduced by approximately 85%. This reduction in the volume of regulated medical waste is comparable to the volume reduction obtained by incineration. Autoclaving alone does not reduce the volume of regulated medical waste or render it unrecognizable. To reduce waste volume and to overcome the unwillingness of many landfill operators to accept recognizable treated regulated medical waste, autoclaving must be combined with a shredding or grinding operation, adding to its cost. A proprietary size reduction feature is a component of the ETD treatment process. As a result of grinding, re-use and recycling, the cubic volume of treated regulated medical waste disposed of by the Company in landfills during 1997 was only approximately 8% of the original cubic volume of the waste received by the Company for treatment. The Company believes that the ability of its ETD treatment process both to reduce the volume of regulated medical waste and to render it unrecognizable gives ETD an advantage over autoclave operations that do not include shredding or grinding.

     Re-use and Recycling. The Company is presently in the process of relocating its recycling facility. Pending regulatory approval and necessary permitting, the Company expects to reopen its recycling facility in late 1999. When the Company reopens its recycling facility, the Company's customers will be able to participate in a voluntary recycling program by source-segregating their regulated medical waste. The source-segregated regulated medical waste can be treated by the ETD treatment process and, in certain geographic service areas, can then be processed through the Company's proprietary systems for the automatic recovery of polypropylene plastics. The recovered polypropylene plastics may be used by a third party to manufacture a line of "sharps" containers which are used by health care providers to dispose of sharp objects such as needles and blades. In addition, in three of the Company's geographic service areas, the Company's treated regulated medical waste is transported to resource recovery facilities owned by third parties where it is used as refuse-derived fuel in "waste-to-energy" plants to produce electricity. The Company has worked to develop a process in conjunction with a cement manufacturer to utilize treated regulated medical waste as a fossil fuel substitute in cement kilns, but this process has not been implemented by the Company on a commercial scale.

     The Company believes that its re-use and recycling capabilities provide a marketing advantage with customers who prefer to use a regulated medical waste management provider with a commitment to resource conservation.

     Company's Use of Other Technologies

     While the Company continues to believe that ETD offers considerable advantages over other methods of treating regulated medical waste, the Company expects for various reasons to continue to operate facilities that use either incineration, autoclaving, microwaving or chemclaving. For example, as part of the terms of an acquisition, the Company may be required to continue to use the seller's existing treatment facilities for a specified period of time. In addition, after making an acquisition, it may not be cost-effective for the Company to replace the current treatment method with ETD, especially if the customers acquired are located outside of the service area of one of the Company's ETD treatment facilities. The Company anticipates that its newly-acquired subsidiaries, Med-Tech and 3CI, will continue to use treatment technologies other than ETD for the foreseeable future. Finally, other treatment methods may provide the Company with additional flexibility to treat certain types of regulated medical waste, e.g., anatomical waste, for which incineration is required in certain jurisdictions. Other treatment methods can also be more cost-effective in treating small bulk regulated medical waste in less populated areas.

MARKETING AND SALES

     Marketing Strategy

     The Company's marketing strategy is to provide customers with a complete cost management and compliance program for their regulated medical waste. The Company recognizes that its potential customers are generally health care providers, who approach the problem of regulated medical waste management from a different perspective than typical generators of solid or municipal waste. Health care personnel have become increasingly sensitive to the risk of contracting diseases such as AIDS and hepatitis through accidental contact with infected patient blood. In addition, patients are increasingly demanding that practitioners demonstrate continual vigilance against such risks. Regulations which have been adopted by OSHA require annual training of all personnel who potentially can come into contact with bloodborne pathogens and other potentially infectious materials. These regulations also require documentation of handling procedures and detailed clean-up plans. As a result, there is a heightened awareness by health care providers of the need to implement safeguards against such risks.

     The Company has developed programs to help train employees of customers on the proper methods of handling, segregating and containing regulated medical waste in order to reduce their potential exposure. The Company also advises health care providers on the proper methods of recording and documenting their regulated medical waste management in order to comply with federal, state and local regulations. In addition, the Company offers consulting and review services to such providers regarding their internal collection and control systems and assists them in developing systems to provide for the efficient management of their regulated medical waste from the point of generation through treatment and disposal. The Company also offers consulting services to its health care customers to assist them in reducing the amount of regulated medical waste at the point of generation.

     Alternate Care Generators

     The Company has specifically targeted higher-margin Alternate Care generators as a growth area. Typical Alternate Care customers are individual or small groups of doctors, dentists and other health care providers who are widely dispersed and generate only a small amount of regulated medical waste. A significant concern of these customers is having the regulated medical waste picked up and disposed of in compliance with applicable state and federal regulations. The Company has telemarketers who use the Company's proprietary database to identify and qualify these Alternate Care generators and arrange appointments for the

Company's trained field sales representatives. The Company believes that its telemarketing program is a cost-effective means to reach the numerous but diffuse Alternate Care generators.

     The Company has recently introduced a "mail-back" service through which the Company can reach Alternate Care customers located in outlying areas that would be inefficient to serve using the Company's regular route structure. In addition, the Company has introduced a regulated medical waste management and compliance program specifically targeted to Alternate Care customers who are required to comply with the OSHA bloodborne pathogens regulations but who lack the internal personnel and systems to assure compliance.

     Large Quantity Generators

     The Company believes that it has been successful in servicing its Large Quantity generator customers and plans to continue to service its current account base as long as satisfactory levels of profitability can be maintained. The Company's marketing and sales efforts to Large Quantity generators are conducted by account executives whose responsibilities include identifying and attracting new customers and servicing the existing account base of approximately 750 Large Quantity customers. In addition to securing new contracts, the Company's marketing and sales personnel provide consulting services to its health care customers assisting them in reducing the amount of regulated medical waste they generate, training their employees on safety issues and implementing programs to audit, classify and segregate regulated medical waste in a proper manner. The Company has several strategic alliances to supplement its marketing and sales efforts to Large Quantity generators.

     Service Agreements

     The Company negotiates individual service agreements with each Large Quantity and Alternate Care generator customer. Although the Company has a standard form of agreement, terms vary depending upon the customer's service requirements and volume of regulated medical waste generated and, in some jurisdictions, requirements imposed by statute or regulation. Service agreements typically include provisions relating to types of containers, frequency of collection, pricing, treatment, and documentation for tracking purposes. Each agreement also specifies the customer's obligation to pack its regulated medical waste in approved containers. Service agreements are generally for a period of one to five years and include renewal options, although customers may terminate on written notice and, in most service areas, upon payment of a penalty. Many payment options are available including flat monthly or quarterly charges. The Company may set its prices on the basis of the number of containers that it collects, the weight of the regulated medical waste that it collects and treats, the number of collection stops that it makes on the customer's route, the number of collection stops that it makes for a particular multi-site customer, and other factors.

     The Company has a diverse customer base, with no single regulated medical waste customer accounting for more than 3% of the Company's 1997 revenues. The Company does not believe that the loss of any single customer would have a material adverse effect on its business, financial condition or results of operations.

LOGISTICS

     An important element of the Company's business strategy is to maximize the efficiency with which it collects and transports a large volume of regulated medical waste and directs the deployment of many collection vehicles. This aspect of the Company's operations -- referred to as logistics -- represents the Company's single largest operating cost. Accordingly, the Company considers logistics to be a critical component of its operating plan. The Company's integrated approach to regulated medical waste management is designed to provide it with numerous logistic advantages in the process of managing regulated medical waste.

     Pre-Collection

     Before regulated medical waste is collected, the Company's integrated waste management approach can "build in" efficiencies that will yield logistic advantages. For example, the Company's consulting services can assist its customers in minimizing their regulated medical waste volume at the point of generation. In addition, the Company provides customers with the documentation necessary for regulatory compliance which, if properly completed, will minimize interruptions in the regulated medical waste treatment cycle for verification of regulatory compliance.

     Containers

     A key element of the Company's pre-collection measures is the use of specially designed containers by most of the Company's Large Quantity and Alternate Care generators of large volumes of regulated medical waste. The Company has developed and patented a reusable leak- and puncture-resistant container, made from recycled plastic and used under the registered trademark Steri-Tub(R). The plastic container enables regulated medical waste generators to reduce costs by reducing the number of times that regulated medical waste is handled, eliminating the cost (and weight) of corrugated boxes and potentially reducing workers' compensation liability resulting from human contact with regulated medical waste. The plastic containers are designed to maximize the loads that will fit within the cargo compartments of standard trucks and trailers. The Company believes these features to be an improvement over its competitors' reusable "point-of-generation" containers. If a customer generates a large volume of waste, the Company will place a large temporary storage container or trailer on the customer's premises. In order to maximize regulatory compliance and minimize potential liability, the Company will not accept medical waste unless it is properly packaged by customers in Company-supplied or -approved containers.

     Collection and Transportation

     Efficiency of collection and transportation is a critical element of the Company's logistics. The Company seeks to maximize route density and the number of stops on each route. The Company employs a tracking system for its collection vehicles which is designed to maximize logistic efficiency. The Company deploys dedicated collection vehicles of different capacities depending upon the amount of regulated medical waste to be collected at a particular stop or on a particular route. The Company collects containers or corrugated boxes of regulated medical waste from its customers at intervals depending upon customer requirements, terms of the service agreement and the volume of regulated medical waste produced. The containers or boxes are inspected at the customer's site prior to pickup. The waste is then transported directly to one of the Company's treatment facilities or to one of the Company's transfer stations where it is aggregated with other regulated medical waste and then transported to a treatment facility. In certain circumstances, the Company transports waste to other specially-licensed regulated medical waste treatment facilities. The Company transports small quantities of hazardous substances, such as photographic fixer, lead foils and amalgam, from certain of its customers to a metals recycling operation.

     Transfer Stations

     The use of transfer stations is another important component of the Company's logistics. The Company utilizes transfer stations in a "hub and spoke" configuration which allows the Company to expand its geographic service area and increase the volume of regulated medical waste that can be treated at a particular facility. Smaller loads of waste containers are stored at the transfer stations until they can be consolidated into full truckloads and transported to a treatment facility.

     Inspection, Treatment and Disposal

     Upon arrival at a treatment facility, containers or boxes of regulated medical waste are scanned to verify that they do not contain any unacceptable substances such as radioactive material. Any container or box which is discovered to contain unacceptable waste is returned to the customer. In some cases the Company's operating permits require that unacceptable waste be reported to the appropriate regulatory authorities. After inspection, the regulated medical waste is either loaded into the processing system and ground, compacted and treated using the Company's ETD treatment process or incinerated or autoclaved at facilities operated by the Company or third parties. Upon completion of the particular process, the treated medical waste or incinerator ash is transported for resource recovery, recycling or disposal in a nonhazardous waste landfill. After the Steri-Tub(R) plastic containers have been emptied, they are washed, sanitized and returned to customers for re-use.

     Documentation

     The Company provides complete documentation to its customers for all regulated medical waste that it collects, including the name of the generator, date of pick-up and date of delivery to a treatment facility. The Company believes that its documentation system meets all applicable federal, state and local regulations regarding the packaging and labeling of regulated medical waste, including, but not limited to, all relevant regulations issued by the U.S. Department of Transportation ("DOT"), OSHA and state and local authorities.

COMPETITION

     The regulated medical waste services industry is highly competitive, fragmented, and requires substantial labor and capital resources. Intense competition exists within the industry, not only for customers but also for businesses to acquire. The Company's largest competitor is Browning-Ferris Industries, Inc. A large number of regional and local companies also compete in the industry. In addition, the Company faces competition from businesses and other organizations that are attempting to commercialize alternate treatment technologies or products designed to reduce or eliminate the generation of regulated medical waste, such as reusable or degradable medical products, and from on-site treatment of regulated medical waste by certain Large Quantity generators.

     The Company competes for service agreements primarily on the basis of cost-effectiveness, quality of service, geographic location and generator-perceived liability risks. The Company's ability to obtain new service agreements may be limited by the fact that a potential customer's current vendor may have an excellent service history or a long-term service contract or may reduce its prices to the potential customer.

GOVERNMENTAL REGULATION

     The Company operates within the regulated medical waste management industry, which is subject to extensive and frequently changing federal, state and local laws and regulations. This statutory and regulatory framework imposes compliance burdens and risks on the Company, including requirements to obtain and maintain government permits. These permits grant the Company the authority, among other things, to construct and operate treatment and transfer facilities, to transport regulated medical waste within and between relevant jurisdictions and to handle particular regulated substances. The Company's permits must be periodically renewed and are subject to modification or revocation by the issuing regulatory authority. In addition to the requirement that it obtain and maintain permits, the Company is subject to extensive federal, state and local laws and regulations that, among other things, govern the definition, generation, segregation, handling, packaging, transportation, treatment, storage and disposal of regulated medical waste. The Company is also subject to extensive regulation designed to minimize employee exposure to regulated medical waste. In addition, the Company is subject to certain foreign laws and regulations. See "Risk Factors -- Impact of Government Regulation."

     Federal Regulation

     There are at least four federal agencies that have authority over medical waste. These agencies are the EPA, OSHA, DOT and Postal Service. These agencies regulate medical waste under a variety of statutory and regulatory authorities.

     Medical Waste Tracking Act of 1988. In the late 1980s, the EPA outlined a two-year demonstration program pursuant to the Medical Waste Tracking Act of 1988 ("MWTA"), which was added to the Resource Conservation and Recovery Act of 1976 ("RCRA"). The MWTA was adopted in response to health and environmental concerns over infectious medical waste after medical waste washed ashore on beaches, particularly in New York and New Jersey during the summer of 1988. Public safety concerns were amplified by media reports of careless management of medical waste. The MWTA was intended to be the first step in addressing these problems. The primary objective of the MWTA was to ensure that regulated medical wastes which were generated in a covered state and which posed environmental (including aesthetic) problems were delivered to disposal or treatment facilities with minimum exposure to waste management workers and the public. The MWTA's tracking requirements included accounting for all waste transported and imposed civil and criminal sanctions for violations.

     In regulations implementing the MWTA, the EPA defined regulated medical waste and established guidelines for its segregation, handling, containment, labeling and transport. Under the MWTA, the EPA was to deliver three reports to Congress on different aspects of regulated medical waste management and the success of the demonstration program for tracking regulated medical waste. Two of these reports were completed; the third report has not yet been issued. The third report is expected to cover the use of alternative medical waste treatment technologies, including the Company's ETD technology. There can be no assurance that if and when the third report is issued, it will not contain findings or make recommendations that are adverse to the Company's medical waste treatment technology. Any such adverse findings or recommendations could have a material adverse effect on the Company's business, financial condition and results of operations.

     The MWTA demonstration program expired in 1991, but the MWTA established a model followed by many states in developing their specific medical waste regulatory frameworks.

     Clean Air Act Regulations. In September 1997, the EPA adopted regulations under the Clean Air Act Amendments of 1990 that, among other things, limit the discharge into the atmosphere of pollutants released by medical waste incineration. These regulations require that by September 1998, every state must submit to the EPA for approval a comprehensive plan to meet certain minimum emission standards for these pollutants. In addition, each state compliance plan will impose training and recordkeeping requirements on incinerator operators, mandate the development of a site-specific waste management plan and require regular monitoring and testing of emissions. See "-- State and Local Regulations." The EPA estimates that of the approximately 1,100 small, 690 medium and 460 large medical waste incinerators in operation in May 1996, approximately 93-100% of the small incinerators, 60-95% of the medium incinerators and up to 35% of the large incinerators will be closed as hospitals seek alternative, less expensive methods of regulated medical waste disposal rather than incur the cost of installing the necessary air pollution control systems to comply with the EPA's regulations. The Company currently operates two incinerators and believes that it will be successful in obtaining all necessary federal and state permits to continue operation of these incinerators without material expenditure on emissions control systems. The Natural Resources Defense Council, an environmental organization, has sued the EPA challenging the validity of its regulations on the grounds that the minimum emissions standards are too lenient. If successful, this lawsuit could result in the EPA's adoption of stricter air emissions standards for medical waste incinerators. Stricter emissions standards could benefit the Company to the extent that the rate of outsourcing of regulated medical waste management by hospitals is accelerated. Stricter emissions standards could also have an adverse effect on the Company to the extent that the Company incurs increased costs to bring its leased incinerators into compliance with the more stringent standards or faces a significant price increase in the charges for treatment of regulated medical waste that the Company delivers to third parties for incineration.

     Occupational Safety and Health Act of 1970. The Occupational Safety and Health Act of 1970 authorizes OSHA to promulgate occupational safety and health standards. Various standards apply to certain aspects of the Company's operations. These standards include rules governing exposure to bloodborne pathogens and other potentially infectious materials, lock out/tag out procedures, medical surveillance requirements, use of respirators and personal protective equipment, emergency planning, hazard communication, noise, ergonomics, and forklift safety, among others. OSHA regulations are designed to minimize the exposure of employees to hazardous work environments. The Company is subject to unannounced safety inspections at any time. Employees are required by Company policy to receive new employee training, annual refresher training and training in their specific tasks. As part of the Company's medical surveillance program, employees receive pre-employment physicals, including drug testing, annually-required medical surveillance and exit physicals. The Company also subscribes to a drug-free workplace policy.

     Resource Conservation and Recovery Act of 1976. In 1976, Congress passed RCRA as a response to growing public concern about problems associated with the handling and disposal of solid and hazardous waste. RCRA required the EPA to promulgate regulations identifying hazardous wastes. RCRA also created standards for the generation, transportation, treatment, storage and disposal of solid and hazardous wastes, including a manifest program for the transportation of hazardous wastes and a permit system for solid and hazardous waste disposal facilities. Regulated medical wastes are currently considered non-hazardous solid wastes under RCRA. However, certain substances collected by the Company from some of its customers, including photographic fixer developer solutions, lead foils and amalgam, are considered hazardous wastes, for which the Company provides transportation services for metals recycling.

     The Company utilizes landfills for the disposal of treated regulated medical waste from two of its ETD facilities and for the disposal of incinerator ash and autoclaved waste from its facilities using incineration or autoclaving. Waste is not regulated as hazardous under RCRA unless it contains hazardous substances exceeding certain quantities or concentration levels or exhibits certain hazardous characteristics. Following treatment, waste from the Company's ETD and autoclave facilities is disposed of as nonhazardous waste. At the Company's incineration facilities, the Company tests ash from the incineration process to determine whether it must be disposed of as hazardous waste and disposes of it accordingly.

     The Company employs quality control measures to check incoming regulated medical waste for certain types of hazardous substances. Customer contracts also require the exclusion of hazardous substances or radioactive materials from the regulated medical waste. Separate customer contracts govern the Company's transportation for recycling of limited quantities of its customers' hazardous wastes.

     DOT Regulations. The DOT has implemented regulations under the Hazardous Materials Transportation Authorization Act of 1994 governing the transportation of hazardous materials, regulated medical waste and infectious substances. Under these regulations, the Company is required to package regulated medical waste in compliance with the bloodborne pathogens standards issued by OSHA. Under these standards, the Company must identify its packaging with a "biohazard" marking on the outer packaging, and its regulated medical waste container must be rigid, puncture-resistant, leak-resistant, properly sealed and impervious to moisture.

     DOT regulations also require that a transporter of hazardous substances be capable of responding on a 24 hour-per-day basis in the event of an accident, spill or release to the environment of a hazardous material. The Company has entered into an agreement with CHEMTREC, an organization that provides 24-hour emergency spill notification in the United States and Canada, and has entered into agreements with several emergency response organizations to provide spill cleanup services in certain of the Company's service areas.

     The Company's drivers are specifically trained on topics such as safety, hazardous materials, specifically-regulated medical waste, hazardous chemicals and infectious substances. Employees are trained to deal with emergency situations including spills, accidents and releases in to the environment, and the Company has a written contingency plan for these events. The Company's vehicles are outfitted with spill control equipment and the drivers are trained in its use.

     The Company expects that the DOT will issue a proposed rule in 1999 regulating the transportation of infectious substances. While the Company does not expect that the rule will impose significant costs on the Company, the precise terms of the rule, and hence the associated costs, if any, cannot be determined at this time.

     Comprehensive Environmental Response, Compensation and Liability Act of 1980. The Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") established a regulatory and remedial program to provide for the investigation and clean-up of facilities from which there has been an actual or threatened release of hazardous substances into the environment. CERCLA and similar state laws impose strict, joint and several liability on the current and former owners and operators of facilities from which releases of hazardous substances have occurred and on the generators and transporters of the hazardous substances that come to be located at such facilities. Responsible parties may be liable for substantial site investigation and clean-up costs and natural resource damages, regardless of whether they exercised due care and complied with applicable laws and regulations. If the Company were found to be a responsible party for a particular site, it could be required to pay the entire cost of site investigation and clean-up, even though other parties also may be liable. The Company's ability to obtain contribution from other responsible parties may be limited by the Company's inability to identify those parties and by their financial inability to contribute to investigation and clean-up costs.

     United States Postal Service. The Company has obtained a permit from the U.S. Postal Service to conduct its "mail-back" program, pursuant to which customers mail appropriately packaged sharps containers directly to the Company's treatment facilities.

     State and Local Regulation

     The Company currently conducts some type of business activity in 40 states. These activities include the collection, transportation, processing, transferring or recycling of regulated medical waste and, in some cases, hazardous substances. Each state has its own regulations related to the handling, treatment and storage of regulated medical waste. Although there are many differences among the various state laws and regulation, many states have followed the regulated medical waste model under the MWTA and are implementing programs under RCRA. Regulations cover the Company's transportation of regulated medical waste both intrastate and interstate. In each of the states where the Company operates a treatment facility or transfer station, it is required to comply with numerous state and local laws and regulations as well as its site-specific operating plan. Agencies writing regulations at the state level typically include departments of health and state environmental protection agencies. In addition, many local governments have ordinances, local laws and regulations affecting the Company's operations, including but not limited to zoning and health measures.

     In recent years, a number of communities have instituted "flow control" requirements, which typically require that waste collected within a particular area be deposited at a designated facility. In May 1994, the U.S. Supreme Court ruled that a flow control ordinance was inconsistent with the Commerce Clause of the Constitution of the United States. A number of lower federal courts have struck down similar measures. The U.S. Congress has considered, and could in the future consider, legislation that would at least partially overturn these court decisions and immunize particular state and local flow control requirements from Commerce Clause scrutiny.

     Similarly, the U.S. Supreme Court has consistently held that state and local measures that seek to restrict the importation of extraterritorial waste or tax imported waste at a higher rate are unconstitutional. To date, congressional efforts to enable states, under certain circumstances, to impose differential taxes on out-of-state waste or restrict waste importation have been unsuccessful.

     In the absence of federal legislation, certain local laws that direct waste flows to designated facilities may be unenforceable, and discriminatory taxes and waste importation restrictions should continue to be subject to judicial invalidation. If the U.S. Congress adopts legislation allowing for certain types of flow control or restricting the importation of waste, or if legislation affecting interstate transportation of waste is adopted at the federal or state level, such legislation could adversely affect the Company's medical waste collection, transport, treatment and disposal operations and hence would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that municipalities will not attempt to pass ordinances which effectively block or discourage the Company from locating a treatment or transfer facility within their limits, although the Company ultimately may prevail in challenging the legality of such ordinances.

     States predominantly regulate medical waste as a solid or "special" waste and not as a hazardous waste under RCRA. State definitions of medical waste include, but are not limited to: microbiological waste (cultures and stocks of infectious agents); pathology waste (human body parts from surgical and autopsy waste); blood and blood products; and sharps.

     Most states require segregation of different types of regulated medical waste at the point of generation. A majority of states require that the universal biohazard symbol or related label appear on medical waste containers. Storage regulations may apply to the generator, the treatment facility, the transport vehicle, or all three. Storage rules center on identifying and securing the storage area for public safety as well as setting standards for the manner and length of storage. Many states mandate employee training for safe environmental clean-up through emergency spill and decontamination plans. Many states mandate that transporters carry spill equipment in their vehicles. Those states whose regulatory framework relies on the MWTA model have tracking document systems in place.

     In the State of Washington, the Company is subject to regulation by the Washington Utilities and Transportation Commission. As a regulated business, the Company must receive approval from the Utilities and Transportation Commission for the prices that it charges for its services in Washington.

     The Company maintains numerous permits and licenses to conduct its business from various state and local authorities. The Company's permits vary from state to state based upon the Company's activities within that state and on the applicable state and local laws and regulations. These permits include transport permits for solid waste, regulated medical waste and hazardous substances, permits to construct and operate treatment facilities, permits to construct and operate transfer stations, permits governing discharge of sanitary water and registration of equipment under air regulations, specific approval for the use of ETD to treat regulated medical waste, and various business operator's licenses. The Company believes that it is currently in compliance in all material respects with its permits and applicable laws and regulations.

     The Company has submitted an application to the New York State Department of Environmental Conservation for a consent order that would provide the Company's subsidiary, Environmental Control Co., Inc., with temporary authority to operate its Bronx, New York, transfer station in place of the facility's former owner. While the Company believes that it will receive this temporary authority followed by an operating permit, there can be no assurance that the Company will in fact receive temporary authority to operate or an operating permit for the transfer station. Denial of authority to operate or an operating permit for the transfer station could result in significant additional costs to the Company.

     Pursuant to medical waste incinerator regulations adopted by the EPA in 1997, every state was required by September 1998 to adopt a plan to comply with federal guidelines which, among other things, limit the release of specified airborne pollutants from medical waste incinerators to levels prescribed by the EPA. Each state's implementation plan must be at least as restrictive as the federal emissions standards. If a state in which the Company operates an incinerator adopts more stringent limits than the federal emissions standards, the Company could incur significant costs to bring its incinerator into compliance with the state's requirements. See "-- Governmental Regulation -- Federal Regulation -- Clean Air Act Regulations."

     Subsequent to the issuance of the Company's original license for its Woonsocket, Rhode Island treatment facility, the State of Rhode Island enacted legislation that required the Company to obtain an additional license for its regulated medical waste management operations. The Company has applied for but has not yet received this additional license. Until regulatory action is taken in respect of this additional license, the Company is permitted to continue to operate under its current license. Denial of this additional license could result in the Company being required to cease operations in Rhode Island and could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's ETD treatment technology is an alternative to the conventional treatment technologies of incineration and autoclaving and has not been approved in all states for the treatment of regulated medical waste. The Company has received permits or been granted legislative approval to operate its ETD treatment technology in 15 states, with additional applications pending. There can be no assurance, however, that the Company's treatment technology will be approved for the treatment of regulated medical waste in each state or other jurisdiction where the Company may seek regulatory approval in the future to construct and operate a treatment facility. The Company's inability to obtain any such regulatory approval could have a material adverse effect on the Company's business, financial condition and results of operations.

     Foreign Regulation

     The Company presently conducts business in British Columbia, Canada, where it collects regulated medical waste in the Vancouver area and transports it to the Company's Morton, Washington, treatment facility. The Company's activities in British Columbia are governed at the federal level by the Canadian Transportation of Dangerous Goods Act, 1992, and the Canadian Environmental Protection Act and at the provincial level by the British Columbia Waste Management Act. The Canadian Environmental Protection Act regulates, among other things, the trans-border movement of medical waste and deals primarily with notification requirements. The federal Transportation of Dangerous Goods Act, 1992, regulates the movement of dangerous goods, including infectious substances and other "specified dangerous goods," by all modes of transportation, and imposes joint and several liability on all persons who are responsible for, or who caused or contributed to, among other things, the release of any dangerous good into the environment. Any business engaged in a regulated activity is presumed to be liable for any such release, unless the business can demonstrate that it acted reasonably. The provincial Waste Management Act regulates the storage, transportation and disposal of waste, including biomedical waste, and imposes strict, joint and several liability for all clean-up costs associated with remediation of contaminated sites. The Company believes that it has obtained all permits required by these acts.

     The Company's subsidiary, Med-Tech, operates in the Canadian provinces of Quebec, Ontario, Alberta and British Columbia, and is subject to the same federal Canadian regulation and to the same or comparable provincial regulation. The Company believes that Med-Tech has obtained all necessary permits required by relevant federal and provincial legislation.

     There can be no assurance, however, that the Company or its subsidiary will not be required in the future to pay for waste clean-up costs incurred under Canadian environmental laws or will not incur additional operating or capital costs required by changes to laws, regulations or permits.

     The Company also conducts business in Mexico through its joint venture, Medam, collects regulated medical waste and transports it for treatment to a new facility close to Mexico City. Medical waste is regulated in Mexico as a category of waste distinct from solid or "municipal" waste. Mexican regulations have established collection schedules that are specific to the type and size of generator. The Secretariat of the Environment, Natural Resources and Fisheries is responsible for the enforcement of Mexico's regulated medical waste law. The Company believes that its joint venture operations in Mexico are in compliance with all applicable laws, rules and regulations affecting regulated medical waste collection, transport, treatment and disposal. See "-- Growth
Strategy -- Expand Geographically."

     If the Company expands its operations into other foreign jurisdictions, it will be required to comply with the laws and regulations of each such jurisdiction.

     Permitting Process

     Each state in which the Company currently operates, and each state in which the Company may operate in the future, has a specific permitting process. After the Company has identified a geographic area in which it wishes to locate a treatment or transfer facility, the Company identifies one or more locations for a potential new site. Typically, the Company will develop a site contingent on obtaining zoning approval and local and state operating authority. Most communities rely on state authorities to provide operating rules and safeguards for their community. Usually the state provides public notice of the project and, if a sufficient threshold of public interest is shown, a public hearing may be held. If the Company is successful in meeting all regulatory requirements, the state may issue a permit to construct the treatment facility or transfer station. Once the facility is constructed, the state may again issue public notice of its intent to issue an operating permit and provide an opportunity for public opposition or other action that may impede the Company's ability to construct or operate the planned facility. Permitting for transportation operations frequently involves registration of vehicles, inspection of equipment and background investigations on the Company's officers and directors.

     The Company has been successful in obtaining permits for its current regulated medical waste transfer, treatment and processing facilities and for its transportation operations. Several of the Company's past attempts to construct and operate regulated medical waste treatment facilities, however, have met with significant community opposition. In some of these cases, the Company has withdrawn from the permitting process.

POTENTIAL LIABILITY AND INSURANCE

     The regulated medical waste management industry involves potentially significant risks of statutory, contractual, tort and common law liability. Potential liability could involve, for example, claims for clean-up costs, personal injury or damage to the environment, claims of employees, customers or third parties for personal injury or property damages occurring in the course of the Company's operations, or claims alleging negligence or professional errors or omissions in the planning or performance of work. The Company could also be subject to fines or penalties in connection with violations of regulatory requirements.

     The Company carries $7,000,000 of liability insurance (including umbrella coverage), which it considers sufficient to meet regulatory and customer requirements and to protect the Company's employees, assets and operations. The availability of liability insurance within the regulated medical waste industry has been adversely affected by the constrained market for environmental liability and other insurance. More aggressive enforcement of environmental and management regulations, as well as legal decisions and judgments adverse to companies exposed to pollution damage claims, could lead to a substantial reduction in the availability and extent of insurance coverage. In the future, insurance may be available only at significantly increased premiums with less extensive coverage. If the Company is unable to obtain adequate insurance coverage at a reasonable cost, it may become exposed to potential liability claims. In this event, a successful claim of sufficient magnitude could have a material adverse effect on the Company's business, financial condition and results of operations.

     The Company's pollution liability insurance excludes liabilities under CERCLA. There can be no assurance that the Company will not face claims under CERCLA or similar state laws resulting in substantial liability for which the Company is uninsured and which could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Potential Risk of Liability and Potential Unavailability of Insurance."

PATENTS AND PROPRIETARY RIGHTS

     The Company considers the protection of its technology relating to the processing of regulated medical waste to be material to its business. The Company's policy is to protect its technology by a variety of means, including applying for patents in the United States and in appropriate foreign countries.

     The Company holds nine United States patents relating to the ETD treatment process and other aspects of processing regulated medical waste. The Company has filed or has been assigned counterpart patent applications in several foreign countries and has received patents in Russia, Hungary, Canada, Mexico and Australia. The Company also holds one United States patent for its reusable container, which is used under the registered trademark Steri-Tub(R).

     In November 1995, the Company entered into a cross-license agreement with IIT Research Institute ("IITRI"). Under this agreement, IITRI granted to the Company a royalty-free exclusive license in North America, portions of Europe (including all 15 member countries of the European Union), Japan and other industrialized countries throughout the world to use and commercialize certain patent rights and know-how held by IITRI relating to the use of radio-frequency technology in the treatment of medical waste, and the Company granted to IITRI a royalty-free exclusive license in the remaining countries of the world to use and commercialize certain corresponding patent rights and know-how held by the Company. The agreement continues until the expiration of the last-to-expire of any of the subject patents held by either IITRI or the Company.

     An issued United States patent grants to the owner the right to exclude others from making, using, offering to sell or selling within the United States or importing into the United States the inventions claimed in the patent. In the United States, a patent filed before June 8, 1995 is enforceable for 17 years from the date of issuance or 20 years from the effective date of filing, whichever is longer. Patents issued on applications filed on or after June 8, 1995 have a term which ends 20 years from the effective date of filing. The term of the first-to-end of the Company's existing United States patents relating to its ETD treatment process will end in

October 2009 at the earliest or in September 2010 at the latest, and the term of the last-to-end of such patents will end in January 2015.

     In addition, the Company has additional proprietary technology relating to the processing of regulated medical waste and other health care waste that the Company believes is patentable. The Company is evaluating the technology to determine whether to file for patent protection for this technology in the future.

     There can be no assurance that any claims which are included in pending or future patent applications will be issued, that any issued patents will provide the Company with competitive advantages or will not be challenged by third parties or that the existing or future patents of third parties will not have an adverse effect on the ability of the Company to carry out its business. In addition, there can be no assurance that other companies will not independently develop similar processes or engineer around patents that may have been issued to the Company. Litigation or administrative proceedings may be necessary to enforce the patents issued to the Company or to determine the scope and validity of others' proprietary rights. Any litigation or administrative proceeding could result in substantial cost to the Company and distraction of the Company's management. An adverse ruling in any litigation or administrative proceeding could have a material adverse effect on the Company's business, financial condition and results of operations.

     The commercial success of the Company will also depend in part upon the Company's not infringing patents issued to third parties. There can be no assurance that patents belonging to third parties will not require the Company to alter its processes, pay licensing fees or cease development of its current or future processes. Litigation or administrative proceedings may be necessary to enforce the patents issued to the Company or to determine the scope and validity of others' proprietary rights. Any litigation or administrative proceeding could result in substantial cost to the Company and distraction of the Company's management. An adverse ruling in any litigation or administrative proceeding could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, there can be no assurance that the Company would be able to license the technology rights that it may require at a reasonable cost or at all. Failure by the Company to obtain a license to any technology that the Company currently uses to process regulated medical waste would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, to determine the priority of inventions or patent applications the Company may have to participate in interference proceedings declared by the U.S. Patent and Trademark Office or in proceedings before foreign agencies, any of which would result in substantial costs to the Company and distraction of the Company's management.

     The Company holds federal registrations of the trademarks Steri-Fuel(R), Steri-Plastic(R), Steri-Tub(R) and Steri-Cement(R), the service mark Stericycle(R) and a service mark consisting of a graphic that the Company uses in association with its name and services in the United States. There can be no assurance that the registered or unregistered trademarks or service marks of the Company will not infringe upon the rights of third parties. The requirement to change any trademark, service mark or trade name of the Company could result in the loss of any goodwill associated with that trademark, service mark or trade name and could entail significant expense.

     The Company also relies on unpatented and unregistered trade secrets, trademarks, proprietary know-how and continuing technological innovation that it seeks to protect, in part, by confidentiality agreements with its employees, vendors and consultants. There can be no assurance that these agreements will not be breached, that the Company would have adequate remedies for any breach or that the Company's trade secrets or know-how will not otherwise become known or independently discovered by third parties.

EMPLOYEES

     At September 30, 1998, the Company employed 468 full-time employees and 96 part-time employees engaged primarily in sales and marketing. At September 30, 1998, 3CI and Med-Tech employed 213 and 66 full-time employees, respectively.

     Drivers and transportation helpers at the Company's New York City facilities and drivers at Med-Tech's Montreal, Quebec facility are covered by collective bargaining agreements between the Company and Med-

Tech, respectively, and the International Brotherhood of Teamsters. The Company's production and maintenance employees at its Morton, Washington facility were previously represented by the International Brotherhood of Teamsters, AFL-CIO, but voted in April 1998 to decertify the union. None of the Company's other employees is covered by a collective bargaining agreement. The Company considers its employee relations generally to be satisfactory.

FACILITIES


     The Company leases office space for its corporate offices in Lake Forest, Illinois. The Company owns and operates ETD treatment facilities in Morton, Washington and Yorkville, Wisconsin. It leases sites in Woonsocket, Rhode Island and Loma Linda, California which it operates as ETD treatment facilities, and subleases incineration or autoclave facilities from WMI in Chandler, Arizona, Baltimore, Maryland and Terrell, Texas.



     The Company leases transfer stations in: Anaheim, San Leandro and Valencia, California; Stickney, Illinois; Valparaiso, Indiana; Albuquerque, New Mexico; New York, New York; Columbus and Middletown, Ohio; and El Paso, Texas. In Prestonburg, Kentucky, Haverhill, Massachusetts and Vancouver, British Columbia, the Company utilizes facilities owned by third parties licensed to operate transfer stations. In addition, all of the Company's treatment facilities are authorized to transfer regulated medical waste. The Company also leases sales and customer service centers in: Middletown, Connecticut; Deerfield, Illinois; Salem, New Hampshire; Garden City, New York; Charlotte, North Carolina; and Kirkland, Washington. The Company also utilizes several truck domiciles in Pennsylvania and Washington.


     The Company's lease of its treatment facility at Woonsocket, Rhode Island expires in June 2017 upon the maturity of the last to mature of the industrial development revenue bonds which were issued to finance the acquisition and equipping of the facility. The Company's leasehold interest in the facility and the Company's machinery and equipment at the facility are pledged as collateral to secure the Company's obligations in connection with these bonds. The Company has an option to purchase the facility for $2,000 upon the repayment of all of the bonds. The Company's machinery and equipment at its Yorkville, Wisconsin treatment facility are leased under an equipment lease expiring in February 1999 and are pledged as collateral to secure the Company's obligations under the lease. Substantially all of the Company's property and equipment provide collateral for the Company's obligations under its revolving credit facility with Silicon Valley Bank. The Company believes that its existing facilities are generally adequate for its current needs.

     The Company's subsidiary, Med-Tech, leases a treatment facility and sales office in Brompton, Ontario; transfer stations and sales offices in Montreal, Quebec and Haverhill, Massachusetts; and a truck domicile in Calgary, Alberta.

     The Company's majority-owned subsidiary, 3CI, leases sales offices and truck domiciles in Shreveport and Kenner, Louisiana; Carthage, Grand Prarie and San Marcos, Texas; Birmingham, Alabama; and Bismark, Arkansas. 3CI owns sales offices and truck domiciles in Springhill, Louisiana, Fresno, Texas and Jackson, Mississippi, the latter two of which also serve as transfer stations. It owns treatment facilities in Springhill, Louisiana and Birmingham, Alabama, and operates an incinerator in Carthage, Texas.

LEGAL AND OTHER PROCEEDINGS

     The Company operates in a highly regulated industry and is exposed to regulatory inquiries or investigations from time to time. Investigations can be initiated for a variety of reasons. The Company has been involved in several legal and administrative proceedings that have been settled or otherwise resolved on terms acceptable to the Company, without having a material adverse effect on the Company's business, financial condition or results of operations. From time to time, the Company may consider it more cost-effective to settle such proceedings than to involve itself in costly and time-consuming administrative actions or litigation. The Company is also a party to various legal proceedings arising in the ordinary course of its business. The Company believes that the resolution of these other matters will not have a material adverse effect on the Company's business, financial condition or results of operations.

     In April 1997, a worker at the Company's Morton, Washington treatment facility was diagnosed with active tuberculosis. Testing revealed two additional cases of active tuberculosis and 15 additional workers who tested positive for exposure to tuberculosis. Officials of the Washington Departments of Health and of Labor and Industries have concluded that the Company's workers were probably exposed to tuberculosis bacteria through regulated medical waste being processed at the Company's treatment facility. The Company believes that other sources of exposure are possible and that the actual source of exposure has yet to be conclusively determined. However, the Company has implemented the recommendations of all federal, state and local regulatory authorities regarding outfitting its workers with personal protective equipment and has implemented or is implementing additional recommendations regarding the modification of equipment at the Morton facility. The measures taken at the Morton facility have been extended to the Company's other treatment facilities. The safety measures being taken include certain measures recommended by the National Institute for Occupational Safety and Health ("NIOSH") in a report issued in December 1998. While future claims are possible, to date the Company has not been subject to any civil proceedings by the affected employees as a result of this incident, which the Washington Department of Labor and Industries has determined is covered by the state workers' compensation program. This or a similar incident in the future at one of the Company's facilities could result in adverse publicity and could cause governmental authorities to require the Company to adopt additional safety measures, impose fines or other penalties, initiate permit modification or revocation proceedings or deny future permit applications, or could result in litigation by the affected employees. The cost of complying with any additional measures, the payment of a significant fine or penalty, the modification or revocation of an operating permit, adverse publicity, or the expense of defending or settling employee litigation or paying an adverse judgment, could have a material adverse effect on the Company's business, financial condition and results of operations.

     As a result of the incident in Morton, Washington, the State of California has recently requested NIOSH's assistance in conducting an assessment of health and safety at the Company's Loma Linda treatment facility. While the Company believes that it is currently in compliance with applicable health and safety requirements, there can be no assurance that this assessment will not result in the imposition of additional safety precautions requiring associated expenditures.

     In August 1995, the Company entered into a voluntary settlement with the Rhode Island Department of Environmental Management ("RIDEM") pursuant to which, without admitting liability, the Company agreed to pay $400,000 over a seven-year period and to perform community services and conduct informational seminars over a five-year period. The settlement arose from certain notices of violation that RIDEM issued in September 1994 and April 1995 pursuant to which RIDEM sought penalties of $3,356,000, claiming that the Company had violated state medical waste and solid waste regulations by, among other things, mishandling and improperly treating medical waste and endangering its employees' health by failing to provide proper training and protective clothing. The Company believes that it is currently in compliance with RIDEM's requirements.

                                   MANAGEMENT

THE EXECUTIVE OFFICERS AND DIRECTORS OF THE COMPANY ARE AS FOLLOWS:


                    NAME                         AGE                       POSITION
                    ----                         ---                       --------
Mark C. Miller...............................    43    President, Chief Executive Officer and a
                                                       Director
Richard T. Kogler............................    39    Chief Operating Officer
Anthony J. Tomasello.........................    52    Vice President, Operations
Linda D. Lee.................................    42    Vice President, Regulatory Affairs and Quality
                                                       Assurance
Frank J.M. ten Brink.........................    42    Vice President, Finance and Chief Financial
                                                       Officer
Michael J. Bernert...........................    45    Vice President, Eastern Region
Joel P. Wilson...............................    39    Vice President, Central Region
Jack W. Schuler..............................    58    Chairman of the Board of Directors
Rod F. Dammeyer..............................    58    Director
Patrick F. Graham............................    58    Director
John Patience................................    51    Director
Peter Vardy..................................    68    Director
L. John Wilkerson, Ph.D. ....................    55    Director


     Mark C. Miller has served as President and Chief Executive Officer and a director since joining the Company in May 1992. From May 1989 until he joined the Company, Mr. Miller served as Vice President for the Pacific, Asia and Africa in the International Division of Abbott Laboratories, which he joined in 1976 and where he held a number of management and marketing positions. He is a director of Affiliated Research Centers, Inc., which provides clinical research for pharmaceutical companies and is a director of Lake Forest Hospital. Mr. Miller received a B.S. degree in computer science from Purdue University, where he graduated Phi Beta Kappa.


     Richard T. Kogler joined the Company as Chief Operating Officer in December 1998. From May 1995 through October 1998, Mr. Kogler was Vice President and Chief Operating Officer of American Disposal Services, Inc., a solid waste management company. From October 1984 through May 1995, Mr. Kogler served in a variety of management positions with Waste Management, Inc. Mr. Kogler received a B.A. degree in chemistry from St. Louis University.


     Anthony J. Tomasello has served as the Company's Vice President, Operations since August 1990. For eight years prior to joining the Company, Mr. Tomasello was President and Chief Operating Officer of Pi Enterprises and Orbital Systems, companies providing process and automation services. From 1980 to 1982, he served as Vice President of Operations for Spang and Company, an operating service firm specializing in resource recovery and recycling for manufacturing and process industries. Mr. Tomasello received a B.S. degree in mechanical engineering from the University of Pittsburgh.

     Linda D. Lee has served as the Company's Vice President, Regulatory Affairs and Quality Assurance since June 1990. She previously served as the Company's Executive Director for Regulatory Compliance. Prior to joining the Company in November 1989, she served for six years as Director of Environmental Health and Safety for Medical Services at the University of Arkansas. Ms. Lee has served as the chairperson of the American Hospital Association's Environmental Advocacy Committee and on the American Society for Hospital Engineers' Safety Committee. She has also served on a number of government committees, including the Arkansas Governor's Task Force on Medical Waste, and has written several books and articles on safety and waste disposal. Ms. Lee received a B.S. degree in environmental health sciences from Indiana State University and a M.S. degree in operations management from the University of Arkansas.

     Frank J.M. ten Brink has served as the Company's Vice President, Finance and Chief Financial Officer since June 1997. From 1991 until 1996 he served as Chief Financial Officer of Hexacomb Corporation, and from 1996 until joining the Company, he served as Chief Financial Officer of Telular Corporation. Prior to 1991, he held various financial management positions with Interlake Corporation and Continental Bank of Illinois. Mr. ten Brink received a B.B.A. degree in international business and a M.B.A. degree in finance from the University of Oregon.

     Michael J. Bernert has served as the Company's Vice President, Eastern Region, with responsibility for sales and service in New England and portions of the Midwest, since February 1992. Prior to joining the Company in 1992, he held a series of management positions with Abbott Laboratories. Mr. Bernert received a B.A. degree in economics from Brown University and a M.B.A. degree from the University of Dallas.

     Joel P. Wilson has served as the Company's Vice President, Central Region, with responsibility for sales and service in portions of the Midwest and Texas, since October 1997. Since joining the company in 1991, Mr. Wilson has held the positions of Director of Engineering, General Manager of the Midwest Region, General Manager of Operations and District Manager of Wisconsin. Prior to joining Stericycle, he held several management positions with Orbital Systems and Orbital Engineering. Mr. Wilson received a B.S. degree in civil engineering from Brigham Young University.

     Jack W. Schuler has served as Chairman of the Board of Directors of the Company since January 1990. From January 1987 to August 1989, Mr. Schuler served as President and Chief Operating Officer of Abbott Laboratories, a diversified health care company, where he served as a director from April 1985 to August 1989. Mr. Schuler serves as a director of Chiron Corporation, Medtronic, Inc. and Ventana Medical Systems, Inc. He is a co-founder of Crabtree Partners LLC, a private investment firm in Deerfield, Illinois, which was formed in June 1995. Mr. Schuler received a B.S. degree in mechanical engineering from Tufts University and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

     Rod F. Dammeyer has served as a director of the Company since January 1998. He is the Managing Partner of Equity Group Corporate Investments and Vice Chairman and a director of Anixter International, Inc., where he has been employed since 1985. Mr. Dammeyer is a director of Antec Corporation, CNA Surety Corporation, Grupo Azucarero Mexico, IMC Global, Inc., Jacor Communications, Inc., Metal Management, Inc., TeleTech Holdings, Inc. and Transmedia Network, Inc., and a trustee of Van Kampen American Capital, Inc. closed-end funds. He received a B.S. degree from Kent State University and serves as a trustee of the Kent State University Foundation.

     Patrick F. Graham has served as a director of the Company since May 1991. Mr. Graham is President and Chief Executive Officer and a director of World Corporation and a director of Intelidata Technologies, Inc. He was a co-founder of Bain & Company, Inc., a management consulting firm in Boston, Massachusetts, where he served in a number of positions from 1973 to 1997. He received a B.A. degree in economics from Knox College and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

     John Patience has served as a director of the Company since its incorporation in March 1989. He is a co-founder and partner of Crabtree Partners LLC, a private investment firm in Deerfield, Illinois, which was formed in June 1995. From January 1988 to March 1995, Mr. Patience was an indirect general partner of Marquette Venture Partners, L.P., a venture capital fund which he co-founded and which participated in the Company's initial capitalization. Mr. Patience is a director of TRO Learning, Inc. and Ventana Medical Systems, Inc. He received B.A. and B.L degrees from the University of Sydney in Sydney, Australia, and a M.B.A. degree from the Wharton School of Business of the University of Pennsylvania.

     Peter Vardy has served as a director of the Company since July 1990. He is the Managing Director of Peter Vardy & Associates, an international environmental consulting firm in Chicago, Illinois, which he founded in June 1990. From April 1973 to May 1990, Mr. Vardy served at Waste Management, Inc., a waste management services company, where he was Vice President, Environmental Management. He is a director of EMCON, which he co-founded in 1971. Mr. Vardy received a B.S. degree in geological engineering from the University of Nevada.

     L. John Wilkerson, Ph.D., has served as a director of the Company since July 1992. He is Chief Executive Officer and a consultant to The Wilkerson Group, a health care products consulting firm in New York, New York. Dr. Wilkerson has served with The Wilkerson Group since 1980 and prior to its acquisition by IBM Corporation was its Chairman. Dr. Wilkerson also serves as a general partner of Galen Partners, L.P. and Galen Partners International, L.P., affiliated health care venture capital funds. He is a director of British Biotech Plc. and several privately held health care companies. Dr. Wilkerson received a B.S. degree in biological sciences from Utah State University and a Ph.D. degree in managerial economics and marketing research from Cornell University.

                              CERTAIN TRANSACTIONS

     In December 1998, the Company entered into a subordinated loan agreement with a group of lenders consisting of six of the Company's seven directors (Patrick F. Graham being the only director not participating) pursuant to which the lenders agreed to provide the Company with up to $5,500,000 of short-term financing upon the Company's request. Each loan bears interest at 6.0% per annum and is due within 10 days after completion of this Offering. Under the terms of the subordinated loan agreement, the lenders have been or may be granted five-year warrants to purchase shares of the Company's Common Stock exercisable at any time after the first anniversary of the grant date. Upon entering into the loan agreement, each lender was granted a warrant for a number of shares of Common Stock equal to the amount of the lender's loan commitment multiplied by
0.05 and then divided by the closing price of a share of Common Stock on the trading day immediately prior to the date of the lender's execution of the loan agreement. This closing price is also the exercise price of the warrant. In addition, at the time of each loan, each lender is granted a warrant for a number of shares of Common Stock equal to the amount of the loan multiplied by
0.30 and then divided by the closing price of a share of Common Stock on the trading day immediately prior to date of disbursement of the lender's loan. This closing price is also the exercise price of the warrant. As of December 31, 1998, the Company had borrowed $2,275,000 under the subordinated loan agreement and had granted the lenders warrants to purchase, in the aggregate, 18,970 shares of Common Stock at $14.50 per share, 43,551 shares of Common Stock at $15.50 per share and 9,091 shares of Common Stock at $16.50 per share. The loans to the Company pursuant to the subordinated loan agreement are unsecured and are subordinated to the Company's obligations under its credit facility with LaSalle National Bank.

                          DESCRIPTION OF CAPITAL STOCK

     The Company's authorized capital stock consists of 30,000,000 shares of Common Stock, par value $.01 per share.

COMMON STOCK

     As of September 30, 1998, there were 10,741,603 shares of Common Stock outstanding, which were held of record by approximately 190 stockholders.

     Holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders but do not have cumulative voting rights in respect of the election of directors. Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Company's Board of Directors out of legally available funds. In the event of the liquidation, dissolution or winding up of the Company, holders of Common Stock are entitled to share ratably in all of the assets of the Company remaining after payment or provision for payment of the Company's liabilities. Holders of Common Stock have no preemptive or other subscription rights to purchase any securities of the Company, and there are no conversion rights or redemption or sinking fund provisions in respect the Common Stock. All shares of Common Stock to be outstanding upon completion of this Offering will be fully paid and nonassessable.

WARRANTS

     As of September 30, 1998, there were outstanding warrants to purchase 286,619 shares of Common Stock, all of which were then exercisable at a weighted average exercise price of $8.21 per share. Of these outstanding warrants, warrants for 6,773 shares of Common Stock, at an exercise price of $69.02 per share, expire in March 1999; warrants for 53,810 shares of Common Stock, at an exercise price of $1.59 per share, expire in July 2000, and warrants for 226,036 shares of Common Stock, at an exercise price of $7.96 per share, expire in May 2001. Holders of warrants to purchase 178,794 shares of Common Stock are subject to 90-day lock-up agreements with the Managing Underwriters. See "Underwriting."

OPTIONS

     As of September 30, 1998, options to purchase a total of 986,746 shares of Common Stock were outstanding under the Company's stock option plans, of which options for a total of 377,175 shares were then exercisable at a weighted average exercise price of $4.81. Of the total options exercisable, options for 286,809 shares were held by executive officers and directors subject to 90-day lock-up agreements with the Managing Underwriters. See "Underwriting."

REGISTRATION RIGHTS OF CERTAIN HOLDERS

     Holders of certain shares of Common Stock (the "Registrable Shares") are entitled to certain rights in respect of the registration of the Registrable Shares under the Securities Act of 1933, as amended (the "Securities Act"). All of the Registrable Shares are already freely tradeable without restriction except for 1,055,302 Registrable Shares held by the Company's executive officers and directors, which may be sold subject to the volume limitation and other conditions of Rule 144. The Company is unable to determine the number of Registrable Shares that are currently issued and outstanding because it is unable to identify the beneficial owners of shares of Common Stock held in the names of brokers and other nominees. The Company estimates that in addition to the Registrable Shares held by the Company's executive officers and directors, there may be as many as a further 1,600,000 Registrable Shares issued and outstanding. Under the agreement by which registration rights were granted in respect of the Registrable Shares, no registration rights may be exercised for a period of 180 days after the date of this Offering without the prior written consent of Warburg Dillon Read LLC on behalf of the Managing Underwriters. See "Underwriting."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Common Stock is Harris Trust and Savings Bank.

                        SHARES ELIGIBLE FOR FUTURE SALE


     Upon completion of this Offering, the Company will have 14,241,603 shares of Common Stock outstanding (based upon shares outstanding as of September 30, 1998). Of these shares, approximately 11,535,496 shares, including the 3,500,000 shares offered hereby (or approximately 12,060,496 shares if the Underwriters' over-allotment option is exercised in full) will be freely tradeable without restriction or further registration under the Securities Act. The remaining 2,706,107 shares may be sold in the public market only if they are registered under the Securities Act or if they qualify for an exemption from registration under Rule 144. Approximately 2,585,736 of these shares will be eligible for sale under Rule 144 on the date of this Offering.


     The Company's executive officers and directors, who together hold 2,210,150 shares of Common Stock (all of which are eligible for sale under Rule 144 on the date of this Offering), have entered into lock-up agreements with the Managing Underwriters pursuant to which the holders have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of, directly or indirectly, any of their shares of Common Stock, or any shares that they may acquire through the exercise of stock options or warrants, or to exercise any of their registration rights in respect of their shares of Common Stock, for a period of 90 days beginning on the date of this Offering without the prior written consent of Warburg Dillon Read LLC on behalf of the Managing Underwriters. See "Underwriting."

     In addition, certain holders of Common Stock have registration rights in respect of their shares. Under the registration agreement by which these registration rights were granted, no registration rights may be exercised for a period of 180 days after the date of this Offering without the prior written consent of Warburg Dillon Read LLC on behalf of the Managing Underwriters. See "Description of Capital Stock -- Registration Rights of Certain Holders."

                                  UNDERWRITING

     The names of the Underwriters of the shares of Common Stock offered hereby and the aggregate number of shares of Common Stock which each has severally agreed to purchase from the Company, subject to the terms and conditions specified in the Underwriting Agreement, are as follows:


                        UNDERWRITERS                            NUMBER OF SHARES
                        ------------                            ----------------
Warburg Dillon Read LLC ....................................
Credit Suisse First Boston Corporation......................
William Blair & Company, L.L.C. ............................
                                                                   ---------
     Total..................................................       3,500,000
                                                                   =========



     The Managing Underwriters are Warburg Dillon Read LLC, Credit Suisse First Boston Corporation and William Blair & Company, L.L.C.


     If any shares of Common Stock offered hereby are purchased by the Underwriters, all such shares will be so purchased. The Underwriting Agreement contains certain provisions whereby, if any Underwriter defaults in its obligation to purchase such shares, and the aggregate obligations of the Underwriters so defaulting do not exceed 10% of the shares offered hereby, the remaining Underwriters, or some of them, must assume such obligations.

     The Underwriters propose to offer the shares of Common Stock to the public initially at the offering price set forth on the cover page of this Prospectus,
and to certain dealers at such price less a concession not to exceed $     per
share. The Underwriters may allow, and such dealers may reallow, a concession
not to exceed $     per share on sales to certain other dealers. The offering of the shares of Common Stock is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and withdrawal, cancellation or modification of the offer without notice. The Underwriters reserve the right to reject any order for the purchase of the shares. After the shares are released for sale to the public, the public offering price, the concession and the reallowance may be changed by the Managing Underwriters.


     The Company has granted to the Underwriters an option to purchase up to an additional 525,000 shares of Common Stock at the offering price less the underwriting discount set forth on the cover page of this Prospectus. Such option is exercisable during the 30 days beginning on the date of the Underwriting Agreement. The Underwriters may exercise such option only to cover over-allotments made of the shares in connection with the Offering. To the extent the Underwriters exercise this option, each of the Underwriters will be obligated, subject to certain conditions, to purchase the number of additional shares proportionate to such Underwriter's initial commitment.


     The Company has agreed in the Underwriting Agreement to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments that the Underwriters may be required to make in respect thereof.

     The Company and each of its officers and directors have agreed prior to this Offering not to offer, sell, contract to sell, grant any option to sell, or otherwise dispose of, directly or indirectly, any shares of Common Stock, or securities convertible into or exercisable or exchangeable for, any shares of Common Stock or warrants or other rights to purchase shares of Common Stock, or permit the registration of any shares of Common Stock for a period of 90 days after the date of this Prospectus, without the prior consent of Warburg Dillon Read LLC acting on behalf of the Managing Underwriters (with the exception that, without such consent, the Company may sell the shares of Common Stock offered hereby).

     The Managing Underwriters, on behalf of the Underwriters, may engage in over-allotment, stabilizing transactions, syndicate cover transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Over-allotment involves syndicate sales in excess of the Offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Syndicate covering transactions involve purchases of the Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Managing Underwriters to reclaim a selling concession from a syndicate member when the Common Stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

     The Managing Underwriters, on behalf of the Underwriters, may engage in passive market making on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during the one-day period before the commencement of offers or sales of Common Stock. The passive market making transactions must comply with applicable volume and price limits and be identified as such. In general, a passive market maker must display its bid at a price not in excess of the highest independent bid for such security; if all independent bids are lowered before the passive market maker's bid, however, such bid must then be lowered when certain purchase limits are exceeded. Passive market making may stabilize the market price of the Common Stock above independent market levels and, if commenced, may be discontinued at any time.

     The Underwriters do not expect to confirm sales to accounts over which they exercise discretionary authority.

                                 LEGAL MATTERS

     Certain legal matters in connection with the Common Stock offered hereby are being passed upon for the Company by Johnson and Colmar, Chicago, Illinois and for the Underwriters by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York.

                                    EXPERTS

     The consolidated financial statements of Stericycle, Inc. and Subsidiaries at December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, appearing in this Prospectus and in the Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein and in the Registration Statement, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Waste System, Inc. and Subsidiary at December 31, 1996 and 1997, and for each of the years then ended, appearing in this Prospectus and in the Registration Statement have been audited by Heard McElroy & Vestal, L.L.P., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     The financial statements of Med-Tech Environmental Limited at December 31, 1996 and 1997, and for each of the years then ended, appearing in this Prospectus and in the Registration Statement have been audited by Collins Barrow, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Exchange Act , and in accordance with such requirements files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). The Company's filings can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at 7 World Trade Center, Suite 1300, New York, New York 10048, and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of this material can be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W, Washington, D.C. 20549 at prescribed rates. In addition, the Commission maintains a site on the World Wide Web at http://www.sec.gov, and copies of the reports, proxy statements and other information that the Company has filed electronically may be accessed at this Web site.

     This Prospectus forms part of a Registration Statement on Form S-3 (the "Registration Statement") which the Company has filed with the Commission under the Securities Act. In accordance with the Commission's rules and regulations, this Prospectus omits certain of the information in the Registration Statement and all of its exhibits, and reference is made to the Registration Statement and its exhibits for further information relating to the Company and the Common Stock offered hereby. Copies of the Registration Statement and its exhibits may be obtained from the Commission upon payment of the prescribed fee or may be inspected without charge at the Commission's public reference facilities described above. Statements in this Prospectus concerning the provisions of any document are not necessarily complete, and each such statement is qualified in its entirety by reference to the copy of the relevant document filed as an exhibit to the Registration Statement.

                      DOCUMENTS INCORPORATED BY REFERENCE


     The following documents that the Company has filed with the Commission are incorporated in this Prospectus by reference: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (File No. 0-21229); (ii) the Company's Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, June 30 and September 30, 1998; and (iii) the description of the Company's Common Stock contained in the Registration Statement on Form 8-A which the Company filed on August 21, 1996; and (iv) the Company's Current Reports and Current Reports (Amended) on Forms 8-K and 8-K/A filed on September 15, October 15, November 4 and December 14, 1998 and January 4 and 7, 1999.


     All documents that the Company files with the Commission pursuant to sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus but prior to the termination of the Offering to which this Prospectus relates shall be deemed to be incorporated in this Prospectus by reference from their respective dates of filing.

     Any statement in a document incorporated or deemed to be incorporated in this Prospectus by reference shall be deemed to be modified or superseded for purposes of this Prospectus and the Registration Statement to the extent that a statement in this Prospectus or the Registration Statement, or in any document filed after the date of this Prospectus which is deemed to be incorporated in this Prospectus by reference, modifies or supersedes such statement. Any statement so modified or superseded shall be incorporated or deemed to be incorporated in this Prospectus only as so modified or superseded.


     The Company will provide without charge to each person to whom a copy of this Prospectus is delivered, at his or her written or oral request, copies of all or any of the documents that have been or may be incorporated in this Prospectus by reference (excluding the exhibits to any such documents, however, unless the exhibits are specifically incorporated in this Prospectus). Requests for copies should be directed to Investor Relations, Stericycle, Inc., at the Company's offices at 28161 North Keith Drive, Lake Forest, Illinois 60045 (telephone number: (847) 367-5910).

                         INDEX TO FINANCIAL STATEMENTS

                                                                PAGE
                                                                ----
STERICYCLE, INC. AND SUBSIDIARIES
Report of Independent Auditors, Ernst & Young LLP...........     F-2
Consolidated Balance Sheets at December 31, 1996 and 1997...     F-3
Consolidated Statements of Operations for Each of the Years
  in the Three-Year Period Ended December 31, 1997..........     F-4
Consolidated Statements of Cash Flows for Each of the Years
  in the Three-Year Period Ended December 31, 1997..........     F-5
Consolidated Statements of Changes in Shareholders' Equity
  for Each of the Years in the Three-Year Period Ended
  December 31, 1997.........................................     F-6
Notes to Consolidated Financial Statements..................     F-7
Condensed Consolidated Balance Sheets at December 31, 1997
  and September 30, 1998 (Unaudited)........................    F-20
Condensed Consolidated Statements of Operations for the Nine
  Months Ended September 30, 1997 and 1998 (Unaudited)......    F-21
Condensed Consolidated Statements of Cash Flows for the Nine
  Months Ended September 30, 1997 and 1998 (Unaudited)......    F-22
Notes to Condensed Consolidated Financial Statements
  (Unaudited)...............................................    F-23
WASTE SYSTEM, INC. AND SUBSIDIARY
Independent Auditor's Report, Heard McElroy & Vestal LLP....    F-27
Consolidated Balance Sheets at December 31, 1997 and 1996...    F-28
Consolidated Statements of Operations for the Years Ended
  December 31, 1997 and 1996................................    F-29
Consolidated Statements of Shareholders' Equity (Deficit)
  for the Years Ended December 31, 1996 and 1997............    F-30
Consolidated Statements of Cash Flows for the Years Ended
  December 31, 1997 and 1996................................    F-31
Notes to Consolidated Financial Statements..................    F-32
Consolidated Balance Sheets at September 30, 1998 and 1997
  (Unaudited)...............................................    F-47
Consolidated Statements of Operations for the Nine Months
  Ended September 30, 1998 and 1997 (Unaudited).............    F-48
Consolidated Statements of Shareholders' Equity (Deficit)
  for the Nine Months Ended September 30, 1998 and 1997
  (Unaudited)...............................................    F-49
Consolidated Statements of Cash Flows for the Nine Months
  Ended September 30, 1998 and 1997 (Unaudited).............    F-50
Selected Information........................................    F-51
MED-TECH ENVIRONMENTAL LIMITED
Auditor's Report, Collins Barrow, Chartered Accountants.....    F-53
Consolidated Balance Sheets at March 31, 1998 and 1997......    F-54
Consolidated Statements of Deficit for the Years Ended March
  31, 1998 and 1997.........................................    F-55
Consolidated Statements of Income for the Years Ended March
  31, 1998 and 1997.........................................    F-56
Consolidated Statements of Changes in Financial Position for
  the Years Ended March 31, 1998 and 1997...................    F-57
Notes to Consolidated Financial Statements..................    F-58
Consolidated Balance Sheets at June 30, 1998 and 1997
  (Unaudited)...............................................    F-65
Consolidated Statements of Income for the Three Months Ended
  June 30, 1998 and 1997 (Unaudited)........................    F-66
Consolidated Statements of Changes in Financial Position for
  the Three Months Ended June 30, 1998 and 1997
  (Unaudited)...............................................    F-67
Notes to Consolidated Financial Statements (Unaudited)......    F-68
UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
Introduction to Unaudited Pro Forma Consolidated Financial
  Statements................................................    F-69
Unaudited Pro Forma Consolidated Statement of Operations for
  the Year Ended December 31, 1997..........................    F-70
Unaudited Pro Forma Consolidated Statement of Operations for
  the Nine Months Ended September 30, 1998..................    F-72
Unaudited Pro Forma Consolidated Balance Sheet at September
  30, 1998..................................................    F-74

                         REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders
Stericycle, Inc.

     We have audited the accompanying consolidated balance sheets of Stericycle, Inc. and Subsidiaries as of December 31, 1996 and 1997, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Stericycle, Inc. and Subsidiaries at December 31, 1996 and 1997, and the consolidated results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1997, in conformity with generally accepted accounting principles.

                                          ERNST & YOUNG LLP

Chicago, Illinois
March 6, 1998

                       STERICYCLE, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                    DECEMBER 31,
                                                                --------------------
                                                                  1996        1997
                                                                  ----        ----
                                    ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 11,950    $  5,374
  Short-term investments....................................       5,799       2,335
  Accounts receivable, less allowance for doubtful accounts
     of $178 in 1996 and $361 in 1997.......................       4,756      10,286
  Parts and supplies........................................         360         660
  Prepaid expense...........................................         426         440
  Other.....................................................         490         392
                                                                --------    --------
       Total current assets.................................      23,781      19,487
                                                                --------    --------
Property, plant and equipment:
  Land......................................................          90          90
  Buildings and improvements................................       5,598       5,561
  Machinery and equipment...................................      10,702      11,469
  Office equipment and furniture............................         463         746
  Construction in progress..................................         362         614
                                                                --------    --------
                                                                  17,215      18,480
Less accumulated depreciation...............................      (5,208)     (7,239)
                                                                --------    --------
       Property, plant and equipment, net...................      12,007      11,241
                                                                --------    --------
Other assets:
  Goodwill, less accumulated amortization of $807 in 1996
     and $2,040 in 1997.....................................      18,834      29,458
  Other.....................................................         533       1,040
                                                                --------    --------
       Total other assets...................................      19,367      30,498
                                                                --------    --------
       Total assets.........................................    $ 55,155    $ 61,226
                                                                ========    ========
                     LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................    $  3,215    $  3,052
  Accounts payable..........................................       1,510       1,927
  Accrued liabilities.......................................       3,769       7,039
  Deferred revenue..........................................         670         255
                                                                --------    --------
       Total current liabilities............................       9,164      12,273
                                                                --------    --------
Long-term debt:
  Industrial development revenue bonds and other............       1,986       1,405
  Notes payable.............................................       2,605       2,070
                                                                --------    --------
       Total long-term debt.................................       4,591       3,475
                                                                --------    --------
Other liabilities...........................................       1,386         452
Shareholders' equity:
  Common stock (par value $.01 per share, 30,000,000 shares
     authorized, 10,000,264 issued and outstanding in 1996,
     10,472,799 issued and outstanding in 1997).............         100         105
  Additional paid-in capital................................      79,409      82,986
  Notes receivable for common stock purchases...............          (4)         (4)
  Accumulated deficit.......................................     (39,491)    (38,061)
                                                                --------    --------
       Total shareholders' equity...........................      40,014      45,026
                                                                --------    --------
       Total liabilities and shareholders' equity...........    $ 55,155    $ 61,226
                                                                ========    ========

   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1995      1996      1997
                                                               ----      ----      ----
Revenues....................................................  $21,339   $24,542   $46,166
  Costs and expenses:
  Cost of revenues..........................................   17,478    19,423    34,109
  Selling, general and administrative expenses..............    8,137     7,556    10,671
                                                              -------   -------   -------
     Total costs and expenses...............................   25,615    26,979    44,780
                                                              -------   -------   -------
Income (loss) from operations...............................   (4,276)   (2,437)    1,386
Other income (expense):
  Interest income...........................................        9       421       618
  Interest expense..........................................     (277)     (373)     (428)
                                                              -------   -------   -------
     Total other income (expense)...........................     (268)       48       190
                                                              -------   -------   -------
Income (loss) before income taxes...........................  $(4,544)  $(2,389)  $ 1,576
Income tax expense..........................................       --        --       146
                                                              -------   -------   -------
Net income (loss)...........................................  $(4,544)  $(2,389)  $ 1,430
                                                              =======   =======   =======
Basic earnings per share:
  Basic net income (loss) per share.........................  $ (0.81)  $ (0.32)  $  0.14
                                                              =======   =======   =======
Diluted earnings per share (restated EPS for FAS 128 and SAB
  98)
  Diluted net income (loss) per share.......................  $ (0.81)  $ (0.32)  $  0.13
                                                              =======   =======   =======

   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31,
                                                              ---------------------------
                                                               1995      1996      1997
                                                               ----      ----      ----
OPERATING ACTIVITIES:
Net income (loss)...........................................  $(4,544)  $(2,389)  $ 1,430
Adjustments to reconcile net income (loss) to net cash (used
  in) provided by operating activities:
     Depreciation and amortization..........................    1,916     2,064     3,078
     Settlement with regulatory agency......................      273        --        --
     Other, net.............................................      129        --        --
Changes in operating assets, net of effect of acquisitions
  and divestitures:
     Accounts receivable....................................      866      (554)   (4,123)
     Parts and supplies.....................................      135       144      (300)
     Prepaid expenses.......................................      196       (18)      (14)
     Other assets...........................................      128       (37)       98
     Accounts payable.......................................      570      (428)     (413)
     Accrued liabilities....................................     (838)    1,178       559
     Deferred revenue and other liabilities.................      298        97      (415)
                                                              -------   -------   -------
Net cash (used in) provided by operating activities.........     (871)       57      (100)
                                                              -------   -------   -------
INVESTING ACTIVITIES:
     Capital expenditures...................................     (726)     (995)   (1,235)
     Payments for acquisitions, net of cash acquired........     (459)   (6,516)   (5,552)
     Proceeds from maturity of short-term investments.......       --        --     5,799
     Purchases of short-term investments....................       --    (5,799)   (2,335)
     Proceeds from divestitures.............................      792        --        --
                                                              -------   -------   -------
Net cash used in investing activities.......................     (393)  (13,310)   (3,323)
                                                              -------   -------   -------
FINANCING ACTIVITIES:
     Net proceeds from (payments of) note payable to bank...      858      (858)       --
     Repayment of long-term debt............................     (171)   (3,275)   (2,905)
     Principal payments on capital lease obligations........     (482)     (397)     (305)
     Principal payments on notes receivable for common stock
       purchases............................................       --        60        --
     Proceeds from long-term debt...........................       --     1,000        --
     Proceeds from issuance of common stock.................       18    28,535        57
     Other..................................................      (27)       --        --
                                                              -------   -------   -------
Net cash provided by (used in) financing activities.........      196    25,065    (3,153)
                                                              -------   -------   -------
Net increase (decrease) in cash and cash and cash
  equivalents...............................................   (1,068)   11,812    (6,576)
Cash and cash equivalents at beginning of year..............    1,026       138    11,950
                                                              -------   -------   -------
Cash and cash equivalents at end of year....................  $   138   $11,950   $ 5,374
                                                              =======   =======   =======
Non-cash activities:
     Issuance of common stock for certain acquisitions......  $    --   $    --   $ 3,525
     Issuance of notes payable for certain acquisitions.....  $    --   $ 6,497   $ 1,120

   The accompanying notes are an integral part of these financial statements.

                          STERICYCLE AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997
                                 (IN THOUSANDS)
                                  COMMON STOCK

                                                          ACCUMULATED
                                                          DIVIDENDS ON                                     TOTAL
                                                          CONVERTIBLE        NOTES                      SHAREHOLDERS
                      ISSUED AND             ADDITIONAL    REDEEMABLE    RECEIVABLE FOR                    EQUITY
                      OUTSTANDING             PAID-IN      PREFERRED      COMMON STOCK    ACCUMULATED   (NET CAPITAL
                        SHARES      AMOUNT    CAPITAL        STOCK         PURCHASES        DEFICIT      DEFICIENCY
                      -----------   ------   ----------   ------------   --------------   -----------   ------------
BALANCES AT DECEMBER
  31, 1994...........      370       $  4     $   811       $(13,001)        $ (619)       $(32,558)      $(45,363)
Common stock issued
  in exchange for
  preferred stock....    5,043         50      49,439                                                       49,489
Issuance of common
  stock..............      350          3                                                                        3
Accumulated dividends
  cancelled..........                                         13,001                                        13,001
Notes receivable
  cancelled..........     (181)        (2)       (629)                          619                            (12)
Net loss.............                                                                        (4,544)        (4,544)
                        ------       ----     -------       --------         ------        --------       --------
BALANCES AT DECEMBER
  31, 1995...........    5,582       $ 55     $49,621       $     --         $   --        $(37,102)      $ 12,574
Initial public
  offering of common
  stock (net of
  offering costs)....    3,450         36      27,586                                                       27,621
Issuance of common
  stock for exercise
  of options and
  warrants and
  employee stock
  purchases..........      870          9         717                           (64)                           662
Note payable
  exchanged for
  common stock.......       98          1       1,485                                                        1,486
Principal payments
  under note
  receivable.........                                                            60                             60
Net loss.............                                                                        (2,389)        (2,389)
                        ------       ----     -------       --------         ------        --------       --------
BALANCES AT DECEMBER
  31, 1996...........   10,000       $100     $79,409       $     --         $   (4)       $(39,491)      $ 40,014
Issuance of common
  stock for exercise
  of options and
  warrants and
  employee stock
  purchases..........       70          1          56                                                           57
Common stock issued
  for acquisitions...      403          4       3,521                                                        3,525
Net income...........                                                                         1,430          1,430
                        ------       ----     -------       --------         ------        --------       --------
BALANCES AT DECEMBER
  31, 1997...........   10,473       $105     $82,986       $     --         $   (4)       $(38,061)      $ 45,026
                        ======       ====     =======       ========         ======        ========       ========

   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                               DECEMBER 31, 1997

NOTE 1 -- DESCRIPTION OF BUSINESS

     Stericycle, Inc. (the "Company") was incorporated in Delaware in March 1989 for the purpose of providing collection, transportation, treatment, disposal, reduction, re-use and recycling services for regulated medical waste to hospitals and other health care providers in the United States and Canada.

NOTE 2 -- SUMMARY OF ACCOUNTING POLICIES

  Principles of Consolidation:

     The consolidated financial statements include the accounts of Stericycle, Inc. and its wholly-owned subsidiaries, Stericycle of Arkansas, Inc., Stericycle of Washington, Inc., SWD Acquisition Corporation and Environmental Control Co., Inc. All significant intercompany accounts and transactions have been eliminated.

  Revenue Recognition:

     The Company recognizes revenue when the treatment of the regulated medical waste is completed on-site or the waste is shipped off-site for processing and disposal. For waste shipped off-site, all associated costs are recognized at time of shipment.

  Cash Equivalents and Short-Term Investments:

     The Company considers all highly liquid instruments with a maturity of less than three months when purchased to be cash equivalents. Short-term investments consist of highly liquid investments in corporate debt obligations which mature in less than one year and are classified as held-to-maturity since management has the positive intent and ability to hold the securities to maturity. These obligations are stated at amortized cost, which approximates fair market value. Interest income is recognized as earned.

  Property, Plant and Equipment:

     Property, plant and equipment are stated at cost. Depreciation and amortization, which include the depreciation of assets recorded under capital leases, are computed using the straight-line method over the estimated useful lives of the assets as follows:

        Buildings and improvements -- 10 to 30 years

        Machinery and equipment -- 3 to 10 years

        Office equipment and furniture -- 5 to 10 years

  Goodwill:

     Goodwill is amortized using the straight-line method over 25 years. Amortization expense for 1995, 1996 and 1997 related to goodwill was approximately $320,000, $390,000 and $1,042,000, respectively. The Company continually evaluates the value and future benefits of its goodwill. The Company assesses recoverability from future operations using income from operations of the related acquired business as a measure. Under this approach, the carrying value of good-will would be reduced if it becomes probable that the Company's best estimate for expected undiscounted future cash flows of the related business would be less than the carrying amount of goodwill over its remaining amortization period. For the three-year period ended December 31, 1997, there were no adjustments to the carrying amounts of goodwill resulting from these evaluations.

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 2 -- SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
  New Plant Development and Permitting Costs:

     The Company expenses costs associated with the operations of new plants prior to the commencement of services to customers and all initial and on-going costs related to permitting.

  Research and Development Costs:

     The Company expenses costs associated with research and development as incurred. Research and development expense for 1995, 1996 and 1997 was $975,000, $194,000 and $281,000, respectively.

  Income Taxes:

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Deferred tax liabilities and assets are determined based on the differences between the financial statement and tax bases of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

  Financial Instruments:

     The Company's financial instruments consist of cash and cash equivalents, short-term investments, accounts receivable and payable and long-term debt. The fair values of these financial instruments were not materially different from their carrying values. Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of accounts receivable. Credit risk on trade receivables is minimized as a result of the large size of the Company's customer base. No single customer represents greater than 10% of total accounts receivable. The Company performs ongoing credit evaluation of its customers and maintains allowances for potential credit losses. These losses, when incurred, have been within the range of management's expectations.

  Use of Estimates:

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

  Net Income (Loss) Per Common Share:

     In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"). FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes the dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All net income (loss) per common share amounts for all periods have been presented, and where appropriate, restated to conform to FAS 128 requirements. In restating net income (loss) per common share to comply with the requirements of FAS 128, the Company applied the recently issued Staff Accounting Bulletin No. 98 ("SAB 98"). As a result of applying the provisions of SAB 98, the Company has restated the 1995 and 1996 loss per share to exclude the antidilutive effect of options and warrants ranted within one year of the Company's 1996 initial public offering.

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 2 -- SUMMARY OF ACCOUNTING POLICIES (CONTINUED)
  Impact of Recently Issued Accounting Standards:

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components in financial statements and is effective for fiscal years beginning after December 15, 1997. The adoption of FAS 130 will have no impact on the Company's financial position, results of operations, or cash flows.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information" ("FAS 131"). FAS 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosure about products and services, geographic areas and major customers. FAS 131 is effective for financial statements for fiscal years beginning after December 15, 1997. The Company is evaluating the disclosure requirements of FAS 131 and has not determined whether its adoption will have a material impact on its future disclosure requirements.

NOTE 3 -- INITIAL PUBLIC OFFERING

     On August 28 and August 30, 1996 the Company successfully completed an initial public offering of 3,450,000 shares of common stock at $9 per share. The Company received total proceeds from the offering, net of offering costs, of approximately $27,621,000.

NOTE 4 -- INCOME TAXES

     The Company's deferred tax liabilities and assets as of December 31, 1996 and 1997 are as follows:

                                                        1996              1997
                                                        ----              ----
Deferred tax liabilities:
  Capital lease obligations.......................  $   (324,000)     $   (461,000)
  Property, plant and equipment...................      (694,000)         (509,000)
  Goodwill........................................      (160,000)         (228,000)
                                                    ------------      ------------
Total deferred tax liabilities....................    (1,178,000)       (1,198,000)
Deferred tax assets:
  Accrued liabilities.............................       835,000           857,000
  Research and development costs..................       324,000           324,000
  Other...........................................       198,000           195,000
  Net operating tax loss carryforward.............    15,102,000        14,344,000
  Alternative minimum tax credit carryforward.....            --            60,000
                                                    ------------      ------------
Total deferred tax assets.........................    16,459,000        15,780,000
                                                    ------------      ------------
Net deferred tax assets...........................    15,281,000        14,582,000
Valuation allowance...............................   (15,281,000)      (14,582,000)
                                                    ------------      ------------
Net deferred tax assets...........................  $         --      $         --
                                                    ============      ============

     At December 31, 1997, the Company had net operating loss carryforwards for federal income tax purposes of approximately $36,000,000, which expire beginning in 2004. Based on the Internal Revenue Code of 1986, as amended, and changes in the ownership of the Company, utilization of the net operating loss carryforwards are subject to annual limitations, which could significantly restrict or partially eliminate the

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 4 -- INCOME TAXES (CONTINUED)
utilization of the net operating losses. Additionally, the Company has an alternative minimum tax credit carryforward of $60,000 available indefinitely.

     Significant components of the Company's income tax expense for the year ended December 31, 1997 are as follows:

Current
  Federal...................................................    $ 60,000
  State.....................................................      86,000
                                                                --------
Total provisions............................................    $146,000
                                                                ========

     A reconciliation of the income tax provision computed at the federal statutory tax rate to the effective tax rate for the year ended December 31, 1997 is as follows:

Federal statutory income tax rate...........................     34.0%
Effect of:
  State taxes, net of federal tax effect....................      4.4
  Alternative minimum taxes.................................      3.8
  Non-deductible goodwill amortization......................      4.5
  Other.....................................................      1.7
  Utilization of net operating loss carryforward............    (39.1)
                                                                -----
Effective tax rate..........................................      9.3%
                                                                =====

     In 1997, the Company paid income tax of $58,300. No income taxes were paid in 1996 and 1995. Additionally, the Company did not recognize any income tax benefit for 1996 and 1995 due to the Company's recurring operating losses and valuation allowances established for net deferred tax assets.

NOTE 5 -- ACQUISITIONS AND DIVESTITURES

     In November 1997, the Company purchased the customer list and certain other assets of Cal-Va, Inc. ("Cal-Va"), which operated a regulated medical waste business in northern Virginia and Washington D.C. The purchase price was paid by the issuance of shares of the Company's common stock and the assumption of certain of Cal-Va's liabilities. The purchase price is to be adjusted in the event that revenues fall below certain levels.

     In November 1997, the Company purchased selected customer contracts of Phoenix Services Inc. ("Phoenix"), which operated a regulated medical waste business in the Baltimore, Maryland metropolitan area. The purchase price was paid in cash (in January 1998) and by delivery of a $20,000 note due in September 1998.

     In August 1997, the Company purchased the customer list and certain other assets of Envirotech Enterprises, Inc. which operated a regulated medical waste business in Arizona. The purchase price was paid in cash and by delivery of a $300,000 note due in August 1998. The purchase price is to be adjusted in the event that acquired revenues fall below certain levels.

     In June 1997, the Company purchased the customer list and certain other assets of the regulated medical waste business of Waste Management, Inc. ("WMI") in Wisconsin ("WMI-WI"). In July 1997, the Company announced the purchase of the customer lists and certain other assets of the regulated medical waste businesses of Regional Carting, Inc. and Rumpke Container Service, Inc. in New Jersey and Ohio, respectively. The purchase price for these three acquisitions was paid by a combination of cash, assumption of

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 5 -- ACQUISITIONS AND DIVESTITURES (CONTINUED) liabilities and issuance of shares of common stock of the Company and, in one case, delivery of a note which was paid in December 1997. In the event that acquired revenues for each of these three companies fall below certain levels, the purchase price will be adjusted accordingly.

     In May 1997, the Company announced the acquisition of all of the outstanding stock of Environmental Control Co., Inc. ("ECCO"), one of the leading medical waste companies in the New York City market. The Company paid $4,200,000 in cash; issued 125,000 shares of stock, assumed debt on vehicles and issued a $2,300,000 10-year promissory note for the balance of the purchase price. The note bears interest at a rate of 6.86% per annum payable in 10 equal annual installments of $230,000 starting in May, 1998. The ECCO purchase price is subject to downward adjustments to reflect uncollectible acquired accounts receivable, additional outstanding obligations not reflected in the purchase price at closing, and the extent to which ECCO's revenues during the one-year period following closing are less than a specified amount.

     In December 1996, the Company purchased the customer lists, vehicles and certain other assets of the major portion of WMI's medical waste business (the "WMI Acquisition") for $5,450,000 cash and a note for $5,210,000. During the quarter ended June 30, 1997, adjustments were made to the value of the vehicles purchased and to the purchase price. The purchase price was decreased by $756,000 as specified in the agreement, and the related goodwill and note payable were adjusted accordingly. The Company finalized its estimate of the value of the vehicles purchased and reduced the related note accordingly. In the quarter ended December 31, 1997, the purchase price was decreased by $163,000 as specified in the agreement, and the related goodwill was adjusted accordingly. The Company paid $1,796,650 of the adjusted $3,593,301 balance of the note to WMI in December 1997. The balance plus accrued interest is due in December 1998.

     In May 1996, the Company purchased the customer list and certain other assets of Doctors Environmental Control, Inc. for $400,000 in cash and notes payable issued for $600,000, which are payable on May 1, 1998 with an interest rate of 6% per annum. In addition, the Company assumed vehicle leases totaling $77,000, which were paid off in May 1996, and delivered option agreements to shareholders of the seller giving them an option to purchase up to a total of 53,816 shares of the Company's common stock. The price for the purchase of the common stock upon exercise of each option was the surrender and cancellation of the note payable. The options were exercised in August 1996.

     In April 1996, the Company purchased the customer list and certain other assets of Sharps Incinerator of Fort, Inc. for $757,000 in cash of which $562,000 was payable at closing and the balance plus interest was paid in November 1996.

     In January 1996, the Company purchased the customer lists and certain other assets of WMI Medical Services of New England, Inc. for $100,000 in cash and $492,000 in notes payable issued to the seller. The notes bear interest at a rate of 7.5% per annum with $150,000 plus interest paid in 1996, $157,000 plus interest paid in 1997 and $185,000 plus interest paid in January 1998.

     In July 1995, the Company sold selected customer lists and related assets for $248,000. The Company recognized a gain of $50,000 on this transaction, which is included in selling, general and administrative expense in the 1995 Consolidated Statement of Operations.

     In June 1995 the Company purchased the customer list and transportation equipment and assumed certain contract obligations of Safetech Health Care for $160,000.

     In April 1995, the Company sold the St. Louis portion of its business to a competitor. The Company received $544,000 as payment for the customer list and concurrently agreed to resolve an antitrust lawsuit brought against this competitor by the Company. The Company recognized a gain on this transaction of $408,000, which is included in selling, general and administrative expense in the 1995 Consolidated Statement of Operations.

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 5 -- ACQUISITIONS AND DIVESTITURES (CONTINUED)
     For financial reporting purposes these acquisition transactions were accounted for using the purchase method of accounting. The total purchase price for 1995, 1996 and 1997 of $459,000, $13,013,000 and $10,197,000, respectively, net of cash acquired, was allocated to assets acquired and liabilities assumed based on their estimated fair market value at the date of acquisition. The total purchase price for 1997 acquisitions includes the value of 403,000 shares of common stock issued to the sellers. The excess of the purchase price over the fair market value of the net assets acquired is reflected in the accompanying Consolidated Balance Sheets as goodwill. The results of operations of these acquired businesses are included in the Consolidated Statement of Operations from the date of the acquisition. The effect of these acquisitions would not have a significant effect on the Company's operations, except for the WMI Acquisition and the ECCO acquisition.

     The following unaudited pro forma results of operations assumes that the WMI Acquisition occurred as of January 1, 1995 and that the ECCO acquisition occurred as of January 1, 1996, after giving effect to certain adjustments including amortization of goodwill, increased interest expense on debt incurred in connection with the acquisitions and adjustments to record incremental recurring costs associated with the consolidation of the operations as the historical results of operations of WMI and ECCO did not reflect these costs:

                                                          YEAR ENDED DECEMBER 31,
                                                  ---------------------------------------
                                                    1995           1996           1997
                                                    ----           ----           ----
                                                   (IN THOUSANDS, EXCEPT PER SHARE DATA)
Pro forma revenues..............................   $36,839        $46,619        $48,181
Pro forma net income (loss).....................    (4,270)        (1,575)         1,576
Pro forma diluted net income (loss) per share...   $ (0.76)       $ (0.21)       $  0.15

     The pro forma financial information does not purport to be indicative of the results of operations that would have occurred had the transactions taken place at the beginning of the periods indicated or of future results of operations.

NOTE 6 -- LONG-TERM DEBT

     Long-term debt consists of the following at December 31:

                                                               1996     1997
                                                               ----     ----
                                                              (IN THOUSANDS)
Industrial development revenue bonds........................  $1,492   $1,358
Obligations under capital leases............................     517      212
Note payable to bank........................................      --       --
Notes payable...............................................   5,797    4,957
                                                              ------   ------
                                                               7,806    6,527
Less: Current portion.......................................   3,215    3,052
                                                              ------   ------
     Total..................................................  $4,591   $3,475
                                                              ======   ======

     In March 1998, the Company entered into a new revolving line of credit with Silicon Valley Bank. To secure this line of credit, the Company granted the bank a lien on all of the Company's assets. Borrowings under the line of credit are limited to the lesser of $7,500,000 or a specific percentage of the Company's eligible receivables, as defined in the loan and security agreement. Outstanding borrowings bear interest at the bank's prime rate plus 0.50% or LIBOR plus 3.0%, at the Company's option. This agreement has a maturity date of March 5, 1999. Under the terms of the loan and security agreement, the Company is among other things, restricted from paying dividends and is required to maintain minimum levels of total liabilities to net

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 6 -- LONG-TERM DEBT (CONTINUED)
worth, quick ratio and profitability. The Company had no borrowings under its prior $2,500,000 line of credit with the bank as of December 31, 1997.

     In connection with the Company's May 1997 purchase of ECCO's stock, a 10-year note for $2,300,000 was issued to the owners of ECCO. The note is payable in 10 equal annual installments due on May 1 of each year starting in 1998. The note bears interest at the rate of 6.86% per annum.

     In connection with the Company's December 1996 purchase of WMI's medical waste business, a note payable totaling $5,210,000 was issued to WMI. The note was adjusted to $3,593,301, of which $1,796,650 was repaid in 1997 and $1,796,651 is due on December 20, 1998. The note bears interest at a rate of 7% per annum.

     In 1995, an agreement was reached with the Rhode Island Department of Environmental Management regarding two notices of violation issued in 1994 and 1995. Although the Company believed that the allegations were meritless, the agreement was entered into in order to resolve the matter in the best interest of the Company and its customers in a timely manner. The Company agreed to pay $35,000 each year from 1995 to 1998, $50,000 in 1999, $60,000 in 2000 and
$150,000 in 2001 to the Rhode Island Air and Water Protection Fund. In addition, the Company agreed to perform community services and conduct seminars over a five-year period. The Company recorded this obligation based on the discounted cash flows expected to be paid over the term of agreement, using a discount rate of 11.75%. The recorded obligation of $222,000 at December 31, 1997 has been included in notes payable. An expense of $458,000 is included in the 1995 Consolidated Statement of Operations as a selling, general and administrative expense. This amount reflects the recorded obligation and legal fees incurred in the settlement.

     In 1994, a non-interest bearing note in the amount of $2,480,000 was issued as part of the purchase of the net assets of Safe Way Disposal Systems, Inc. As a result of the Company's initial public offering in August 1996, a portion of the note was converted into 98,001 shares of common stock and the remainder was paid in cash.

     During 1992, the Company entered into an obligation to finance the development of its Woonsocket, Rhode Island facility. The development and purchase of substantially all of the property and equipment for the Woonsocket, Rhode Island facility was financed from the issuance of industrial development revenue bonds. The bonds are due in various amounts through 2017 at fixed interest rates ranging from 6.0% to 7.375% and are collateralized by the property and equipment at the Woonsocket, Rhode Island facility. The terms of an agreement entered into in connection with the issuance of the bonds contain, among other provisions, requirements for maintaining defined levels of working capital and various financial ratios including debt to net worth.

     Payments due on long-term debt, excluding capital lease obligations, during each of the five years subsequent to December 31, 1997 are as follows:

                                                              (IN THOUSANDS)
1998........................................................      $2,840
1999........................................................         430
2000........................................................         445
2001........................................................         545
2002........................................................         410

     The Company paid interest of $262,000, $352,000 and $444,000 for the fiscal years ended December 31, 1995, 1996 and 1997, respectively.

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 6 -- LONG-TERM DEBT (CONTINUED)
  Capital Leases:

     In February 1994, the Company entered into a sale leaseback transaction for equipment acquisitions at its Yorkville, Wisconsin facility in the amount of $882,000. The lease arrangement has a term of 60 months and at the end of the lease, the Company will have the option to renew the lease, return the equipment or purchase the equipment at a fair market value not to exceed 11% of the original purchase price. In January 1996, the Company entered into a capital lease obligation of $364,000 for equipment. The lease expires in 1998.

     At December 31, property under capital leases included with property, plant and equipment in the accompanying Consolidated Balance Sheet is as follows:

                                                               1996     1997
                                                               ----     ----
                                                              (IN THOUSANDS)
Machinery and equipment.....................................  $1,246   $1,246
Less -- accumulated depreciation and amortization...........     293      418
                                                              ------   ------
                                                              $  953   $  828
                                                              ======   ======

     Minimum future lease payments under capital leases are as follows:

                                                              (IN THOUSANDS)
1998........................................................      $ 218
1999........................................................         --
                                                                  -----
Total minimum lease payments................................        218
Less -- Amounts representing interest.......................         (6)
                                                                  -----
Present value of net minimum lease payments.................        212
Less--Current portion.......................................       (212)
                                                                  -----
Long-term obligations under capital leases..................      $  --
                                                                  =====

NOTE 7 -- LEASE COMMITMENTS

     The Company leases various plant equipment, office furniture and equipment, motor vehicles and office and warehouse space under operating lease agreements which expire at various dates over the next six years. The leases for most of the properties contain renewal provisions.

     Rent expense for 1995, 1996 and 1997 was $1,739,000, $2,462,000 and
$3,284,000 respectively.

     Minimum future rental payments under non-cancelable operating leases that have initial or remaining terms in excess of one year as of December 31, 1997 for each of the next five years and in the aggregate are as follows:

                                                              (IN THOUSANDS)
1998........................................................     $ 4,222
1999........................................................       3,642
2000........................................................       2,168
2001........................................................         954
2002........................................................         393
Thereafter..................................................         105
                                                                 -------
Total minimum rental payments...............................     $11,484
                                                                 =======

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 8 -- COMMON AND PREFERRED STOCK

     In August 1995, the Board of Directors adopted a plan of recapitalization which was approved by the Company's stockholders in September 1995, pursuant to which the Company reclassified its outstanding convertible redeemable preferred stock as common stock. As part of the plan of recapitalization, all conversion, redemption and liquidation rights associated with the convertible redeemable preferred stock were terminated in exchange for the issuance of shares of common stock.

     Shares of the Company's common stock have been reserved for issuance upon the exercise of options and warrants. Also see Note 10. These shares have been reserved as follows at December 31, 1997:

1993 Plan options...........................................      4,938
1995 Plan options...........................................    383,060
1996 Directors Plan options.................................    106,170
1997 Plan options...........................................    351,693
Warrants....................................................    301,683
                                                              ---------
Total shares reserved.......................................  1,147,544
                                                              =========

NOTE 9 -- NET INCOME (LOSS) PER COMMON SHARE

     The following table sets forth the computation of net income (loss) per common share (in thousands, except for share and per share data):

                                                                1995         1996         1997
                                                                ----         ----         ----
                                                             (IN THOUSANDS, EXCEPT PER SHARE DATA)
Numerator:
  Net income (loss)........................................  $  (4,544)   $  (2,389)   $    1,430
Denominator:
  Denominator for basic earnings per
     share -- weighted-average shares......................  5,582,385    7,471,151    10,239,996
Effect of dilutive securities:
  Employee stock options...................................         --           --       441,586
  Warrants.................................................         --           --        84,534
                                                             ---------    ---------    ----------
  Dilutive potential common shares.........................         --           --       526,120
                                                             ---------    ---------    ----------
Denominator for diluted earnings per share -- adjusted
  weighted-average shares and assumed conversions..........  5,582,385    7,471,151    10,766,116
                                                             =========    =========    ==========
Basic earnings per common share............................  $   (0.81)   $   (0.32)   $     0.14
                                                             =========    =========    ==========
Diluted earnings per common share..........................  $   (0.81)   $   (0.32)   $     0.13
                                                             =========    =========    ==========

     For additional information regarding outstanding employee stock options and outstanding warrants, see Note 10.

     Options and warrants to purchase 1,170,626 and 838,849 shares of common stock were outstanding during 1995 and 1996, respectively, at exercise prices ranging from $.53-$69.02 and $.53-$69.02, respectively, but were not included in the computation of diluted earnings per common share in these years because the Company had net losses in 1995 and 1996 and the effect would be antidilutive.

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 10 -- STOCK OPTIONS AND WARRANTS

  Stock Options:

     In September 1993, the Company's shareholders approved an amended and restated stock option plan (the "1993 Plan"), which provided for the granting of options to purchase up to 113,018 shares of common stock. In November 1995, the outstanding options of all current employees were canceled in conjunction with the Company's recapitalization.

     In 1995, the Company's Board of Directors and shareholders approved an incentive compensation plan (the "1995 Plan"), which as amended and restated in 1996, provides for the granting of 1,500,000 shares of common stock in the form of stock options and restricted stock to employees, officers, directors and consultants of the Company. The exercise price of options granted under the 1995 Plan must be at least equal to the fair market value of the common stock on the date of grant. In 1995, the Board of Directors authorized the grant to officers and employees of options to purchase 923,292 shares of the Company's common stock at an exercise price of $.53 per share. In 1996, the Board of Directors authorized the grant to officers and employees of options to purchase 229,883 shares of the Company's common stock at exercise prices ranging from $.53 to $2.12 per share. All options granted to date have 10-year terms and vest over periods of up to four years after the date of grant.

     In 1997, the Company's Board of Directors and shareholders approved the 1997 Stock Option Plan (the "1997 Plan"), which provides for the granting of 1,500,000 shares of common stock in the form of stock options to selected officers, directors and employees of the Company and its subsidiaries. The exercise price of options granted under the 1997 Plan must be at least equal to the fair market value of the common stock on the date of grant. In 1997, the Board of Directors authorized the grant to officers and employees of options to purchase 376,367 shares of the Company's common stock at exercise prices ranging from $7.25 to $9.50 per share. All options granted to date have 10-year terms and vest over periods of up to 5 years after the date of grant.

     In June 1996, the Company's Board of Directors adopted and in July, 1996, the Company's stockholders approved, the Directors Stock Option Plan. The plan authorizes stock options for a total of 285,000 shares of common stock to be granted to eligible directors of the Company, consisting of directors who are neither officers nor employees of the Company. Each of the six incumbent eligible directors automatically received an option as of the date of closing of the Company's initial public offering for 8,195 shares of common stock with an exercise price of $10.25. As of each annual meeting of the Company's stockholders, each incumbent eligible director who is re-elected as a director at the annual meeting automatically receives an option grant based on a predetermined formula. The exercise price of each option will be the closing price on the date of grant. In 1997, each of the six incumbent eligible directors automatically received an option as of the date of the 1997 annual meeting for 9,500 shares of common stock with an exercise price of $7.50. The term of each option is six years from the date of grant, and each option vests in 16 equal quarterly installments and may be exercised only when it is vested and only while the holder of the option remains a director of the Company or during the 90-day period following the date that he or she ceases to serve as a director.

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 10 -- STOCK OPTIONS AND WARRANTS (CONTINUED)
A summary of stock option information follows:

                                              1995                    1996                      1997
                                      --------------------    ---------------------    ----------------------
                                                 WEIGHTED-                WEIGHTED-                 WEIGHTED-
                                                  AVERAGE                  AVERAGE                   AVERAGE
                                                 EXERCISE                 EXERCISE                  EXERCISE
                                      SHARES       PRICE       SHARES       PRICE       SHARES        PRICE
                                      ------     ---------     ------     ---------     ------      ---------
Outstanding at beginning of
  year............................    109,729      $8.56       933,235      $0.62        537,166      $1.93
  Granted.........................    923,292      $0.53       279,053      $3.20        433,367      $7.97
  Exercised.......................         --      $0.00      (660,767)     $0.59        (83,006)     $0.70
  Canceled/Forfeited..............    (99,786)     $8.56       (14,355)     $3.42        (41,666)     $5.38
                                      -------      -----      --------      -----      ---------      -----
Outstanding at end of year........    933,235      $0.62       537,166      $1.93        845,861      $4.98
                                      =======      =====      ========      =====      =========      =====
Exercisable at end of year........    542,620      $0.60       315,273      $0.81        326,119      $1.53
Available for future grant........    576,708                  592,004                 1,700,303

     Options outstanding and exercisable as of December 31, 1997 by price range:

                                                            OUTSTANDING                     EXERCISABLE
                                               -------------------------------------    --------------------
                                                            WEIGHTED-      WEIGHTED-               WEIGHTED-
                                                             AVERAGE        AVERAGE                 AVERAGE
                                                            REMAINING      EXERCISE                EXERCISE
          RANGE OF EXERCISE PRICE              SHARES     LIFE IN YEARS      PRICE      SHARES       PRICE
          -----------------------              ------     -------------    ---------    ------     ---------
$.53-$1.99.................................    383,060        8.09           $1.04      298,693      $0.79
$7.25-$10.25...............................    462,801        9.27           $8.23       27,426      $9.54
                                               -------                                  -------
                                               845,861                                  326,119
                                               =======                                  =======

     The Company has elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" ("APB 25") and related interpretations in accounting for its employee stock options because, as discussed below, the alternative fair value accounting provided for under Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("FAS 123"), requires use of option valuation models that were not developed for use in valuing employee stock options. Under APB 25, because the exercise price of the Company's employee stock options approximates the market price of the underlying stock on the date of grant, no compensation expense is recognized.

     Pro forma information regarding net income (loss) and net income (loss) per share is required by FAS 123 as if the Company has accounted for its employee stock options granted subsequent to December 31, 1994 under the fair value method of that statement. Options granted in 1997 were valued using the Black-Scholes option pricing model. Options granted in 1996 and 1995, as a non-public company, were valued using the minimum value method. The following assumptions were used in 1995, 1996, and 1997: risk-free interest rates ranging from 5.5% to 5.7% in 1995, 5.1% to 6.7% in 1996 and 5.9% to 6.8% in 1997; a dividend yield of
0%; and a weighted-average expected life of the option of 31 months in 1995 and 1996 and 72 months in 1997. The weighted-average fair values of options granted during 1995, 1996 and 1997 were $.09 per share, $.79 per share and $4.48 per share, respectively.

     Option value models require the input of highly subjective assumptions. Because the Company's employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing method does not necessarily provide a reliable single measure of the fair value of its employee stock options.

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 10 -- STOCK OPTIONS AND WARRANTS (CONTINUED)
     For purposes of pro forma disclosures, the estimated fair value of the options is amortized to expense over the option vesting period. The Company's pro forma information follows (in thousands, except for per share information):

                                                                 1995       1996       1997
                                                                 ----       ----       ----
Pro forma net income (loss).................................    $(4,559)   $(2,474)   $1,112
Pro forma diluted net income (loss) per share...............    $ (0.82)   $ (0.33)   $ 0.10

     The pro forma effect for 1995, 1996, and 1997 is not representative of the pro forma effect in future years as the pro forma disclosures reflect only the fair value of stock options granted subsequent to December 31, 1994.

  Warrants:

     The Company, in conjunction with a lease financing agreement, issued the lessor warrants to purchase up to 15,064 shares of common stock at $18.58 per share. At December 31, 1997, all of these warrants were outstanding. They expire in March 1998.

     The Company, in connection with the issuance of preferred stock, which was subsequently reclassified as common stock, issued warrants to purchase up to 6,773 shares of common stock at an exercise price of $69.02 per share. At December 31, 1997, all of these warrants were outstanding. They expire in March 1999.

     During 1995, several of the Company's shareholders and directors provided a bridge loan to the Company. The loan totaled $830,000 with interest at the prime rate plus 3% and was repaid. In addition to the interest, the lenders received warrants to purchase 220,559 shares of common stock at $1.59 per share. These warrants expire on July 31, 2000. In 1996, the lenders exercised warrants to purchase 166,749 shares. At December 31, 1997, warrants to purchase 53,810 shares of common stock remained outstanding.

     In May 1996, the Company obtained a $1,000,000 bridge loan from certain shareholders, directors and officers to provide working capital and to finance acquisitions. The bridge loan was repaid in August 1996. In connection with this loan, the Company issued warrants to members of the lending group to purchase an aggregate of 226,036 shares of common stock at $7.96 per share. The warrants expire in May 2001. At December 31, 1997, all of these warrants were outstanding.

NOTE 11 -- EMPLOYEE STOCK PURCHASE PLAN

     Under a plan for 1997 approved by the Board of Directors, employees of Stericycle can purchase shares of common stock at a market price. Under the terms of the plan, employees were allowed to purchase shares throughout the year and pay for the stock through salary deduction. Employees elected to purchase a total of 5,235 shares under this plan during 1997.

NOTE 12 -- REGISTRATION AGREEMENT

     The Company is a party to a registration agreement which gives certain shareholders of the Company registration rights for their shares. The parties to the registration agreement are the original holders of the Company's prior Class A, B, C, D, E, F, H and I preferred stock and a holder of a warrant to purchase up to 15,064 shares of common stock which the Company issued in conjunction with a lease financing agreement. After the Company's 1995 recapitalization, the registration agreement was amended to provide that the registration rights applied to the shares of common stock that the parties to the registration agreement received pursuant to the recapitalization, shares issuable under certain warrants issued to purchasers of the Company's prior Class F preferred stock, shares issuable under the warrant issued in conjunction with the

                       STERICYCLE, INC. AND SUBSIDIARIES

NOTE 12 -- REGISTRATION AGREEMENT (CONTINUED) lease financing agreement and the common stock to be delivered by the Company in payment of a note delivered in connection with the Safe Way acquisition, for a total of 5,227,608 shares. According to the registration agreement (i) at any time, the holders of a majority of the shares which are subject to the registration rights can request registration of their shares on Form S-1 (a "Long-Form Registration") and the holders of at least 25% of these shares can request registration of their shares on Form S-2 or S-3, (ii) at any time, one shareholder who is a party to the registration agreement may request a Long Form registration, (iii) at any time, another shareholder who is a party to the registration agreement can request a Long Form registration, and (iv) the parties to the registration agreement have the right to include their shares in any registration which is requested or in any other registration that the Company may otherwise undertake. If any registration is requested, the Company will use its best efforts to effect the requested registration at its own expense.

NOTE 13 -- EMPLOYEE BENEFIT PLAN

     The Company has a 401(k) defined contribution retirement savings plan covering substantially all employees of the Company. Each participant may elect to defer a portion of his or her compensation subject to certain limitations. The Company may match up to 30% of the first $1,000 contributed to the plan by each employee. The Company's contributions for the years ended December 31, 1995, 1996 and 1997 were approximately $14,000, $14,000 and $25,000, respectively.

NOTE 14 -- RELATED PARTIES

     In February 1998, the Company announced the formation of an international joint venture company called Medam S.A. de C.V. ("Medam"), which will utilize Stericycle's proprietary Electro-Thermal Deactivation (ETD) technology to treat medical and infectious waste in the Mexico City market. Stericycle's partners in the joint venture are Controladora Ambiental S.A. de C.V., headquartered in Mexico City, and Pennoni Associates, Inc., headquartered in Philadelphia, Pennsylvania. The Company owns 24.5% of the common stock of Medam. During 1997, the Company received partial payments for machinery to be delivered to Medam in 1998. At December 31, 1997 the Company has made $461,000 in capital contributions. Capital contributions will be approximately $702,000 in 1998.

     In October 1993, the Company entered into an alliance agreement (the "Alliance") with an investor in the Company. The purpose of the Alliance was to develop new technologies and procedures for recycling regulated medical waste. The Company devoted resources to the Alliance research and development program during the first 18 months of the Alliance. The investor has rights with respect to the development of any Alliance technology as part of the research and development program. During the initial 18 months of the Alliance, the Company provided for $1 million of research and development costs under this agreement. A license agreement is effective upon the non-renewal of the Alliance and grants the investor a license to use the Alliance technology subject to certain conditions. The initial term of the Alliance Agreement ends on October 12, 1998, and will be automatically renewed for successive one-year terms thereafter, unless either party notifies the other at least six months prior to the end of any term of its intent to terminate the Agreement.

     Under the Alliance, the investor and the Company have an ongoing relationship to provide services and products to the health care market place.

                       STERICYCLE, INC. AND SUBSIDIARIES

                     CONDENSED CONSOLIDATED BALANCE SHEETS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                                              DECEMBER 31,   SEPTEMBER 30,
                                                                  1997           1998
                                                              ------------   -------------
                                                                              (UNAUDITED)
                                          ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 5,374         $   775
  Short-term investments....................................      2,335           2,335
  Accounts receivable, less allowance for doubtful accounts
    of $325 in 1998 and $361 in 1997........................     10,286          10,902
  Parts and supplies........................................        660           1,037
  Prepaid expenses..........................................        440             528
  Other.....................................................        392           2,087
                                                                -------         -------
      Total current assets..................................     19,487          17,664
                                                                -------         -------
Property, plant and equipment:
  Land......................................................         90              90
  Buildings and improvements................................      5,561           5,753
  Machinery and equipment...................................     11,469          13,051
  Office equipment and furniture............................        746           1,030
  Construction in progress..................................        614             988
                                                                -------         -------
                                                                 18,480          20,912
Less accumulated depreciation...............................     (7,239)         (8,869)
                                                                -------         -------
      Property, plant and equipment, net....................     11,241          12,043
                                                                -------         -------
Other assets:
  Goodwill, less accumulated amortization of $3,052 in 1998
    and $2,040 in 1997......................................     29,458          36,796
  Other.....................................................      1,040           1,680
                                                                -------         -------
      Total other assets....................................     30,498          38,476
                                                                -------         -------
         Total assets.......................................    $61,226         $68,183
                                                                =======         =======
                           LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term debt.........................    $ 3,052         $ 6,281
  Accounts payable..........................................      1,927           1,986
  Accrued liabilities.......................................      7,039           5,436
  Deferred revenue..........................................        255             663
                                                                -------         -------
      Total current liabilities.............................     12,273          14,366
                                                                -------         -------
Long-term debt:
  Industrial development revenue bonds and other............      1,405           1,341
  Notes payable.............................................      2,070           1,905
                                                                -------         -------
      Total long-term debt..................................      3,475           3,246
                                                                -------         -------
Other liabilities...........................................        452              21
  Shareholders' equity:
  Common stock (par value $.01 per share, 30,000,000 shares
    authorized, 10,741,603 issued and outstanding in 1998,
    10,472,799 issued and outstanding in 1997)..............        105             107
  Additional paid-in capital................................     82,986          85,087
  Notes receivable for common stock purchases...............         (4)             (4)
  Accumulated deficit.......................................    (38,061)        (34,640)
                                                                -------         -------
      Total shareholders' equity............................     45,026          50,550
                                                                -------         -------
         Total liabilities and shareholders' equity.........    $61,226         $68,183
                                                                =======         =======

   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)
                                  (UNAUDITED)

                                                              FOR THE NINE MONTHS ENDED
                                                                    SEPTEMBER 30,
                                                              --------------------------
                                                                 1997           1998
                                                                 ----           ----
Revenues....................................................  $   33,475     $   44,759
Costs and expenses:
  Cost of revenues..........................................      25,113         30,492
  Selling, general and administrative expenses..............       7,725         10,151
                                                              ----------     ----------
     Total costs and expenses...............................      32,838         40,643
                                                              ----------     ----------
Income from operations......................................         637          4,116
Other income (expense):
  Interest income...........................................         528            308
  Other income..............................................          --             20
  Interest expense..........................................        (336)          (242)
                                                              ----------     ----------
     Total other income (expense)...........................         192             86
                                                              ----------     ----------
Income before income taxes..................................         829          4,202
Income tax expense..........................................          18            781
                                                              ----------     ----------
Net income..................................................  $      811     $    3,421
                                                              ==========     ==========
Earnings per share:
  Basic.....................................................  $     0.08     $     0.32
                                                              ==========     ==========
  Diluted...................................................  $     0.08     $     0.30
                                                              ==========     ==========
Weighted average number of common shares outstanding:
  Basic.....................................................   9,999,026     10,579,886
                                                              ==========     ==========
  Diluted...................................................  10,480,182     11,233,812
                                                              ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES

                CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                               FOR THE NINE MONTHS
                                                                      ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                               1997          1998
                                                               ----          ----
OPERATING ACTIVITIES:
Net income..................................................  $   811       $ 3,421
Adjustments to reconcile net income to net cash provided by
  operating activities:
  Depreciation and amortization.............................    2,489         2,694
Changes in operating assets, net of effect of acquisitions:
  Accounts receivable.......................................   (4,315)         (541)
  Parts and supplies........................................     (109)         (365)
  Prepaid expenses..........................................      246           (88)
  Other assets..............................................       35        (1,632)
  Accounts payable..........................................     (546)           59
  Accrued liabilities.......................................    2,106        (2,179)
  Deferred revenue..........................................     (181)          (23)
                                                              -------       -------
Net cash provided by operating activities...................      536         1,346
                                                              -------       -------
INVESTING ACTIVITIES:
  Payments for acquisitions, net of cash acquired...........   (5,704)       (7,130)
  Proceeds from maturity of short-term investments..........    5,799            --
  Purchases of short-term investments.......................   (2,335)           --
  Capital expenditures......................................   (1,124)       (1,825)
                                                              -------       -------
Net cash used in investing activities.......................   (3,364)       (8,955)
                                                              -------       -------
FINANCING ACTIVITIES:
  Proceeds from line of credit..............................       --         4,075
  Repayment of long term debt...............................     (936)       (1,244)
  Principal payments on capital lease obligations...........     (246)         (116)
  Principal payments on notes receivable for common stock
     purchases..............................................        4            --
  Proceeds from issuance of common stock....................       37           295
                                                              -------       -------
Net cash (used in) provided by financing activities.........   (1,141)        3,010
                                                              -------       -------
Net decrease in cash and cash equivalents...................   (3,969)       (4,599)
Cash and cash equivalents at beginning of period............   11,950         5,374
                                                              -------       -------
Cash and cash equivalents at end of period..................  $ 7,981       $   775
                                                              =======       =======
Non-cash activities:
  Issuance of common stock for certain acquisitions.........  $ 2,796       $ 1,807
  Issuance of notes payable for certain acquisitions........  $ 2,737       $   195

   The accompanying notes are an integral part of these financial statements.

                       STERICYCLE, INC. AND SUBSIDIARIES

              NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
                               SEPTEMBER 30, 1998

NOTE 1 -- BASIS OF PRESENTATION

     The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and pursuant to the rules and regulations of the Securities and Exchange Commission. Certain information and footnote disclosures normally included in annual consolidated financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations; but the Company believes that the disclosures in the accompanying condensed consolidated financial statements are adequate to make the information presented not misleading. In the opinion of management, all adjustments necessary for a fair presentation for the periods presented have been reflected and are of a normal recurring nature. These condensed consolidated financial statements should be read in conjunction with the Consolidated Financial Statements and notes thereto for the three years ended December 31, 1997. The results of operations for the nine months ended September 30, 1998 are not necessarily indicative of the results that may be achieved for the entire year ending December 31, 1998.

NOTE 2 -- RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

     In 1997, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 128, "Earnings per Share" ("FAS 128"). FAS 128 replaced the calculation of primary and fully diluted earnings per share with basic and diluted earnings per share. Unlike primary earnings per share, basic earnings per share excludes the dilutive effects of options, warrants and convertible securities. Diluted earnings per share is very similar to the previously reported fully diluted earnings per share. All earnings per common share amounts for all periods have been presented, and where appropriate, restated to conform to FAS 128 requirements.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("FAS 130"). FAS 130 establishes standards for reporting and display of comprehensive income and its components in financial statements and was effective for the Company beginning January 1, 1998. The adoption of FAS 130 has had no impact on the Company's financial position, results of operations, or cash flows.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131, "Disclosure about Segments of an Enterprise and Related Information' ("FAS 131"). FAS 131 establishes standards for reporting information about operating segments in annual financial statements and requires reporting selected information about operating segments in interim financial reports issued to stockholders. It also establishes standards for related disclosure about products and services, geographic areas and major customers. FAS 131 is effective for the Company's annual financial statements for the year ended December 31, 1998. The Company is evaluating the disclosure requirements of FAS 131 and has not determined whether its adoption will have a material impact on its future disclosure requirements.

NOTE 3 -- ACQUISITIONS

     In February 1998, the Company acquired selected small quantity generator contracts of Bridgeview, Inc., located in Pennsylvania, and in April 1998, the Company acquired the customer contracts and selected other assets of Medisin Inc., located in eastern Kentucky. In June 1998, the Company acquired the customer contracts and selected other assets of Mediwaste Disposal Services LLC., Controlled Medical Disposal, Inc., and Arizona Hazardous Waste Disposal, located in Texas, New Jersey and Arizona, respectively, and selected customer contracts and other assets of Superior of Wisconsin, Inc., located in Wisconsin.

     In July 1998, the Company acquired the customer contracts and selected other assets of Regional Recycling, Inc. ("Regional"), and Allegro Carting and Recycling, Inc. ("Allegro"), operating in New Jersey and the New York City metropolitan market, respectively. In August 1998, the Company acquired the

                       STERICYCLE, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1998

NOTE 3 -- ACQUISITIONS (CONTINUED)
customer contracts and selected other assets of the affiliated Medical Compliance Services, Inc., a Texas corporation, and Medical Compliance Services, Inc., a New Mexico corporation (together, "MCS"), operating in western Texas and New Mexico, respectively, and also agreed to purchase MCS's treatment facility and equipment in Albuquerque, New Mexico.

     The combined purchase price for these nine acquisitions of approximately $9,347,000 (exclusive of the $1,250,000 purchase price of MCS's Albuquerque treatment facility and equipment, the closing of the Company's purchase of which is not expected to occur until 1999) was paid by a combination of cash, promissory notes, the issuance of common stock (and, in one case, the forgiveness of indebtedness).

NOTE 4 -- SALES OF EQUIPMENT TO JOINT VENTURE

     During the nine months ended September 30, 1998, the Company sold equipment utilizing the Company's Electro-Thermal-Deactivation ("ETD") technology to a Mexican joint venture company, Medam S.A. de C.V. The Company holds a 24.5% interest in the joint venture. Revenues of $1,202,000 have been recognized in the condensed consolidated statement of operations for the nine months ended September 30, 1998.

     In July 1998, the Company entered into an agreement to supply and license its ETD technology to Companhia Auxiliar de Viacao e Obras -- CAVO of Sao Paulo, Brazil. The Company agreed to supply the ETD equipment and license technology and to provide engineering, installation, training, and start up services. Revenues of $2,600,000 have been recognized in the condensed consolidated statement of operations for the nine months ended September 30, 1998.

NOTE 5 -- STOCK OPTIONS

     During the nine months ended September 30, 1998, options to purchase a total of 281,868 shares of common stock were granted to employees. These options will vest ratably over a five-year period and have an average exercise price of approximately $13.75 per share. The grant of options was made under the Company's 1997 Stock Option Plan, which authorized the grant of options for a total of 1,500,000 shares of the Company's common stock. The 1997 Stock Option Plan was approved by the Company's stockholders in April 1997.

     During the nine months ended September 30, 1998, options to purchase common stock totaling 63,870 shares were granted to the Company's directors. These options will vest ratably over a one-year period and have an exercise price of $14.14 per share. The grant of options was made under the Company's Directors Stock Option Plan, which authorized the grant of options for a total of 285,000 shares of the Company's common stock. The Directors Stock Option Plan was approved by the Company's stockholders in April 1996.

NOTE 6 -- STOCK ISSUANCES

     During the nine months ended September 30, 1998, options to purchase a total of 138,131 shares of common stock were exercised at prices ranging from $0.53-$14.00 per share. The Company also issued 130,673 shares of common stock in connection with certain acquisitions.

NOTE 7 -- INCOME TAXES

     Prior to 1997, the Company had generated net operating losses for income tax purposes. Any benefit resulting from these net operating losses has been offset by a valuation allowance. Annual utilization of the Company's net operating loss carryforward is limited by Internal Revenue Code Section 382. The Company's

                       STERICYCLE, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1998

NOTE 7 -- INCOME TAXES (CONTINUED)
1998 income tax expense reflects federal taxable income expected in excess of the Section 382 limitation and income taxes in states where the Company has no offsetting net operating losses. The Company's 1997 income tax expense reflects the federal alternative minimum tax and income taxes in states where the Company has no offsetting net operating losses. For the nine month periods ended September 30, 1998 and 1997, utilization of the Company's net operating loss carryforward reduced the Company's income tax expense by $900,000 and $314,000, respectively.

NOTE 8 -- SUBSEQUENT EVENTS

  Waste Systems, Inc. Acquisition

     In October 1998, the Company acquired all of the outstanding capital stock of Waste Systems, Inc. ("WSI"), from WSI's two stockholders, both German limited liability partnerships. The purchase price was (i) $10,000,000 in cash and (ii) the grant of certain exclusive negotiation and first refusal rights to the WSI stockholders in respect of the purchase, for installation and operation in the Federal Republic of Germany, of medical waste treatment units incorporating the Company's proprietary ETD technology.

     WSI owns a majority of the common stock and all of the preferred stock of 3CI Complete Compliance Corporation ("3CI"). 3CI is engaged in the regulated medical waste management business in the southwestern and southeastern United States, including Alabama, Arkansas, Georgia, Florida, Louisiana, Missouri, Kansas, Mississippi, Oklahoma, Tennessee and Texas. 3CI's common stock is traded on the Nasdaq SmallCap Market under the symbol "TCCC."

     WSI owns 5,104,448 shares of 3CI's common stock, par value $.01 per share, representing 52.2% of the 9,778,825 shares of 3CI common stock that were outstanding as of August 14, 1998 (according to 3CI's quarterly report on Form 10-Q for the quarter ended June 30, 1998). In addition, WSI owns all of 3CI's outstanding preferred stock, consisting of 7,000,000 shares of 3CI's preferred stock designated as Series B Preferred Stock and 750,000 shares of 3CI's preferred Stock designated as Series C Preferred Stock. WSI also owns a secured promissory note from 3CI which, as amended in December 1998, is payable to WSI in the principal amount of approximately $6,237,000 on or before September 30, 1999.

  Med-Tech Environmental Acquisition

     In October 1998, the Company purchased the junior secured indebtedness of Med-Tech Environmental Limited ("Med-Tech") of approximately $3,576,000 from a Canadian private investment company. The Company paid the face value of the acquired debt, in the form of $2,920,000 in cash and 36,940 shares of unregistered common stock, and replaced a letter of credit of approximately $1,641,000 that the junior lender had provided to Med-Tech's primary lender.

     Med-Tech is a privately held company in Toronto, Canada providing medical waste management services in Canada and the northeastern United States. It operates in the provinces of Alberta, British Columbia, Ontario and Quebec and the states of Connecticut, Massachusetts, Maine, New Hampshire, New York, Rhode Island and Vermont.

     In December 1998, the Company purchased a total of 13,929,860 shares of Med-Tech's common stock, representing approximately 94% of Med-Tech's outstanding stock, and a total of 3,094,559 warrants, representing approximately 56% of Med-Tech's outstanding warrants. The Company's purchases were pursuant to its amended offers to all holders of Med-Tech shares and to holders of certain series of Med-Tech warrants to purchase Med-Tech shares at the price of Canadian $0.3225 per share, payable in cash or shares of the Company's common stock at the option of the holder, and to purchase eligible Med-Tech warrants at the

                       STERICYCLE, INC. AND SUBSIDIARIES

                               SEPTEMBER 30, 1998

NOTE 8 -- SUBSEQUENT EVENTS (CONTINUED)
price of Canadian $.025 per warrant, payable in cash. The Company paid a total of approximately U.S. $2,725,000 in cash and approximately 8,500 shares of the Company's common stock for the Med-Tech shares and warrants that it acquired.

     The Med-Tech shares that the Company purchased include the shares that the Company previously announced that it had acquired in October 1998. In accordance with a decision of the Ontario Securities Commission in November 1998, requiring, among other things, that the Company and Browning-Ferris Industries, Inc. amend their then-current offers to Med-Tech shareholders in order to comply with the formal take-over bid requirements of Ontario law, the Company granted to the sellers of these shares the right to withdraw their shares or to obtain the same terms of payment as other Med-Tech shareholders.

  New $25,000,000 Credit Facility

     In October 1998, the Company established a new $25,000,000 credit facility at LaSalle National Bank in Chicago, Illinois under a credit agreement entered into by the Company, its subsidiaries, and LaSalle National Bank, for itself and as agent for other lenders who may participate in the credit agreement. This new credit facility replaced the Company's previous credit facility with Silicon Valley Bank. As amended, the new credit facility provides for a five-year $5,000,000 revolving line of credit for working capital purposes and a one-year $20,000,000 revolving line of credit for acquisition purposes. Upon the maturity of this latter line of credit, the outstanding balance, if any, will convert into a four-year term loan repayable in 16 equal quarterly payments of principal. If the principal amount of the term loan upon conversion is less than $15,000,000, however, a further one-year line of credit in the amount of the difference will be available for acquisition purposes, and upon the maturity of this further line of credit, the outstanding balance, if any, will convert into a three-year term loan repayable in 12 equal quarterly payments of principal.

     The Company's borrowings bear interest at either the Bank's prime rate plus 0.25% or an adjusted LIBOR rate as the Company elects at the time of each borrowing. Interest is payable quarterly (or at the end of the interest period, if the Company selects an interest period of less than three months in the case of a borrowing bearing interest at the adjusted LIBOR rate). As security for the Company's borrowings, the Company granted the Bank a security interest in all of the Company's tangible and intangible assets and pledged all of the capital stock of its subsidiaries, and the Company's subsidiaries granted the bank a security interest in all of their respective assets.

     As of December 31, 1998, the Company's outstanding indebtedness under its new credit facility was approximately $16,389,000. The Company's indebtedness was incurred in connection with (i) the repayment of Silicon Valley Bank under the Company's previous credit facility , (ii) the Company's purchase of the outstanding common stock of WSI and (iii) the Company's purchase of the junior secured indebtedness and approximately 94% of the outstanding common stock of Med-Tech and (iv) a loan to WSI to fund a loan by it to 3CI.

  Sale of Recycling Facility

     In October 1998, the Company sold its facility in West Memphis, Arkansas for $425,000, relocating its recycling and research and development operations to another facility.

                          INDEPENDENT AUDITOR'S REPORT

To the Stockholders
Waste Systems, Inc.

     We have audited the accompanying consolidated balance sheets of Waste Systems, Inc. and Subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, shareholders' equity (deficit) and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Waste Systems, Inc. and Subsidiary as of December 31, 1997 and 1996 and the results of its consolidated operations and cash flows for the years then ended, in conformity with generally accepted accounting principles.

     The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Notes 1 and 13 to the consolidated financial statements, the Company (i) has suffered recurring losses from operations, (ii) has a negative working capital,
(iii) has suffered recurring negative cash flow from operating activities and
(iv) is involved in legal proceedings, all of which collectively raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Notes 1 and 13. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

                                          HEARD MCELROY & VESTAL LLP

Shreveport, Louisiana
November 4, 1998

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                   DECEMBER 31,
                                                                -------------------
                                                                 1997        1996
                                                                 ----        ----
                           ASSETS
Current assets:
  Cash and cash equivalents.................................    $    44    $     32
  Restricted cash...........................................         --         130
  Accounts receivable, net of allowance for doubtful
     accounts of $875,144 and $990,994......................      3,559       3,753
  Inventory.................................................         72          59
  Other current assets......................................        441         233
                                                                -------    --------
       Total current assets.................................      4,116       4,207
Property, plant and equipment, at cost......................     10,927      11,396
Less -- accumulated depreciation............................     (2,477)     (2,933)
                                                                -------    --------
       Net property, plant and equipment....................      8,450       8,463
Excess of cost over net assets acquired, net of accumulated
  amortization of $74,988 and $49,888.......................        362         387
Other intangible assets, net of accumulated amortization of
  $149,104 and $74,552......................................        274         350
Other assets................................................         25          48
                                                                -------    --------
       Total assets.........................................    $13,227    $ 13,455
                                                                =======    ========
       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Bank overdrafts...........................................    $   157    $     34
  Notes payable.............................................        217         212
  Notes payable-revolving line of credit....................         --      12,785
  Current portion of long-term debt, unaffiliated lenders...      1,374       1,314
  Accounts payable..........................................      1,069       2,288
  Accrued liabilities.......................................      2,189       2,501
  Notes payable-stockholders................................         --       3,851
                                                                -------    --------
       Total current liabilities............................      5,006      22,985
Long-term debt unaffiliated lenders, net of current
  portion...................................................        986         742
                                                                -------    --------
       Total liabilities....................................      5,992      23,727
Accrued stock put option (565,500 shares of 3CI common stock
  at $3.00 per share).......................................         --       1,697
Shareholders' equity (deficit):
Common stock, no par value, 100 shares authorized, issued
  and outstanding...........................................        500         500
Additional paid-in capital..................................     31,596      11,152
Accumulated deficit.........................................    (24,861)    (23,621)
                                                                -------    --------
       Total shareholders' equity (deficit).................      7,235     (11,969)
                                                                -------    --------
       Total liabilities and shareholders' equity
        (deficit)...........................................    $13,227    $ 13,455
                                                                =======    ========

   The accompanying notes are an integral part of these financial statements.

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
         (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS AND SHARE DATA)

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                                  1997          1996
                                                                  ----          ----
Revenues....................................................    $ 18,790     $  17,748
Expenses:
  Cost of services..........................................      14,286        13,815
  Depreciation..............................................       1,171         1,304
  Write-off of intangibles -- Note 12.......................          --        11,385
  Write-off of fixed assets -- Note 3.......................          --         1,184
  Selling, general and administrative.......................       3,784         5,496
                                                                --------     ---------
       Total expenses.......................................      19,241        33,184
                                                                --------     ---------
Net loss from operations....................................        (451)      (15,436)
Other income (expense):
  Interest expense..........................................        (855)       (1,444)
                                                                --------     ---------
Loss before income taxes and accretion of stock put.........    $ (1,306)    $ (16,880)
Income taxes................................................          --            --
Accretion of stock put......................................          --           (26)
                                                                --------     ---------
Loss before minority interest in loss of subsidiary.........      (1,306)      (16,906)
Minority interest in loss of subsidiary.....................          66         6,040
                                                                --------     ---------
Net loss....................................................    $ (1,240)    $ (10,866)
                                                                ========     =========
Weighted average shares outstanding.........................         100           100
                                                                ========     =========
Loss per common share.......................................    $(12,400)    $(108,660)
                                                                ========     =========

   The accompanying notes are an integral part of these financial statements.

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                                  1997           1996
                                                                  ----           ----
Common stock:
  Balance at beginning of period............................    $    500       $    500
  Additional shares issued (retired)........................          --             --
                                                                --------       --------
  Balance at end of period..................................    $    500       $    500
Additional paid-in capital:
  Balance at beginning of period............................    $ 11,152       $ 11,152
  Conversion of stockholder debt and other liabilities to
     additional paid-in capital.............................       5,507             --
  Stockholder contributions to additional paid-in capital...      14,937             --
                                                                --------       --------
  Balance at end of period..................................    $ 31,596       $ 11,152
Accumulated deficit:
  Balance at beginning of period............................    $(23,621)      $(12,755)
  Net loss..................................................      (1,240)       (10,866)
                                                                --------       --------
  Balance at end of period..................................    $(24,861)      $(23,621)
                                                                --------       --------
     Total stockholders' equity (deficit)...................    $  7,235       $(11,969)
                                                                ========       ========

   The accompanying notes are an integral part of these financial statements.

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                YEAR ENDED DECEMBER 31,
                                                                -----------------------
                                                                  1997           1996
                                                                  ----           ----
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................    $ (1,240)      $(10,866)
  Adjustments to reconcile net loss to net cash (used in)
     operating activities:
     (Gain) on disposal of fixed and intangible assets......         (24)            --
     Depreciation and amortization..........................       1,375          2,249
     Accretion of stock put.................................          --             26
     Write-off of impaired intangible assets................          --         11,385
     Write-off of fixed assets..............................          --          1,183
     (Increase) decrease in restricted cash.................         130            (30)
     (Increase) decrease in net accounts receivable.........         194           (783)
     (Increase) decrease in inventory.......................         (13)            31
     (Increase) in prepaid expenses.........................        (207)            (5)
     (Increase) decrease in other current assets............          92            126
     Increase (decrease) in accounts payable................        (869)           777
     Increase in accounts payable, affiliated companies.....          72             12
     (Decrease) in accrued liabilities......................        (193)          (110)
     Gain on foreign currency transaction...................         (31)          (138)
     Minority interest in loss of subsidiary................         (66)        (6,040)
                                                                --------       --------
       Total adjustments....................................         460          8,683
                                                                --------       --------
       Net cash (used in) operating activities..............        (780)        (2,183)
CASH FLOWS FROM INVESTING ACTIVITIES:
  Proceeds from sale of property, plant and equipment.......         249             62
  Purchase of property, plant and equipment.................      (1,417)        (1,680)
                                                                --------       --------
       Net cash (used in) investing activities..............      (1,168)        (1,618)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Increase in bank overdrafts...............................         122             34
  Proceeds from issuance of notes payable...................       1,019            522
  Principal reduction of notes payable......................      (1,013)          (536)
  Reduction of put option...................................        (861)            --
  Proceeds from issuance of long-term debt, unaffiliated
     lenders................................................         931          1,222
  Reduction of long-term debt, unaffiliated lenders.........      (1,444)        (2,638)
  Proceeds from issuance of note payable to majority
     shareholders...........................................       1,054          5,126
  Repayment of revolving line of credit.....................     (12,785)            --
  Contributed capital.......................................      14,937             --
                                                                --------       --------
       Net cash provided by financing activities............       1,960          3,730
                                                                --------       --------
Net increase (decrease) in cash and cash equivalents........          12            (71)
Cash and cash equivalents, beginning of period..............          32            103
                                                                --------       --------
Cash and cash equivalents, end of period....................    $     44       $     32
                                                                ========       ========
SUPPLEMENTAL DISCLOSURES:
  Cash paid during the year for :
     Interest...............................................    $    671       $    960
                                                                ========       ========
       Taxes................................................    $     --       $     --
                                                                ========       ========
NONCASH TRANSACTIONS:
  Conversion of stockholder debt and other liabilities to
     additional paid-in capital.............................    $  5,507       $     --
                                                                ========       ========

   The accompanying notes are an integral part of these financial statements.

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                           DECEMBER 31, 1997 AND 1996

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Principles of Consolidation

     The accompanying financial statements present the consolidated accounts of Waste Systems, Inc. ("WSI" or "Company") and its majority-owned subsidiary, 3CI Complete Compliance Corporation ("3CI" or "Subsidiary"). WSI was owned by a group of German corporate investors and has a year ending on December 31. 3CI's year ends on September 30. The consolidated financial statements include the accounts for the respective year-ends. All significant intercompany accounts and transactions have been eliminated in consolidation. 3CI has suffered recurring net losses. Such losses have exceeded the minority interest's equity capital. Under generally accepted accounting principles, such excess losses are charged against the majority interest. If the losses reverse in later years, the majority interest will be credited with the amount of minority interest losses previously absorbed before credit is made to the minority interests.

  Organization and Basis of Presentation

     3CI, a Delaware corporation, is publicly held and is engaged in the collection, transportation and incineration of biomedical waste in the southeastern and southwestern United States. In February 1994, subsidiaries of 3CI acquired all the assets and business operations of American Medical Transports Corporation ("AMTC"), an Oklahoma corporation, and A/MED, Inc. ("A/MED"), a Delaware corporation. Both AMTC and A/MED were engaged in businesses similar to that of 3CI. Waste Systems, Inc. (WSI), a Delaware corporation, was the majority shareholder of both AMTC and A/MED (the "Companies"). Additionally, in February 1994, WSI purchased 1,255,182 shares of 3CI common stock ("Common Stock") from American Medical Technologies ("AMOT").

     As a result of the transactions described above, WSI became the majority shareholder of 3CI immediately following the acquisition of AMTC and A/MED. For accounting purposes, AMTC and A/MED were considered the acquirer in a reverse acquisition. The combined financial statements of AMTC and A/MED are the historical financial statements of 3CI for periods prior to the date of the business acquisition. Historical combined shareholders' equity of AMTC and A/MED has been retroactively restated for the equivalent number of 3CI shares received for the assets and business operations of AMTC and A/MED, and the combined accumulated deficit of AMTC and A/MED has been carried forward.

     In October 1992, Medical Environmental Disposal, Inc., a wholly-owned subsidiary of WSI was merged with and into AMTC, with AMTC being the surviving corporation.

  Predecessor to 3CI

     Prior to the merger with AMTC and A/MED, 3CI was a majority owned subsidiary of AMOT. In September 1991, AMOT purchased the business and assets and assumed certain liabilities of 3CI and 3CI Transportation Systems Corporation (the "Predecessor Companies"), both existing Texas corporations that had been in the medical waste disposal business since 1989 and 1990, respectively. 3CI began operations when AMOT contributed substantially all the net assets and business operations of the Predecessor Companies to 3CI. In April 1992, 3CI completed an initial public offering of Common Stock whereby 800,000 shares were sold by 3CI and 580,000 shares were sold by AMOT.

  Substantial Doubt Regarding Ability to Continue as a Going Concern

     The Subsidiary has consistently suffered losses for the past several fiscal years, and losses have continued in fiscal 1998. As of September 30, 1997, the Subsidiary had a working capital deficit of $6,135,666. The Subsidiary has historically relied on WSI, the Subsidiary's majority stockholder, for funding, and such support was again necessary in fiscal 1997. In the absence of the Subsidiary being able to secure third party financing,

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
WSI agreed to provide the Subsidiary with a revolving credit facility of $8 million under a Promissory Note dated September 30, 1995, which provides for deferred interest with cash advances not to exceed $7.4 million, of which $4.8 million including deferred interest, and $4.9 million including deferred interest, has been drawn as of September 30, 1997, and December 31, 1997. During the fiscal year ended September 30, 1996, WSI made additional cash advances that were in excess of the principal in the original Promissory Note, and 3CI entered into a second Revolving Credit Facility of $2.7 million including deferred interest, dated December 20, 1996 with a maturity date of February 28, 1997. It was the intent of WSI and 3CI that this Revolving Promissory Note evidence all sums owing by 3CI to WSI to the extent that such sums represent advances of funds to 3CI in excess of the maximum limits fixed under that certain $8,000,000 Revolving Promissory Note dated September 30, 1995. The Promissory Note dated September 30, 1995 had a due date of December 31, 1996 of which 3CI requested from and received an extension to discuss with WSI the possibility of restructuring the terms of such Promissory Note. In February 1997, 3CI received a letter from the Nasdaq Stock Market, Inc. regarding 3CI's failure to meet listing requirements. These requirements include maintaining a minimum capital and surplus of at least $1,000,000 and a minimum bid price of $1.00. While 3CI remained out of compliance with these requirements, the Nasdaq Stock Market, Inc. allowed 3CI to remain listed with an exception added to its trading symbol. The Nasdaq Stock Market, Inc. gave 3CI until June 25, 1997, to meet the listing requirements. In June 1997, WSI converted $7,000,000 of debt into 1,000,000 shares of 3CI preferred stock. This conversion allowed 3CI to meet the listing requirements of the Nasdaq Stock Market, Inc. On June 26, 1997, the Nasdaq Stock Market, Inc. informed 3CI that it had been found to be in compliance with all requirements necessary for continued listing on the exchange, and the exception to its trading symbol had been removed. In connection with the conversion of debt to preferred stock, WSI canceled the Revolving Credit Facility of $2.7 million dated December 20, 1996, with a maturity date of February 28, 1997, which had been previously extended to June 30, 1997. The conversion also resulted in the reduction of the outstanding indebtedness of the Promissory Note dated September 30, 1995. During the fiscal years ended December 31, 1997 and 1996 WSI made cash advances to 3CI of $2,303,000 and $4,000,000. Since the year ended December 31, 1997, 3CI has not requested nor received any additional cash advances from WSI. WSI is under no obligation to provide additional advances and could demand payment on the debt at any time. During the fiscal year 1997, 3CI had began to have discussions with a third party lender to obtain an alternative source of financing apart from WSI. In the event 3CI and WSI do not come to a resolution on the restructuring of the September 30, 1995 Promissory Note and 3CI is unable to obtain alternative financing, there can be no assurance that 3CI will be able to meet its obligations as they become due or realize the recorded value of its assets and would likely be forced to seek bankruptcy protection.

     The nature and level of competition in this industry have remained at a high level for several years. This condition has produced aggressive price competition and results in pressure on profit margins. 3CI competes against companies which may have access to greater capital resources. In order to compete in this industry on a long-term basis and fully realize its business strategy, 3CI will require additional and continued financing and other assistance from its current shareholders and if available, from outside sources. There is no assurance that adequate funds for these purposes will be available when needed or, if available, on terms acceptable to 3CI.

  Inventory

     Inventory, consisting of containers and supplies, are stated at the lower of cost (first-in, first-out method) or market.

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
  Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Depreciation of property, plant and equipment is calculated on the straight-line method over the estimated useful lives of the assets. Expenditures for major renewals and betterments are capitalized, and expenditures for repairs and maintenance are charged to expense as incurred.

  Impact of Recently Issued Accounting Pronouncements

     In March 1995, the FASB issued Statement No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of", which requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets carrying amount. Statement No. 121 also addresses the accounting for long-lived assets that are expected to be disposed. The Company adopted Statement No. 121 in 1996 and, has completed an analysis to determine the impact. Prior to the adoption of Statement No. 121, in the course of preparing its financial statements, the Company routinely reviewed assets for impairment by reviewing expected future undiscounted net cash flows.

     In February 1997, the FASB issued Statement No. 128, "Earnings Per Share." This pronouncement is effective for periods ending after December 15, 1997. This statement requires that basic earnings per share be presented on the face of the income statement. Further, entities with complex capital structures must also present diluted earnings per shares on the face of the income statement. Basic earnings per share excludes dilution and is to be computed by dividing income available to common stockholders by the weighted average number of common shares of stock outstanding for the period. Diluted earnings per share reflects the potential dilution that could occur if securities, options, or other contracts to issue common stock were converted into common stock that then shared in the earnings of the company. No potential common shares may be included in the computation of any diluted per-share amount when a loss from continuing operations exists, even if the company reports net income. At the present time the ultimate impact of the adoption of this standard is not known or reasonably estimable.

     In February 1997, the FASB issued Statement No. 129, "Disclosure of Information about Capital Structure." This pronouncement is effective for periods ending after December 15, 1997. This statement establishes standards for disclosing information for an entity's capital structure. Adoption of this standard does not have a significant impact on the Company's financial statements.

     In June 1997, the FASB issued Statement No. 130, "Reporting Comprehensive Income." This pronouncement will be effective for years beginning after December 15, 1997. This statement establishes standards for reporting and display of comprehensive income and its components in a full set of general purpose financial statements. Because the Company does not presently have any "items of other comprehensive income," adoption of this standard should not have a significant impact on the Company's financial statements.

  Incineration Rights and Permits

     The incineration rights represent amounts capitalized pursuant to the reverse merger of 3CI for incineration contracts with the cities of Carthage and Center, Texas (the "Cities"), which own the incineration facilities. The amortization of the incineration rights commences at the start of the contract and is amortized on the straight-line method over nine years, which corresponds to the contract periods. Costs

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
associated with the permits are being amortized over the life of the contracts. See Note 12 for write-off of incineration rights and permits.

  Intangible Assets

     Intangible assets are amortized on a straight-line method as follows:

Excess of cost over net assets acquired.....................  17.5-40 years
Permits.....................................................      5-7 years
Customer lists..............................................     5-10 years

     Amortization expense charged to operations for the years ended December 31, 1997 and 1996 was $122,479 and $864,084, respectively.

     Management evaluates the realization of the intangible assets recorded for each acquisition based on the prospects for the ongoing operations of each acquired company.

     See Note 12 for write-off of intangibles during the fiscal year 1996.

  Revenue Recognition

     The Company recognizes revenue from the treatment of medical waste in the period in which the wastes are treated.

  Net Loss Per Share

     Net loss per common share was computed by dividing the net loss by the weighted average number of common shares outstanding. For the years ended December 31, 1997 and 1996, the weighted average common shares outstanding was 100 for both years.

  Statements of Cash Flows

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents.

  Restricted Cash

     At December 31, 1997 and 1996, the Company had cash of $-0- and $130,000, respectively, which was restricted pursuant to an irrevocable standby letter of credit related to workers compensation insurance.

  Income Taxes

     The Company utilizes the liability method of accounting for income taxes in accordance with the provisions of Statement of Financial Accounting Standards No. 109 ("SAS No. 109"). SAS No. 109 requires that deferred income taxes reflect the tax consequences of differences between the tax bases of assets and liabilities and their financial reporting amounts.

  Management Estimates

     Management has used estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported amounts

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

1. DESCRIPTION OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
of assets and liabilities, the disclosure of contingent assets and liabilities, and the reported revenues and expenses. Actual results could vary from the estimates that were used.

  Reclassifications

     Certain reclassifications have been made to the prior financial statements to conform to the classifications used in the current financial statements.

2. BUSINESS ACQUISITIONS

  River Bay Corporation

     In October 1994, 3CI acquired substantially all of the assets and assumed certain liabilities of River Bay corporation, a Mississippi Corporation ("River Bay"), in consideration for 865,500 shares of Common Stock and additional shares of Common Stock contingent upon the profits of the operations attributable to the assets purchased from River Bay through December 31, 1996. In addition, 3CI issued to River Bay a promissory note in the original principal amount of $1,000,000 bearing an interest rate of 8.75%, which as amended, provided for monthly principal payments ranging from $50,000 to $100,000 through February 1996.

     Pursuant to a Put Option Agreement with River Bay, as amended ("Put Option Agreement"), 3CI, in October 1995, repurchased 300,000 of the shares of Common Stock issued in connection with acquisition in consideration for its promissory note in the original principal amount of $900,000 ($3.00 per share) and providing for monthly principal payments ranging from $25,000 to $75,000, plus interest, through January 1997. Pursuant to the Put Option Agreement, 3CI were obligated to repurchase the remaining 565,500 shares of 3CI Common Stock issued in connection with the acquisition at the option of River Bay, from February 1, 1997 until April 1, 1997 for $3.00 per share. The liability associated with the Put Option Agreement covering the remaining shares is included in Accrued Stock Put Option on the accompanying balance sheet as of December 31, 1996. River Bay exercised its Put Option on or about February 14, 1997, for 3CI to repurchase the 565,500 shares of Common Stock. On or about March 10, 1997, 3CI commenced arbitration proceedings before the American Arbitration Association in Houston, Texas against River Bay and Marlan Baucum seeking to set aside the Purchase Agreement (the "Purchase Agreement") entered into between 3CI and those parties on or about October 10, 1994, together with ancillary agreements pertaining thereto. 3CI was seeking damages and/or to set aside the Purchase Agreement and collateral agreements, including the Put Option Agreement which, if otherwise enforceable, would have required the payment by 3CI of approximately $1,700,000 for 565,500 shares of 3CI Common Stock. In response, on April 9, 1997, Bank of Raleigh and Smith County Bank, assignees of certain rights under the Purchase Agreement, commenced a complaint for declaratory and monetary relief in the U.S. District Court for the Southern District of Mississippi, Jackson Division in Civil Action No. 3:97cv249BN. The Smith County Bank and Bank of Raleigh prayed declaratory judgment declaring the arbitration provision in the Purchase Agreement to be not binding upon said banks, the claims of 3CI against River Bay to be subordinate to the claims of the banks, unspecified compensatory damages, and punitive damages of at least $1,000,000. In April 1997, the Bank of Raleigh and Smith County Bank gave notice to certain customers in the River Bay division that 3CI was in default of the Put Option Agreement and that its payments should be directly made to the Bank of Raleigh and Smith County Bank. From these efforts, the Bank of Raleigh and Smith County Bank collected $463,000 of 3CI's accounts receivables that were pledged in the Purchase Agreement. On or about May 10, 1997, 3CI filed a Petition of Arbitration in Suit No. 422,107 of the First Judicial District Court, Caddo Parish, Louisiana, naming River Bay and Marlan Baucum as defendants therein. This lawsuit sought an injunction and stay of all judicial and extra-judicial proceedings pursuant to the Put Option Agreement until such time as the

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

2. BUSINESS ACQUISITIONS (CONTINUED)
arbitration is completed. This action was removed by the defendants to the U.S. District Court for the Western District of Louisiana, Shreveport Division in Civil Action No. 97-0578. On or about October 14, 1997, the parties settled the lawsuits. In the settlement, 3CI agreed to repurchase the remaining 565,500 shares of Common Stock related to the Put Option Agreement, at a price of $816,364, with payments ranging from $100,000 to $63,500. This liability is recorded in the financial statements at December 31, 1997.

     River Bay has been engaged in the business of medical waste management services in Mississippi, Tennessee, Florida, Georgia and Alabama.

3. PROPERTY, PLANT AND EQUIPMENT

     Property, plant and equipment consists of the following at December 31, 1997 and 1996:

                                                                                  USEFUL
                                                    1997           1996            LIFE
                                                    ----           ----           ------
                                                  (DOLLARS IN THOUSANDS)
Land..........................................        591            591
Buildings and improvements....................      1,622          1,538        3-40 years
Transportation equipment......................      3,287          3,917        5-10 years
Machinery and equipment.......................      5,098          4,859        5-20 years
Furniture and fixtures........................        329            491        3-10 years
                                                   ------         ------
                                                   10,927         11,396
                                                   ======         ======

     Depreciation expense charged to operations was $1,252,462 and $1,385,072 for the years ending December 31, 1997 and 1996, respectively. During the year ended December 31, 1996, an analysis was done of all the fixed assets of 3CI. In conjunction with the analysis, 3CI reconsidered the appropriate asset lives as well as revising various accounting estimates as a result of recent operating experiences and current market conditions. This write down of $1,183,446 appears as "write-off of fixed assets" on the Consolidated Statement of Operations.

     Substantially all of the Company's property, plant and equipment has been pledged as collateral against certain of the Company's liabilities.

     Set forth below is a summary of the write-offs relating to fixed assets during fiscal 1996:

       Buildings..................................................$12,700

     During 1996, it was necessary to replace the refractory in one of 3CI's incinerators due to the normal wear and tear. There was a net book value of $12,700 of the previously capitalized refractory that is being written-off.

       Leasehold improvements.....................................$80,000

     During 1996, 3CI updated and refurbished several of its transportation and incinerator locations. Management believed the updating and refurbishment was necessary to make the locations more functional and efficiently operational. Also 3CI made an operational decision to close its Austin, Texas transportation location. This closure was made in order to reduce operating costs and personnel costs. Previous leasehold

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

3. PROPERTY, PLANT AND EQUIPMENT (CONTINUED) improvement costs, which were being amortized over the life of the lease, (the lease was terminated due to the decision to close the location) were written-off as they remained a part of the leased building.

       Transportation equipment..................................$500,982

     In February 1994, at the time of the reverse merger of 3CI, 3CI had a lease agreement which was accounted for as a Capitalized Lease and was being depreciated over the term of the lease agreement. During 1996, management made a decision to terminate the lease agreement early due to the high cost of maintenance of the leased transportation equipment. The Company had also capitalized other costs associated with these leased assets. As the transportation equipment was returned, it was necessary to write the remaining capitalized net book value off of $500,982.

       Reusable containers........................................$12,000

     In 1996, 3CI made an operational decision to move a portion of their customer base from disposable cardboard boxes to reusable plastic containers. A significant investment was then made in reusable plastic containers and based upon its prior operating experience with the reusable containers, the Company estimated that a three (3) year life was more reflective of the reusable containers than a five (5) year life. In previous periods 3CI had estimated that the life of reusable containers was five (5) years. Due to this change in estimate 3CI wrote-off previously capitalized reusable containers with a net book value of $12,000.

       Machinery and equipment....................................$88,000

     During fiscal 1996, it was necessary to change the bags inside the scrubber at an incinerator as these bags became excessively worn and the integrity of the bags was beginning to deteriorate. These bags had a remaining net book value of $22,200 that was written-off as they were no longer able to remain in service. Also, there is a write-off of a previously capitalized major improvement that was done to the upper chamber of the incinerator. During 1996, there was a major improvement completed in the upper chamber and the previously capitalized improvement was written-off at its net book value of $28,405. In the River Bay division, machinery and equipment with a net book value of $37,395 was written-off.

       Computer and software.....................................$490,000

     During 1994 and 1995, 3CI began capitalizing cost associated with one of 3CI's bar coding systems and an accounting system that would streamline the paperwork from the transportation locations, to the incinerators, to ultimately the accounting department (production/billing/accounting system). This was put into service in fiscal 1995 and was being amortized. During fiscal 1996, due to continued problems in the ongoing training of employees on the use of the software and the prohibitive expense of replacing hardware due to harsh conditions, management determined the bar coding system was no longer cost effective and abandoned the project and appropriately wrote-off the unamortized costs. The write-off of these capitalized costs totaled $472,000. The company also wrote-off previously capitalized accounting software with a remaining net book value of $18,000 that was acquired in a previous acquisition (River Bay asset acquisition), as this software was abandoned when the River Bay division was integrated in the fourth quarter of 1996 into the 3CI accounting system.

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

4. NOTES PAYABLE

                                                                 1997            1996
                                                                 ----            ----
                                                                (DOLLARS IN THOUSANDS)
Notes payable to an insurance company, due in monthly
  installments including interest of 7% to 9% through March
  1998, unsecured...........................................      217              212
                                                                  ===           ======
The Company had a $12,800,000 unsecured revolving line of
  credit maturing on December 31, 1997, of which $15,000 was unused at December 31, 1996. Interest was payable monthly
  and accrued at the interbank offered rate (IBOR) (7.15625
  at December 31, 1996). The line of credit was repaid in
  full on September 17, 1997................................       --           12,785
                                                                  ===           ======
Notes payable to stockholders bear interest at 4.25%- 4.50%
  with all unpaid principal and interest due at maturity.
  All stockholder notes were converted to equity at January
  1, 1997...................................................       --            3,851
                                                                  ===           ======

5. LONG-TERM DEBT

     Long-term debt-unaffiliated lenders consists of the following:

                                                                 1997            1996
                                                                 ----            ----
                                                                (DOLLARS IN THOUSANDS)
Note payable to prior owner of Incendere, at an annual
  adjustable interest rate generally ranging between 7.5% to
  9.75%, with 34% of interest being paid quarterly and 66%
  of interest deferred and added to principal until May 21,
  1995. Thereafter, principal and interest are due in equal
  monthly installments until maturity on May 21, 1998,
  convertible into common stock at $3.00 per share, secured
  by substantially all of the assets of A/MED...............       241             615
Notes payable for purchased vehicles and equipment held as
  collateral, due in monthly installments, including
  interest, at rates ranging from 7% to 16.75%, maturing
  through 2002..............................................     1,303             991
Note payable to Stone Container Corp. due in monthly
  payments with interest at 10% through 1997................        --              74
Notes payable to River Bay Corporation due in monthly
  payments with interest of 8.75% through December 1998,
  secured by accounts receivable, equipment, and common
  stock.....................................................       816             376
                                                                ------          ------
                                                                 2,360           2,056
Less--current portion.......................................    (1,374)         (1,314)
                                                                ------          ------
                                                                   986             742
                                                                ======          ======

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

5. LONG-TERM DEBT (CONTINUED)
     Payments due on long-term debt, during each of the five years subsequent to December 31, 1997, are as follows:

                                                             (DOLLARS IN THOUSANDS)
1998........................................................         1,374
1999........................................................           662
2000........................................................           314
2001........................................................             7
2002........................................................             3

     The total interest expense was $855,115 and $1,443,542 for the years ended December 31, 1997 and 1996, respectively.

6. INCINERATION CONTRACTS

     3CI is a party to exclusive incineration contracts with the Cities whereby 3CI is guaranteed minimum weekly burn capacity and is required to pay fees to the Cities based on the total pounds incinerated. These contract rights were obtained in exchange for the Predecessor Companies purchasing certain equipment for the Cities' incinerators which enabled the Cities to meet all current federal and state emissions control standards. Due to problems arising from contractual agreements with the City of Center, 3CI is presently not utilizing the incinerator at the City of Center for the treatment of medical waste. The Company is no longer using the incinerator in the City of Center and does not believe that discontinuing that use will have a material effect on 3CI's business.

     The City of Carthage requires minimum annual payments under the combined contracts as follows:

FOR THE YEAR ENDED                                                        MINIMUM REQUIRED
   DECEMBER 31,                                                               PAYMENTS
------------------                                                        ----------------
                                                                       (DOLLARS IN THOUSANDS)
       1998          .................................................         1,000
       1999          .................................................         1,000
       2000          .................................................         1,000
                                                                               -----
                                                                               3,000
                                                                               =====

     In the event 3CI fails to meet the minimum amounts of annual guarantees to the City of Carthage, after giving effect to amounts paid above prior year minimums, annual required minimums (on a cumulative basis), the City of Carthage has the option to terminate 3CI's exclusive incineration rights.

     3CI had a minimum guaranteed payment to the City of Carthage, for incineration fees for the years ended May 31, 1997, 1996, and 1995, of $1,000,000, $716,000, and $596,250, respectively. In the years ended May 31, 1997, 1996, and 1995, 3CI paid incineration fees of $1,401,692, $843,000, and
$750,000, respectively to the City of Carthage. 3CI also had minimum guaranteed payments to the City of Center, for incineration fees for the years ended May 31, 1997, 1996, and 1995, of $762,000, $695,000, and $495,250, respectively. In the years ended May 31, 1996 and 1995, 3CI paid incineration fees of $779,000 and $551,000, respectively, to the City of Center, in accordance with terms of the contract, thereby meeting the annual minimum fees required.

     In August 1996, 3CI discontinued use of the City of Center facility, due to the City of Center's breach of the exclusivity portion of the contract. The original agreement between 3CI and the City of Center, which was executed on August 22, 1990, gave 3CI the exclusive and sole right to dispose of medical waste at the City of

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

6. INCINERATION CONTRACTS (CONTINUED)
Center's resource recovery facility. 3CI discovered that the City of Center breached its exclusivity portions of the 1990 agreement, as amended on or about October 27, 1994. Due to this breach of contract, 3CI does not believe that minimum guaranteed payment is due to the City of Center. Despite not having the ability to treat waste at the City of Center's resource recovery facility, 3CI has ample treatment capacity to dispose of its medical waste. 3CI believes that the effect of not utilizing this treatment facility has not and will not have a material adverse effect on its financial position, results of operations or cash flows.

     Included in cost of sales for the years ended December 31, 1997 and 1996, is $1,429,097 and $1,542,842, respectively, related to incineration costs at the Cities since the reverse merger.

7. INCOME TAXES

     Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax rate used was 37 percent for the years ended December 31, 1997 and 1996 representing the federal rate and an average of state income tax rates. The components of deferred income tax liabilities and assets are as follows:

                                                              1997          1996
                                                              ----          ----
                                                            (DOLLARS IN THOUSANDS)
Deferred income tax liabilities:
  Property and equipment................................       1,461         1,116
  Other.................................................          69            67
                                                            --------       -------
     Total deferred income tax liabilities..............       1,530         1,183
Deferred income tax assets
  Net operating loss carryforward.......................       9,870         8,801
  Bad debt reserves.....................................         323           344
  Other.................................................       1,403           940
                                                            --------       -------
Total deferred income tax assets........................      11,596        10,085
Valuation allowance.....................................     (10,066)       (8,902)
                                                            --------       -------
Net deferred income tax asset...........................      (1,530)       (1,183)
     Total deferred income tax assets and liabilities...          --            --
                                                            ========       =======

     At December 31, 1997, the Company had approximately $25,559,268 of net operating loss carryforwards for federal tax purposes which will expire beginning in 2004 and continue through the year 2012. The Company also had state net operating losses at December 31, 1997. The Company has established a valuation allowance for the federal and state net operating losses of $10,066,016 and $8,902,294 as of December 31, 1997 and 1996, respectively.
Because of separate return limitations, change in ownership limitations, and the weight of available evidence, it is more likely than not that some portion or possibly all of the net operating losses will not be available for use by the consolidated entities.

8. STOCK OPTION PLAN

     In conjunction with the business acquisition described in Note 1, a stock option plan (the "Plan") approved by 3CI's previous shareholders in 1992 totaling 500,000 shares remains in effect. The purpose of the Plan is to provide additional incentives to officers and employees of 3CI who are primarily responsible for the management and growth of 3CI. Each option granted pursuant to the Plan is designated at the time of grant as either an "incentive stock option" or as a "nonqualified stock option." The exercise price equals or exceeds the

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

8. STOCK OPTION PLAN (CONTINUED)
market price as of the grant date. At September 30, 1995, 3CI had 230,000 shares outstanding under options for two officers and one former officer of 3CI, of which all were exercisable, at option prices of $3.00 to $4.00 per share. During 1995, 3CI reduced the total shares available under the Plan to 375,000 shares, resulting in 145,000 shares available for future issuance as of December 31, 1997 and 1996.

     During the years ended December 31, 1997 and 1996, 140,000 of the 230,000 option shares described above were canceled and a net of 47,500 option shares were issued. As of December 31, 1997, a total of 137,500 option shares are outstanding and a total of 237,500 option shares are available for issuance under the Plan. The outstanding option shares vest monthly over a three-year period. As of the year ended December 31, 1997, the exercise prices of all options granted under the Plan have always exceeded the market price of 3CI's Common Stock.

9. CONCENTRATION OF CREDIT RISK

     3CI's customers are concentrated in the medical industry and, therefore, changes in economic, regulatory and other factors which affect the medical industry may impact 3CI's overall credit risk. 3CI monitors the status of its receivables including follow-up directly with customers on past due balances.

10. DISCLOSURE ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS

     SFAS No. 107, Disclosure of Financial Instruments, requires companies to disclose the fair value of each class of financial instruments for which it is practical to estimate that value and for which the recorded value significantly differs from the fair market value. The Company's primary financial instruments are accounts receivable, notes payable, accounts payable, and accrued liabilities. The fair value of accounts receivable approximates its carrying amount. Because of the absence of availability of alternative financing and the substantial doubt about the Company's ability to continue as a going concern, it is not practical to estimate the fair values of notes payable, accounts payable and accrued liabilities.

11. RELATED PARTY TRANSACTIONS

     During 1996, the Company made purchases of business forms with a company owned by the father of Curtis W. Crane, the Chief Financial Officer of the Company. Payments to the business forms company during fiscal years ended December 31, 1997 and 1996 totaled $22,000 and $62,000, respectively.

12. INTANGIBLE ASSET WRITE-OFF

     In 1996, the Company adopted the provisions of Statement of Financial Accounting Standards (SFAS) No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of." SFAS No. 121 requires impairment losses to be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amounts. An evaluation of the fair value of the assets associated with 3CI's operations resulted in the determination that certain intangible assets were impaired. The impaired assets were written down by $11,385,328. Fair value was based on the estimated future cash flows to be generated by these intangible assets. This write down is included in the "Write off of Intangibles" amount for fiscal 1996 on the Consolidated Statements of Operations. During the fiscal year of 1995, WSI sent an advisor to 3CI to review ongoing operations of 3CI and to make recommendations as to how to achieve profitability. From this review 3CI developed specific detail plans for its fiscal year ending September 1996. In September 1995, management put together a business plan for the fiscal year ending September 30, 1996. The Board of Directors reviewed the plan in detail and after thorough consideration in

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

12. INTANGIBLE ASSET WRITE-OFF (CONTINUED) every aspect, the plan was approved by the Board of Directors. The Chairman of the Board met with key operating personnel and officers of the Company to discuss the actions to be taken. Additionally, the Board installed a new officer to oversee the operations and implementation of its plan. The business plan for the fiscal year ended December 31, 1996, included cost reductions and a small amount of price increases. As the fiscal year began to develop key operating objectives of the business plan were not being achieved. In one of 3CI's key operating territories (Houston, Texas), a competitor opened a treatment facility that significantly increased the capacity to treat waste and by the competitor's desire to fill the capacity, the competitor began deep discount pricing to fill the capacity of the new treatment facility. Also, 3CI did not bring its newly constructed incinerator into full operational use until March 1996; the business plan had projected the incinerator to be fully operational in January 1996. As the losses continued, 3CI prepared a forecast based on the best available business information. This forecast was prepared in the fourth quarter of 1996. Because of the forecasted continued losses, it became apparent that an impairment of long-lived assets had occurred.

13. COMMITMENTS AND CONTINGENCIES

     In May 1995, a group of minority stockholders of the Company, including Patrick Grafton, former Chief Executive Officer of the Company, acting individually and purportedly on behalf of all minority stockholders, and on behalf of the Company, filed suit in James T. Rash, et al v. Waste Systems, Inc., et al., No. 95-024912 in the District Court of Harris County, Texas, 129th Judicial District, against 3CI, WSI and various directors of the Company. The plaintiffs alleged minority stockholder oppression, breach of fiduciary duty, breach of contract, and "thwarting of reasonable expectations," and demanded an accounting, appointment of a receiver for the sale of the Company, unspecified actual damages and punitive damages of $10 million, plus attorney's fees. In addition, Mr. Grafton alleged unspecified damages as a result of his removal as an officer and director of the Company and the Company's failure to renew his employment agreement in March 1995, and alleged that such removal was wrongful and ineffective. The Company's insurer denied coverage in the lawsuit. The Company has denied all material allegations of the lawsuit. However, the outcome of this cannot be predicted, and an adverse decision in the lawsuit would likely have a material adverse effect on the Company's financial condition and results of operations and cash flows. The Company has reached an agreement in principle with some, but not all, of the plaintiffs for the settlement of this action. The execution of the appropriate documentation to evidence this settlement has been completed and both parties are awaiting court approval which is set for late February 1998. The Company and Mr. Grafton reached a settlement of Mr. Grafton's individual claims relating to his removal as an officer and director of the Company. The terms of the settlement reached between the Company and Mr. Grafton are confidential to both parties. The Company accrued an amount in its fiscal year ended 1996 and 1995 financial statements which closely approximates the actual settlement.

     In June 1995, the former stockholders of Med-Waste Disposal Service, Inc. ("Med-Waste") filed suit in James H. Shepherd, et al v. 3CI Complete Compliance Corporation, et al., No. C.V.-95-1441-1 in the Circuit Court of Hot Springs County, Arkansas, against 3CI and various current and former officers and directors of 3CI. Plaintiffs have alleged violations of federal and state securities laws, breach of contract, common law fraud and negligence in connection with the acquisition of Med-Waste by 3CI, and have demanded rescission, restitution, unspecified actual damages and punitive damages of $10 million, plus attorneys' fees. The case was transferred to the United States District Court of the Western District of Arkansas Hot Springs Division and in November 1996 was subsequently transferred to the United States District Court for the Western District of Louisiana.

     The parties, other than Patrick Grafton, former Chief Executive Officer of 3CI, have agreed to settle the suit in consideration of the issuance by 3CI to the plaintiffs of 250,000 shares of Common Stock and the

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

13. COMMITMENTS AND CONTINGENCIES (CONTINUED) payment by 3CI to the plaintiffs of 20% to 55% of the pre-tax profits, as defined, attributable to the assets previously acquired from Med-Waste until such time as the shares of Common Stock held by the plaintiffs become freely tradable and the market price of the Common Stock averages at least $2.50 per share over a period of 42 consecutive days. In addition, 3CI and WSI have agreed to repurchase the shares of Common Stock held by the plaintiffs for $2.50 per share in certain events, including the bankruptcy of 3CI or in the event WSI ceases to be the largest beneficial holder of the Common Stock. The obligations of 3CI to the plaintiffs are secured by a security interest in most of the assets of 3CI, and WSI has agreed to subordinate its loans to 3CI, and all related security interests, to the obligations, and the related security interests, of 3CI to the plaintiffs. This matter has been settled by the parties and was dismissed in its entirety on July 31, 1997, by order of the court.

     3CI accrued $250,000 in expenses, which was reflected in its September 30, 1995 financial statements relating to the settlement of the Med-Waste lawsuit.

     In connection with an auto accident in July 1996, two suits have been filed against 3CI. Ryan O'Neil Youmans & Anita Youmans v. American 3CI, et al, No. CV9604899, was filed in the Circuit Court of Jefferson County, Alabama, in August 1996. Jimmy R. Whitfield & Rhonda Whitfield v. Paul Bronger, American 3CI, et al., No. CV-96-847, was filed in the Circuit Court of Shelby County, Alabama in November of 1996. These proceedings have been settled by 3CI's insurance carrier and the related expenditure to 3CI are reflected in the current year consolidated financial statements. The resolution to these lawsuits did not have a material effect on the Company's financial condition, results of operations and cash flows.

     On or about March 10, 1997, 3CI commenced arbitration proceedings before the American Arbitration Association in Houston, Texas against River Bay Corporation ("River Bay") and Marlan Baucum seeking to set aside a Purchase Agreement (the "Purchase Agreement") entered into between those parties on or about October 10, 1994, together with ancillary agreements pertaining thereto. 3CI was seeking damages and/or to set aside the Purchase Agreement and collateral agreements, including a Put Option Agreement (the "Put Option Agreement") which, if otherwise enforceable, would require the payment by 3CI of approximately $1,700,000 for 565,500 shares of 3CI Common Stock. In response, on April 9, 1997, Bank of Raleigh and Smith County Bank, assignees of certain rights under the Purchase Agreement, commenced a complaint for a declaratory and monetary relief in the U.S. District Court for the Southern District of Mississippi, Jackson, Division in Civil Action No. 3:97cv249BN. The Bank of Raleigh and Smith County Bank prayed declaratory judgment declaring the arbitration provision in the Purchase Agreement to be not binding upon the said banks, the claims of 3CI against River Bay to be subordinate to the claims of the banks, unspecified compensatory damages, and punitive damages for least $1,000,000. In this action the Bank of Raleigh and Smith County Bank proceeded to collect the Company's accounts receivable in the River Bay division as it was used as collateral in the Purchase Agreement; they collected approximately $463,000, through October 14, 1997. On or about May 10, 1997, the Company filed a Petition of Arbitration in Suit No. 422,107 of the First Judicial District Court, Caddo Parish, Louisiana, naming River Bay and Marlan Baucum as defendants therein. This lawsuit sought an injunction and stay of all judicial and extra-judicial proceedings pursuant to the Put Option Agreement until such time as the arbitration is completed. This action was removed by the defendants to the U.S. District Court for the Western District of Louisiana, Shreveport Division in Civil Action No. 97-0578. The parties agreed to settle the suit in consideration of the Company repurchasing the remaining 565,500 shares of Common Stock related to the Put Option Agreement for $816,364. The outcome of this lawsuit does not have a material adverse effect on the Company's financial position, result of operations and net cash flows.

     The Company is subject to certain other litigation and claims arising in the ordinary course of business. In the opinion of management of the Company, the amounts ultimately payable, if any, as a result of such

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

13. COMMITMENTS AND CONTINGENCIES (CONTINUED) litigation and claims will not have a materially adverse effect on the Company's financial position, results of operations, and net cash flows.

     The Company operates within the regulated medical waste disposal industry which is subject to intense governmental regulation at the federal, state and local levels. The Company believes it is currently in compliance in all material respects with all applicable laws and regulations governing the medical waste disposal business. However, continuing expenditures may be required in order for the Company to remain in compliance with existing and changing regulations. Furthermore, because the medical waste disposal industry is predicated upon the existence of strict governmental regulation, any material relaxation of regulatory requirements governing medical waste disposal or of their enforcement could result in a reduced demand for the Company's services and have a material adverse effect on the Company's revenues and financial condition. The scope and duration of existing and future regulations affecting the medical waste disposal industry cannot be anticipated and are subject to changing political and economic pressures.

     At September 30, 1995, 3CI had employment agreements with certain key employees providing for compensation of $145,000 and $130,000 for the years ended December 31, 1997 and 1996. These agreements further provide for a bonus based on the achievement of certain performance objectives. For the years ended December 31, 1997 and 1996, these performance objectives were not achieved.

     At December 31, 1997 and 1996, 3CI had certain noncancelable leases, principally for office space and equipment, with various expiration dates. The aggregate rental expenses under such leases were $735,696 and $866,203, for the fiscal years ended December 31, 1997 and 1996, respectively. Future minimum rentals under such leases for the following fiscal years aggregate $605,000 for 1998, $353,000 for 1999, $106,000 for 2000, $60,000 for 2001 and $135,000
thereafter.

     3CI granted River Bay security interests in certain of the assets purchased from River Bay and certain accounts receivable attributable to these purchased assets to secure future debt and the Put option.

     The Company has agreed to pay the President of River Bay approximately $65,000 over a period of 15 months related to the settlement of certain issues. This liability is included in accrued liabilities in the December 31, 1997 and 1996 balance sheets.

     3CI has committed to reimburse WSI approximately $6,000 per month for services provided and costs incurred by the Company's vice president.

     Mr. Charles D. Crochet serves as President of 3CI pursuant to an employment agreement commencing February 1994. Mr. Crochet was entitled to a salary of $6,250 per month in February and March 1994, and then $7,500 per month from April through September 1994, increasing to $9,583 per month commencing October 1994 through September 1995. This employment agreement was renegotiated and modified in August 1995, increasing Mr. Crochet's salary to $10,833 per month commencing October 1, 1995 and thereafter increases to $13,333 on October 1, 1997, and continues through May 1998. As an additional incentive to Mr. Crochet under the new employment agreement, Mr. Crochet is eligible for an annual bonus based on Fiscal Year Pre-Tax Profits as a percentage of revenues. The amount of such annual bonus is based on a percentage between 6% and 10% of an amount determined by the Board of Directors from an approved bonus plan, and such actual percentage depending upon the Company's Pre-Tax Profits as a percentage of revenue.

14. SUBSEQUENT EVENTS

     The James T. Rash, et al v. Waste Systems, Inc., et al suit (see Note 13) has been settled. Court approval of such settlement was received in February 1998. Pursuant to the settlement, 3CI has agreed to

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                           DECEMBER 31, 1997 AND 1996

14. SUBSEQUENT EVENTS (CONTINUED)
(i) transfer 78,014 shares of its Common Stock into escrow for later conveyance to the plaintiffs, (ii) transfer warrants for 1,002,964 shares of 3CI Common Stock into escrow for later conveyance to the plaintiffs on the basis of one warrant for every three shares of 3CI Common Stock owned, that are exercisable for two years from the effective date of the Settlement Agreement at a price of $1.50 per share, (iii) pay $425,000 into an escrow account to pay the plaintiffs, attorneys' fees, and (iv) obtain SEC approval, if necessary, to convert the 1,000,000 shares of 3CI Series A Preferred Stock into 7,000,000 shares of 3CI Series B Convertible Preferred Stock ("Series B Preferred Stock"). Pursuant to the terms of the Settlement Agreement, $425,469 has been paid to the plaintiff's attorneys' for fees and 78,014 shares of 3CI Common Stock and warrants for 1,002,964 shares of 3CI Common Stock have been placed in escrow for subsequent conveyance to the plaintiffs.

     3CI, as authorized by the necessary approvals of the Board of Directors and the 3CI's majority stockholder (WSI), has approved the adoption of an amendment (the "Amendment") to 3CI's Certificate of Incorporation, as amended, to (i) increase the authorized preferred stock, of 3CI from 1,000,000 shares to 16,050,000 shares, and (ii) increase the authorized common stock, par value $.01 per share ("Common Stock"), of 3CI from 15,000,000 shares to 40,450,000 shares. The Amendment was adopted to facilitate (i) the conversion of $7,000,000 of debt (the "Debt Conversion") owed by 3CI to WSI, 3CI's largest stockholder, in exchange for 1,000,000 shares of 3CI's Series A Preferred stock, (ii) the exchange of the Series A Preferred Stock for 7,000,000 shares of 3CI's Series B Preferred Stock, and (iii) the conversion of an additional $750,000 of debt owed by 3CI to WSI to 750,000 shares of the Company's Series C Convertible Preferred Stock (the "Series C Preferred Stock").

     3CI has filed the Registration Statement (Form S-1) with the Securities and Exchange Commission to register 1,518,434 additional shares of its Common Stock. On about February 27, 1998, an Information Statement was mailed to 3CI's stockholders informing them of the previous approval by the Board of Directors of 3CI of the corporate actions referred to above and their subsequent adoption by the majority stockholder of the 3CI.

     On or about October 1, 1998, Stericycle, Inc., a Delaware Corporation with its principal offices in Deerfield, Illinois, purchased all of the issued and outstanding shares of stock of WSI. The purchase price for the WSI shares was $10,000,000 in cash. Upon completion of the transaction, WSI became a wholly-owned subsidiary of Stericycle, Inc. Stericycle is engaged in the business of collecting, transporting, treating and disposing of regulated medical waste. It has developed a proprietary treatment technology known as electro-thermal deactivation ("ETD"). As a part of the purchase transaction, Stericycle granted to the sellers certain exclusive negotiation and first refusal rights in respect of medical waste treatment units utilizing Stericycle's ETD technology.

     On October 1, 1998, the Revolving Promissory Note dated September 30, 1995 (between 3CI and WSI) in the maximum principal amount of $8,000,000 ("Original Note") was amended and restated in its entirety. 3CI made a new secured promissory note in the amount of $5,487,308 due on or before September 30, 1999. The note may be extended to a date not later than September 30, 2000. The note bears interest at prime plus 2% and the interest is payable quarterly. The security documents relating to the original note remain in full force and effect. The note places certain restrictions and financial covenants on 3CI.

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                          CONSOLIDATED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                     SEPTEMBER 30,
                                                                -----------------------
                                                                  1998           1997
                                                                  ----           ----
                           ASSETS
Current assets:
  Cash and cash equivalents.................................    $      2       $     68
  Restricted cash...........................................          --            130
  Accounts receivable, net of allowance for doubtful
     accounts of $597,861 and $960,921......................       2,813          4,091
  Inventory.................................................          87             97
  Other current assets......................................         758            732
                                                                --------       --------
     Total current assets...................................       3,660          5,118
Property, plant and equipment, at cost......................      12,586         11,468
Less--accumulated depreciation..............................      (3,600)        (2,905)
                                                                --------       --------
     Net property, plant and equipment......................       8,986          8,563
Excess of cost over net assets acquired, net of accumulated
  amortization of $87,488 and $62,488.......................         343            369
Other intangible assets, net of accumulated amortization of
  $186,380 and $111,828.....................................         226            293
Other assets................................................          --              4
                                                                --------       --------
     Total assets...........................................    $ 13,215       $ 14,347
                                                                ========       ========
       LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Bank overdrafts...........................................    $    356       $    534
  Notes payable.............................................         642            514
  Current portion of long-term debt, unaffiliated lenders...       1,018            863
  Accounts payable..........................................       1,393          1,519
  Accounts payable-affiliated companies.....................          93            386
  Accrued liabilities.......................................         843          1,249
                                                                --------       --------
     Total current liabilities..............................       4,345          5,065
Long-term debt unaffiliated lenders, net of current
  portion...................................................         883            860
                                                                --------       --------
     Total liabilities......................................       5,228          5,925
Accrued stock put option....................................          --          1,592
Shareholders' equity:
  Common stock, no par value, 100 shares authorized, issued
     and outstanding........................................         500            500
  Additional paid-in capital................................      32,196         31,206
  Accumulated deficit.......................................     (24,709)       (24,876)
                                                                --------       --------
     Total shareholders' equity.............................       7,987          6,830
                                                                --------       --------
     Total liabilities and shareholders' equity.............    $ 13,215       $ 14,347
                                                                ========       ========

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF OPERATIONS
         (DOLLARS IN THOUSANDS EXCEPT PER SHARE AMOUNTS AND SHARE DATA)
                                  (UNAUDITED)

                                                                     NINE MONTHS ENDED
                                                                       SEPTEMBER 30,
                                                                ---------------------------
                                                                  1998             1997
                                                                  ----             ----
Revenues....................................................    $  14,127       $    13,978
Expenses:
  Cost of services..........................................       10,475            10,800
  Depreciation and amortization.............................          814               881
  Selling, general and administrative.......................        2,555             2,746
                                                                ---------       -----------
     Total expenses.........................................       13,844            14,427
                                                                ---------       -----------
Net income (loss) from operations...........................          283              (449)
Other income (expense):
  Interest expense..........................................         (175)             (806)
                                                                ---------       -----------
Income (loss) before income taxes...........................    $     108       $    (1,255)
Income taxes................................................           --                --
                                                                ---------       -----------
Income (loss) before minority interest in loss of
  subsidiary................................................          108            (1,255)
Minority interest in loss of subsidiary.....................           43                --
                                                                ---------       -----------
Net income (loss)...........................................    $     151       $    (1,255)
                                                                =========       ===========
Weighted average shares outstanding.........................          100               100
                                                                =========       ===========
Income (loss) per common share..............................    $1,513.73       $(12,548.16)
                                                                =========       ===========

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                   NINE MONTHS ENDED
                                                                     SEPTEMBER 30,
                                                                -----------------------
                                                                  1998           1997
                                                                  ----           ----
Common stock:
  Balance at beginning of period............................    $    500       $    500
  Additional shares issued (retired)........................          --             --
                                                                --------       --------
  Balance at end of period..................................    $    500       $    500
Additional paid-in capital:
  Balance at beginning of period............................    $ 31,595       $ 11,152
Conversion of stockholder debt and other liabilities to
  additional paid-in capital................................         601         18,775
Stockholder contributions to additional paid-in capital.....          --          1,279
                                                                --------       --------
  Balance at end of period..................................    $ 32,196       $ 31,206
Accumulated deficit:
  Balance at beginning of period............................    $(24,860)      $(23,621)
  Net income (loss).........................................         151         (1,255)
                                                                --------       --------
  Balance at end of period..................................    $(24,709)      $(24,876)
                                                                --------       --------
     Total stockholders' equity (deficit)...................    $  7,987       $  6,830
                                                                ========       ========

                       WASTE SYSTEMS, INC. AND SUBSIDIARY

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                                                NINE MONTHS ENDED
                                                                  SEPTEMBER 30,
                                                              ---------------------
                                                               1998          1997
                                                               ----          ----
Cash flows from operating activities:
  Net income (loss).........................................  $   151       $(1,255)
  Adjustments to reconcile net loss to net cash provided by
     (used in) operating activities:
       (Gain) loss on disposal of fixed and intangible
        assets..............................................       --            18
       Depreciation and amortization........................      930         1,041
       (Increase) decrease in net accounts receivable.......      746          (338)
       (Increase) in inventory..............................      (15)          (38)
       (Increase) in prepaid expenses.......................     (292)         (474)
       (Increase) decrease in other current assets..........       11           (13)
       Increase in accounts payable.........................      363           127
       Increase in accounts payable, affiliated companies...       67            54
       (Decrease) in accrued liabilities....................   (1,335)         (558)
       Gain on foreign currency transaction.................       --           (39)
       Minority interest in loss of subsidiary..............      (43)           --
                                                              -------       -------
          Total adjustments.................................      432          (220)
                                                              -------       -------
          Net cash provided by (used in) operating
           activities.......................................      583        (1,475)
Cash flows from investing activities:
  Proceeds from sale of property, plant and equipment.......       99           233
  Purchase of property, plant and equipment.................   (1,411)         (372)
                                                              -------       -------
          Net cash (used in) investing activities...........   (1,312)         (139)
Cash flows from financing activities:
  Increase in bank overdrafts...............................      199            --
  Proceeds from issuance of notes payable...................    1,088           942
  Principal reduction of notes payable......................     (663)      (13,496)
  Reduction of put option...................................       --          (105)
  Proceeds from issuance of long-term debt, unaffiliated
     lenders................................................      633            --
  Reduction of long-term debt, unaffiliated lenders.........   (1,092)       (1,186)
  Proceeds from issuance of note payable to majority
     shareholders...........................................      557        14,216
  Contributed capital.......................................       --         1,279
  Other.....................................................      (35)           --
                                                              -------       -------
          Net cash provided by financing activities.........      687         1,650
                                                              -------       -------
Net increase (decrease) in cash and cash equivalents........      (42)           36
Cash and cash equivalents, beginning of period..............       44            32
                                                              -------       -------
Cash and cash equivalents, end of period....................  $     2       $    68
                                                              =======       =======

                       WASTE SYSTEMS, INC. AND SUBSIDIARY
                            SELECTED INFORMATION --
                   SUBSTANTIALLY ALL DISCLOSURES REQUIRED BY
           GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ARE NOT INCLUDED
                          SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

1. PRINCIPLES OF CONSOLIDATION

     The accompanying financial statements present the consolidated accounts of Waste Systems, Inc. ("WSI" or the "Company") and its majority-owned subsidiary, 3CI Complete Compliance Corporation ("3CI" or "Subsidiary"). WSI was owned by a group of German corporate investors and has a year ending on December 31. 3CI's year ends on September 30. All significant intercompany accounts and transactions have been eliminated in consolidation. 3CI has suffered recurring net losses. Such losses have exceeded the minority interest's equity capital. Under generally accepted accounting principles, such excess losses are charged against the majority interest. If the losses reverse in later years, the majority interest will be credited with the amount of minority interest losses previously absorbed before credit is made to the minority interests.

2. BASIS OF PRESENTATION

     The accompanying consolidated financial statements have been prepared, without audit, pursuant to the rules and regulations of the Securities and Exchange Commission. As applicable under such regulations, certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. The Company believes that the presentation and disclosures herein are adequate to make the information not misleading and that the financial statements reflect all adjustments that are of a normal recurring nature which are necessary for a fair presentation of these financial statements. These financial statements should be read in conjunction with the Company's consolidated financial statements and notes thereto for the year ended December 31, 1997.

3. BUSINESS CONDITIONS

     3CI has historically funded its operations, acquisitions and debt service through cash advances from its majority shareholder, WSI. As a result of 3CI's prior expansion and program of acquisitions, it has experienced liquidity deficiencies.

     3CI has continued to have discussions with third party lenders to obtain an alternative source of financing apart from WSI. In the event 3CI and WSI do not come to a resolution on the restructuring of the 1995 Note and 3CI is unable to obtain alternative financing, there can be no assurance that 3CI will be able to meet its obligations as they become due or realize the recorded value of its assets.

     The nature and level of competition in the medical waste industry has remained high for several years. This condition has produced aggressive price competition and results in pressures on profit margins. The Company competes against companies which have access to greater capital resources. In order to effectively compete in the industry on a long-term basis and fully realize its business strategy, 3CI will require additional and continued financing and other assistance from its current majority shareholder and, if available, from outside sources. There is no assurance that adequate funds for these purposes will be available when needed or, if available, on terms acceptable to 3CI.

4. OTHER EVENTS

     The James T. Rash, et al. v. Waste Systems, Inc., et al. suit (see Note 13 to the Company's consolidated financial statements for the year ended December 31, 1997) has been settled. Court approval of such settlement was received in February 1998. Pursuant to the settlement, 3CI has agreed to (i) transfer 78,014 shares of its Common Stock into escrow for later conveyance to the plaintiffs,
(ii) transfer warrants for 1,002,964 shares of 3CI Common Stock into escrow for later conveyance to the plaintiffs, on the basis of one

                       WASTE SYSTEMS, INC. AND SUBSIDIARY
                            SELECTED INFORMATION --
                   SUBSTANTIALLY ALL DISCLOSURES REQUIRED BY
    GENERALLY ACCEPTED ACCOUNTING PRINCIPLES ARE NOT INCLUDED -- (CONTINUED)
                          SEPTEMBER 30, 1998 AND 1997
                                  (UNAUDITED)

4. OTHER EVENTS (CONTINUED)
warrant for every three shares of 3CI Common Stock owned, that are exercisable for two years from the effective date of the Settlement Agreement at a price of $1.50 per share, (iii) pay $425,000 into an escrow account to pay the plaintiffs' attorneys' fees, and (iv) obtain SEC approval, if necessary, to convert the 1,000,000 shares of 3CI Series A Preferred Stock into 7,000,000 shares of 3CI Series B Convertible Preferred Stock ("Series B Preferred Stock"). Pursuant to the terms of the Settlement Agreement, $425,469 has been paid to the plaintiffs' attorneys' for fees and 78,014 shares of 3CI Common Stock and warrants for 1,002,964 shares of 3CI Common Stock have been placed in escrow for subsequent conveyance to the plaintiffs.

     3CI, as authorized by the necessary approvals of the Board of Directors and the 3CI's majority stockholder (WSI), has approved the adoption of an amendment (the "Amendment") to 3CI's Certificate of Incorporation, as amended, to (i) increase the authorized preferred stock of 3CI from 1,000,000 shares to 16,050,000 shares, and (ii) increase the authorized common stock, par value $.01 per share ("Common Stock"), of 3CI from 15,000,000 shares to 40,450,000 shares. The Amendment was adopted to facilitate (i) the conversion of $7,000,000 of debt (the "Debt Conversion") owed by 3CI to WSI, 3CI's largest stockholder, in exchange for 1,000,000 shares of 3CI's Series A Preferred stock, (ii) the exchange of the Series A Preferred Stock for 7,000,000 shares of 3CI's Series B Preferred Stock, and (iii) the conversion of an additional $750,000 of debt owed by 3CI to WSI to 750,000 shares of the Company's Series C Convertible Preferred Stock (the "Series C Preferred Stock").

     3CI has filed a Registration Statement (Form S-1) with the Securities and Exchange Commission to register 1,518,434 additional shares of its Common Stock. On about February 27, 1998, an Information Statement was mailed to 3CI's stockholders informing them of the previous approval by the Board of Directors of 3CI of the corporate actions referred to above and their subsequent adoption by the majority stockholder of 3CI.

     On or about October 1, 1998, Stericycle, Inc., a Delaware corporation with its principal offices in Deerfield, Illinois, purchased all of the issued and outstanding shares of stock of WSI. The purchase price for the WSI shares was $10,000,000 in cash. Upon completion of the transaction, WSI became a wholly-owned subsidiary of Stericycle, Inc. Stericycle is engaged in the business of collecting, transporting, treating and disposing of regulated medical waste. It has developed a proprietary treatment technology known as electro-thermal deactivation ("ETD"). As a part of the purchase transaction, Stericycle granted to the sellers certain exclusive negotiation and first refusal rights in respect of medical waste treatment units utilizing Stericycle's ETD technology.

     On October 1, 1998, the Revolving Promissory Note dated September 30, 1995 (between 3CI and WSI) in the maximum principal amount of $8,000,000 ("Original Note") was amended and restated in its entirety. 3CI made a new secured promissory note in the amount of $5,487,308 due on or before September 30, 1999. The note may be extended to a date not later than September 30, 2000. The note bears interest at prime plus 2% and the interest is payable quarterly. The security documents relating to the original note remain in full force and effect. The note places certain restrictions and financial covenants on 3CI.

                                AUDITORS' REPORT

To the shareholders of
Med-Tech Environmental Ltd:

     We have audited the consolidated balance sheet of Med-Tech Environmental Ltd as at March 31, 1998 and 1997, and the consolidated statements of income, deficit and changes in financial position for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     In our opinion, these consolidated financial statements represent fairly, in all material respects, the financial position of the Company as at March 31, 1998 and 1997 and the results of its operations and the changes in its financial position for the years then ended in accordance with generally accepted accounting principles.

     Without qualifying our opinion, we draw attention to Note 1(a) in the financial statements which indicates the existence of a material uncertainty which may cast significant doubt about the Company's ability to continue as a going concern.

                                      COLLINS BARROW, CHARTERED ACCOUNTANTS

Toronto, Canada
May 20, 1998
Except as to Notes 11(c) and 11(d)
which is as of November 16, 1998

                           MED-TECH ENVIRONMENTAL LTD

                          CONSOLIDATED BALANCE SHEETS
                             (IN CANADIAN DOLLARS)

                                                                        MARCH 31,
                                                                --------------------------
                                                                   1998           1997
                                                                   ----           ----
                           ASSETS
Current assets:
  Cash......................................................    $        --    $    31,375
  Accounts receivable.......................................      1,965,398        194,595
  Other receivables.........................................         46,599             --
  Subscriptions receivable..................................             --         50,000
  Inventory.................................................        169,649          5,500
  Prepaid expenses..........................................         45,693        289,771
                                                                -----------    -----------
                                                                  2,227,339        571,241
Capital assets (note 2).....................................      1,400,184        510,070
Other assets (note 3).......................................      8,751,671        955,875
                                                                -----------    -----------
                                                                $12,379,194    $ 2,037,186
                                                                ===========    ===========
                        LIABILITIES
Current liabilities:
  Bank indebtedness (note 4)................................    $ 1,799,618    $        --
  Accounts payable and accrued liabilities..................      2,183,460        424,694
  Convertible debenture (note 5)............................        210,000        200,000
  Current portion of obligations under capital lease........         81,315             --
  Current portion of long-term debt.........................      5,752,364             --
                                                                -----------    -----------
                                                                 10,026,757        624,694
Obligations under capital leases (note 6)...................        290,802             --
Long-term debt (note 7).....................................      2,000,000             --
                                                                -----------    -----------
                                                                 12,317,559        624,694
                                                                -----------    -----------
                    SHAREHOLDERS' EQUITY
Capital stock (note 8)......................................      6,170,429      2,803,389
Deficit.....................................................     (6,108,794)    (1,390,897)
                                                                -----------    -----------
                                                                     61,635      1,412,492
                                                                -----------    -----------
                                                                $12,379,194    $ 2,037,186
                                                                ===========    ===========

                            See accompanying notes.

                           MED-TECH ENVIRONMENTAL LTD

                       CONSOLIDATED STATEMENTS OF DEFICIT
                             (IN CANADIAN DOLLARS)

                                                                   YEAR ENDED MARCH 31,
                                                                --------------------------
                                                                   1998           1997
                                                                   ----           ----
Deficit, beginning..........................................    $(1,390,897)   $  (891,9l8)
Net loss....................................................     (4,717,897)      (498,979)
                                                                -----------    -----------
Deficit, ending.............................................    $(6,108,794)   $(1,390,897)
                                                                ===========    ===========

                            See accompanying notes.

                           MED-TECH ENVIRONMENTAL LTD

                       CONSOLIDATED STATEMENTS OF INCOME
                             (IN CANADIAN DOLLARS)

                                                                  YEAR ENDED MARCH 31,
                                                                ------------------------
                                                                   1998          1997
                                                                   ----          ----
Sales.......................................................    $10,983,298    $ 392,432
Direct costs................................................      6,920,620      298,397
                                                                -----------    ---------
Gross margin................................................      4,062,678       94,035
                                                                -----------    ---------
Operating expenses:
  Amortization..............................................      1,068,964       55,925
  Bad debts.................................................         20,000           --
  Interest..................................................      1,467,476          722
  Financing costs...........................................             --      106,822
  Office and general........................................        206,269        7,623
  Premises costs............................................        449,527       47,281
  Professional fees.........................................        122,666      182,523
  Telephone.................................................        126,806        6,479
  Wages and benefits........................................      1,525,864       99,727
                                                                -----------    ---------
                                                                  4,987,572      507,102
                                                                -----------    ---------
Loss before the following...................................       (924,894)    (413,067)
  Laidlaw financing and related costs.......................     (1,148,634)          --
  SMS financing and related costs...........................     (1,448,294)          --
  Loss from discontinued operations (note 9)................     (1,218,373)          --
  Gain (loss) on disposal of capital assets.................         22,298      (85,912)
                                                                -----------    ---------
                                                                 (3,793,003)     (85,912)
                                                                -----------    ---------
Net loss....................................................    $(4,717,897)   $(498,979)
                                                                ===========    =========

                            See accompanying notes.

                           MED-TECH ENVIRONMENTAL LTD

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
                             (IN CANADIAN DOLLARS)

                                                                  YEAR ENDED MARCH 31,
                                                                -------------------------
                                                                   1998           1997
                                                                   ----           ----
Cash Provided By (Used For)
Operating activities:
  Net loss..................................................    $(4,717,897)   $ (498,979)
     Items not affecting cash
       Amortization.........................................      1,068,964        55,925
       (Gain) loss on disposal of capital assets............        (22,298)       85,912
                                                                -----------    ----------
                                                                 (3,671,231)     (357,142)
Changes in non-cash working capital items...................         71,293       (94,385)
                                                                -----------    ----------
                                                                 (3,599,938)     (451,527)
                                                                -----------    ----------
Financing activities:
  Issue of common shares....................................      3,367,040       864,499
  Obligations under capital leases..........................        372,117            --
  Increase in long-term debt................................      8,097,166            --
  Repayment of long-term debt...............................       (500,000)           --
  Convertible debenture.....................................         10,000       200,000
                                                                -----------    ----------
                                                                 11,346,323     1,064,499
                                                                -----------    ----------
Investing activity:
  Purchase of capital assets................................     (1,553,690)     (179,658)
  Proceeds on disposal of capital assets....................         16,352            --
  Increase in goodwill......................................     (8,040,040)     (479,332)
                                                                -----------    ----------
                                                                 (9,577,378)     (658,990)
                                                                -----------    ----------
Decrease in cash............................................     (1,830,993)      (46,018)
Cash, beginning.............................................         31,375        77,393
                                                                -----------    ----------
(Bank indebtedness) cash, ending............................    $(1,799,618)   $   31,375
                                                                ===========    ==========

                            See accompanying notes.

                           MED-TECH ENVIRONMENTAL LTD

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1998

1. SIGNIFICANT ACCOUNTING POLICIES

  Basis of Presentation

     These financial statements are prepared in accordance with generally accepted accounting principles in Canada.

     (a) Going concern assumption

     These financial statements have been prepared on the basis of accounting principles applicable to a "going concern", which assumes that the Company will continue in operation for the foreseeable future and will be able to realize its assets and discharge its liabilities in the normal course of operations.

     Several adverse conditions and events cast substantial assumption upon the validity of this assumption. The Company has incurred significant operating losses in the current year and has a significant working capital deficiency. In addition the Company is in breach of certain financial covenants relating to its bank credit facilities and subordinated debt.

     The Company is dependent on the continued support of its banker and subordinated debt holders and is currently renegotiating its financing arrangements as well as seeking alternate equity funding and pursuing the possibility of an outright sale.

     These financial statements do not reflect adjustments that would be necessary if the "going concern" assumption were not appropriate because management believes that the actions already taken or planned, as described above, will mitigate the adverse conditions and events which raise doubts about the validity of the "going concern" assumption used in preparing these financial statements.

     If the "going concern" assumption were not appropriate for these financial statements, then adjustments would be necessary in the carrying values of assets and liabilities, the reported revenues and expenses, and the balance sheet classifications used.

     (b) Business combination

     On April 4, 1997, Med-Tech Environmental Limited ("Med-Tech") acquired all the issued and outstanding capital stock of Laidlaw Medical Services Ltd. ("LMSL") and Med-Tech Environmental Inc., a wholly owned subsidiary of Med-Tech, and acquired all the issued and outstanding capital stock of Laidlaw Medical Services, Inc. (Delaware) ("LMSI"), for $9,200,000. The purchase price was funded by the issue of the Company's capital stock, term and subordinated convertible term debt. The purchase price was allocated equally between LMSL and LMSI. The acquisition was accounted for by the purchase method.

     (c) Change of name

     During the year, the following companies, by way of articles of amendment, changed their names as follows:

                FROM                                        TO
                ----                                        --
Laidlaw Medical Services Ltd.              Med-Tech Environmental (CDA) Ltd.
Laidlaw Medical Services, Inc.             Med-Tech Environmental (MA) Inc.

     (d) Principles of consolidation

     These consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Bio-Med Waste Disposal Systems Ltd., Med-Tech Environmental (CDA) Ltd., Med-Tech Environmental Inc., and Med-Tech Environmental (MA) Inc. All significant intercompany accounts and transactions have been eliminated.

                           MED-TECH ENVIRONMENTAL LTD

                                 MARCH 31, 1998

1. SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
     (e) Capital assets are recorded at cost. Amortization is calculated on the following annual rates and methods:

Furniture and fixtures.............................    20% declining balance basis
Computers..........................................    30% declining balance basis
Trucks.............................................    30% declining balance basis
Equipment..........................................    Straight-line over 5 years
Assets under capital leases........................    30% declining balance basis

     Leasehold improvements are amortized on a straight line basis over the term of the lease.

     (f) Licenses and goodwill are recorded at cost and amortized on a straight-line basis over a period no greater than 25 years.

     (g) Foreign currency translation

     Assets and liabilities of integrated foreign subsidiary operations and foreign currency denominated assets and liabilities of Canadian operations are translated into Canadian dollars at exchange rates prevailing at the transaction date for non-monetary items. Revenue and expenses, except amortization, are converted at average exchange rates for the year. Amortization is converted at the same rate as the related assets. Gains or losses on translation are expensed in the year realized or incurred except for the exchange gains or losses on long-term monetary items which are deferred and amortized over the remaining terms of the related items.

2. CAPITAL ASSETS

                                                                      1998         1997
                                                                   ----------    --------
                                                   ACCUMULATED      NET BOOK     NET BOOK
                                        COST       AMORTIZATION      VALUE        VALUE
                                        ----       ------------     --------     --------
Furniture and fixtures...........    $  538,199       529,805      $    8,394    $ 11,046
Computers........................       117,549        34,057          83,492      28,328
Trucks...........................     1,958,503     1,605,938         352,565      29,687
Equipment........................     1,195,903       814,531         381,372     397,499
Leasehold improvements...........       189,338        50,407         138,931      13,395
Assets under capital leases......       508,899        73,469         435,430      30,115
                                     ----------     ---------      ----------    --------
                                     $4,508,391     3,108,207      $1,400,184    $510,070
                                     ==========     =========      ==========    ========

3. OTHER ASSETS

                                                                         1998         1997
                                                                      ----------    --------
                                                ACCUMULATED            NET BOOK     NET BOOK
                               COST             AMORTIZATION            VALUE        VALUE
                               ----             ------------           --------     --------
Licenses................    $  214,610             23,350             $  191,260    $201,906
Goodwill................     9,011,290            450,879              8,560,411     753,969
                            ----------            -------             ----------    --------
                            $9,225,900            474,229             $8,751,671    $955,875
                            ==========            =======             ==========    ========

4. BANK INDEBTEDNESS

     The bank indebtedness is secured by a registered general security agreement covering all assets and bears interest at the bank's prime rate plus 100 basis points

                           MED-TECH ENVIRONMENTAL LTD

                                 MARCH 31, 1998

5. CONVERTIBLE DEBENTURE

                                                               1998        1997
                                                               ----        ----
5% convertible debenture to Oriole Point Investment Inc.,
a shareholder; interest payable on the 31st day of March
in each year commencing March 31, 1998, repayable upon
the earlier of: (i) a distribution to the public of
securities of the Company and (ii) March 31,1999. The
Company will make mandatory principal prepayments
commencing April 30, 1998 to the lesser of 50% of annual
free cash flow or $100,000. .............................    $210,000    $200,000
                                                             ========    ========

6. OBLIGATIONS UNDER CAPITAL LEASES

                                                               1998        1997
                                                               ----        ----
Obligations related to leased trucks repayable in monthly
installments of $5,444 at interest rates ranging from
8%to 12%.................................................    $372,117    $     --
Less current portion.....................................      81,315          --
                                                             --------    --------
                                                             $290,802    $     --

     Total payments due in the next 5 years are as follows:

1999........................................................    $ 81,315
2000........................................................      88,999
2001........................................................      90,355
2002........................................................      56,680
2003 and thereafter.........................................      54,768
                                                                --------
                                                                $372,117
                                                                ========

7. LONG-TERM DEBT

                                                             1998          1997
                                                             ----          ----
4.8% monthly (57.6% per annum) promissory note to
Oriole Point Investment Inc., a shareholder, due
October 6, 1997, interest accrued monthly commencing
October 6, 1997.......................................    $  105,000    $       --
25% non-revolving convertible term facility, interest
shall be paid monthly at the rate of 12.5% per annum,
the balance of 12.5% increases the amount of the debt,
due March 31, 1999, secured by a registered general
security agreement....................................     4,647,364            --
Term loan, bearing interest at prime plus 200 basis
points, interest payable monthly, repayable in
quarterly principal payments of $250,000 plus 75% of
the free cash flow to a maximum of $1,000,000 prior to
March 31, 1998 and $500,000 every year thereafter,
secured by a registered general security agreement....     3,000,000            --
                                                          ----------    ----------
                                                           7,752,364            --
Less current portion..................................     5,752,364            --
                                                          ----------    ----------
                                                          $2,000,000    $       --
                                                          ==========    ==========

                           MED-TECH ENVIRONMENTAL LTD

                                 MARCH 31, 1998

7. LONG-TERM DEBT (CONTINUED)
     At year end the company was in default of certain bank covenants and certain covenants pertaining to the non-revolving convertible term facility and is currently renegotiating its financing arrangements.

     Principal payments required in each of tile next three years are as follows:

                                                             1998          1997
                                                             ----          ----
1999..................................................    $5,752,364    $
2000..................................................     1,000,000
2001..................................................     1,000,000
                                                          ----------    ----------
                                                          $7,752,364    $
                                                          ==========    ==========

8. CAPITAL STOCK

                                                             1998          1997
                                                             ----          ----
Authorized
  Unlimited number of Class "A" common shares.........
Issued
  14,605,000 (1997  9,725,000) Class "A" common
     shares...........................................    $6,170,429    $2,803,389
                                                          ==========    ==========

     During the year the Company entered into the following transactions involving the issuance of capital stock:

          a) The company issued 2,250,000 Class "A" common shares at $1.00 per share for proceeds of $2,250,000.

          b) 500,000 First Series Warrants were exercised at $1.00 per share for 500,000 Class "A" common shares for $500,000.

          c) 2,000,000 Fourth Series Warrants were exercised at $0.40 per share for 2,000,000 Class "A" common shares for $800,000.

          d) 80,000 corporate share purchase options were exercised at $0.40 each for 80,000 Class "A" common shares for $32,000.

          e) The Company issued 50,000 Class "A" Common shares at $0.40 per share for proceeds of $20,000.

          f) The equity portion of the pro rata share of fees paid to TEGS Capital Corporation on the issue of Class "A" common shares in the amount of $234,960 was charged as a reduction to capital stock.

     The Company has the following warrants and options outstanding:

          a) 3,268,062 First Series Warrants each entitling the holder to subscribe for one Class "A" common share at $1.00 per share, expiring December 31, 1998.

          b) 500,000 Fourth Series Warrants each entitling the holder to subscribe for one Class "A" common share at $0.40 per share expiring March 21, 1999.

          c) 600,000 Fifth Series Warrants each entitling the holder to subscribe for one Class "A" common share at $0.73 per share, expiring March 31, 2000.

                           MED-TECH ENVIRONMENTAL LTD

                                 MARCH 31, 1998

8. CAPITAL STOCK (CONTINUED)
          d) 600,000 Sixth Series Warrants each entitling the holder to subscribe for one Class "A" common share at $1.00 per share, expiring March 31, 2000.

          e) 1,333,333 Retractable Warrants each entitling the holder to subscribe for one Class "A" common share at $0.40 per share, exercisable from the earlier of March 31, 1999 and the prepayment date until the expiry date, which will be two years from the date the Company becomes a reporting issuer in Ontario and the retractable Warrants and Class "A" common shares issuable on their exercise become freely tradeable for the holder or its nominees.

          f) 280,000 Corporate Share Purchase Options to purchase 280,000 Class "A" common shares at the exercise price of $0.40 per share, expiring January 23, 2001.

          g) 480,000 Corporate Share Purchase Options to purchase 480,000 Class "A" common shares at the exercise price of $1.00 per share, expiring November 6, 2002.

          h) 24,000 Corporate Share Purchase Options to purchase 24,000 Class "A" common shares at the exercise price of $0.40 per share, expiring January 23, 2001.

          i) 260,000 Corporate Share Purchase Options to purchase 260,000 Class "A" common shares at the exercise price of $1.00 per share, expiring December 31, 2000.

          j) 300,000 Corporate Share Purchase Options to purchase 300,000 Class "A" common shares at the exercise price of $0.40 per share, expiring March 31, 1999.

          k) 300,000 Corporate Share Purchase Options to purchase 300,000 Class "A" common shares at the exercise price of $1.00 per share, expiring May 31, 1999.

          l) During the year the 138,277 second series warrants and 553,110 third series warrants expired March 31, 1998 without being exercised.

9. LOSS FROM DISCONTINUED OPERATIONS

     The Company discontinued its divisions in Etobicoke, Ontario and Gatineau, Quebec. Management has estimated losses related to the discontinued operations and accrued them in these financial statements. Any significant changes to these estimates will be recorded in the period in which they are realized.

10. ACQUISITION

     Effective April 4 1997, Med-Tech acquired all the issued and outstanding capital stock of Laidlaw Medical Services Ltd. (Canada) and Med-Tech Environmental Inc., a wholly owned subsidiary of "Med-Tech", acquired all the issued and outstanding capital stock of Laidlaw Medical Services, Inc., (Delaware). Both companies operated a medical waste transportation and disposal business. The acquisition has been

                           MED-TECH ENVIRONMENTAL LTD

                                 MARCH 31, 1998

10. ACQUISITION (CONTINUED)
accounted for by the purchase method and the results of operations have been consolidated from April 4, 1997.

Current assets..............................................    $ 1,744,901
Capital assets..............................................      2,121,706
Goodwill....................................................      8,057,321
                                                                -----------
                                                                $11,923,928
                                                                ===========
Current liabilities.........................................    $ 1,390,415
Long term debt..............................................      7,500,000
Class "A" common shares.....................................      3,033,513
                                                                -----------
                                                                $11,923,928
                                                                ===========

11. COMMITMENTS AND CONTINGENCY

          (a) The Company leases operating premises in Brampton, Ontario, St. Catharines, Quebec, Calgary, Alberta and Haverhill, Massachusetts. The minimum annual rentals for the balance of these leases amounts to $244,057.

          (b) The Company has provided the Ministry of the Environment of Ontario with bonds for approximately $136,000 as required by provincial statute.

          (c) The Ministry of the Environment of Ontario and the Massachusetts Department of Environmental Protection have several non-compliance and related charges outstanding. It is not possible at this time to determine the amount, if any, of any fines or damages that may be levied as a result of these non-compliance issues. Any fines or damages incurred as a result of these concerns will be charged to operations in the year they are incurred. Management does not believe that fines levied will be in excess of $15,000 in total.

          (d) As at May 20, 1998 several of the Company's legal counsels had not yet responded to our audit legal enquiry. As at November 16, 1998 the last of the outstanding legal enquiries was received and note 11(c) was amended accordingly.

          (e) Under the terms of the purchase and sale agreement as described in note 1(b) between Allied Waste Industries Inc. ("Allied"), Med-Tech, LMSL and LMSI, Med-Tech has an obligation to obtain a release of Allied's guarantee on the lease at 139-141 Ferry Road, Haverhill, Massachusetts. To date, this obligation to obtain a release has not yet been fulfilled.

          (f) The Company agreed to issue to 1176698 Ontario Limited or its nominees Warrants (the "Unrestricted Warrants") entitling the holder to purchase 2,000,000 Class "A" common shares at an exercise price of $1.00 per share, subject to adjustments. The expiry date of the Unrestricted Warrants will be two years from the date the Company became a reporting issuer and the Unrestricted Warrants and Class "A" common shares issuable on their exercise become freely tradeable for 1176698 Ontario Limited or its nominees.

                           MED-TECH ENVIRONMENTAL LTD

                                 MARCH 31, 1998

12. TAX BENEFITS AVAILABLE

     These financial statements do not reflect potential tax benefits available through the application of losses carried forward against future years' earnings otherwise subject to income taxes. These losses expire approximately as follows:

1999........................................................    $1,347,000
2000........................................................     3,319,000
2001........................................................     2,198,000
2002........................................................     1,247,000
2003........................................................       410,000
2004........................................................     1,122,000
                                                                ----------
                                                                $9,643,000
                                                                ==========

13. RELATED PARTY TRANSACTIONS

     During the year the Company incurred the following related party transactions with certain corporate directors, officers and professional firms of these certain directors and officers.

Professional services expenses..............................    $454,035
Commissions.................................................     266,000
Management and consulting services expenses.................      36,598
Interest....................................................      39,264

     At March 31, 1998, $319,150 remains outstanding and is included in accounts payable.

     Management is of the opinion that these transactions are in the normal course of operations and are measured at the exchange amount which is the amount of consideration established and agreed to by the related parties.

14. RISK MANAGEMENT AND FAIR VALUES

     Financial risk is the risk to Med-Tech's earnings that arise from fluctuations in interest rates and foreign exchange rates and the degree of volatility of these rates. Med-Tech does not use derivative instruments to reduce its exposure to interest and foreign exchange risk. The book value of Med-Tech's financial assets and liabilities approximate amounts for which instruments could be exchanged in a transaction between knowledgeable and willing parties based on public market information.

                           MED-TECH ENVIRONMENTAL LTD

                          CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                             (IN CANADIAN DOLLARS)

                                                                      JUNE 30, 1998
                                                                --------------------------
                                                                   1998           1997
                                                                   ----           ----
                           ASSETS
Current assets:
  Accounts receivable.......................................    $ 1,899,021    $ 1,742,788
  Other receivables.........................................         49,470        185,828
  Inventory.................................................        135,007        129,704
  Prepaids expenses and deposits............................        183,650        220,582
                                                                -----------    -----------
     Total current assets...................................      2,267,148      2,278,902
  Capital assets............................................      1,482,794      2,927,700
  Licenses..................................................        189,114        198,385
  Goodwill..................................................      8,249,861      6,947,274
                                                                -----------    -----------
     Total assets...........................................    $12,188,917    $12,352,261
                                                                ===========    ===========
                        LIABILITIES
Current liabilities:
  Bank indebtedness.........................................    $ 1,732,353    $   307,483
  Accounts payable and accrued liabilities..................      2,148,577      2,011,332
  Convertible debenture.....................................      4,954,769      4,200,000
  Current portion of obligations under capital lease........        124,209             --
  Current portion of long-term debt.........................      3,000,000        600,000
                                                                -----------    -----------
     Total Current liabilities..............................     11,958,907      7,118,815
  Obligations under capital lease...........................        372,626             --
  Long-term debt............................................             --      2,900,000
                                                                -----------    -----------
     Total liabilities......................................     12,332,533     10,018,815
                                                                -----------    -----------
                    SHAREHOLDERS' EQUITY
Capital stock...............................................      8,220,429      5,850,430
Deficit.....................................................     (6,364,045)    (3,316,984)
                                                                -----------    -----------
     Total shareholders equity..............................       (143,618)     2,333,446
                                                                -----------    -----------
     Total liabilities and shareholders' equity.............    $12,188,917    $12,352,261
                                                                ===========    ===========

                           MED-TECH ENVIRONMENTAL LTD

                       CONSOLIDATED STATEMENTS OF INCOME
                                  (UNAUDITED)
                             (IN CANADIAN DOLLARS)

                                                                FOR THE THREE MONTHS ENDED
                                                                         JUNE 30,
                                                                ---------------------------
                                                                   1998            1997
                                                                   ----            ----
Revenue.....................................................    $2,894,208     $ 2,512,614
                                                                ----------     -----------
Direct costs
  Disposal and Processing...................................       903,232       1,242,538
  Transportation............................................       601,605         615,041
  Packaging.................................................       314,983         282,137
                                                                ----------     -----------
     Total direct costs.....................................     1,819,820       2,139,715
                                                                ----------     -----------
Gross margin................................................     1,074,388         372,898
                                                                ----------     -----------
Selling, general and administrative expenses................       672,648       1,843,058
                                                                ----------     -----------
Amortization................................................       220,669         245,232
Interest expense............................................       409,557         215,534
                                                                ----------     -----------
Net loss....................................................    $ (228,486)    $(1,930,926)
                                                                ==========     ===========

                           MED-TECH ENVIRONMENTAL LTD

            CONSOLIDATED STATEMENTS OF CHANGES IN FINANCIAL POSITION
                                  (UNAUDITED)
                             (IN CANADIAN DOLLARS)

                                                                THREE MONTH PERIOD ENDED
                                                                        JUNE 30,
                                                                ------------------------
                                                                  1998          1997
                                                                  ----          ----
Cash provided by (used for)
Operating activities:
  Net loss..................................................    $(228,488)   $(1,930,926)
     Items not affecting cash
       Amortization.........................................      220,689        245,232

                           MED-TECH ENVIRONMENTAL LTD
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 JUNE 30, 1998
                                  (UNAUDITED)

1. BASIS OF PRESENTATION

     These interim financial statements have been prepared by management in accordance with generally accepted accounting principles in Canada. These interim financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the years ended March 31, 1997 and March 31, 1998. The results of operations for the three month period ended June 30, 1998 are not necessary indicative of the results that may be achieved for the entire year ending March 31, 1999.

     These statements are denoted in Canadian Dollars.

2. STOCK ISSUANCES

     In April 1998, options to purchase 150,000 shares of common stock were exercised at an average price of $0.33 per share.

3. INCOME TAXES

     These financial statements do not reflect potential tax benefits available through the application of losses carried forward against future years earnings.

                                INTRODUCTION TO
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     The following unaudited pro forma consolidated financial statements of the Company present the unaudited pro forma consolidated statements of operations for the year ended December 31, 1997 and the nine months ended September 30, 1998 and the unaudited pro forma consolidated balance sheet at September 30, 1998. The unaudited pro forma consolidated statement of operations for the year ended December 31, 1997 gives pro forma effect to the Company's acquisition of
(a) all of the outstanding common stock of Waste Systems, Inc. ("WSI"), the majority owner of 3CI Complete Compliance Corporation, on October 1, 1998, (b) all of the junior secured indebtedness of Med-Tech Environmental Limited ("Med-Tech") on October 20, 1998, and (c) 94% of the outstanding common stock and 56% of the outstanding warrants of Med-Tech on December 31, 1998, as if such transactions had occurred on January 1, 1997. The unaudited pro forma consolidated statement of operations for the nine months ended September 30, 1998 gives pro forma effect to the acquisition of the common stock of WSI and the common stock, warrants and junior secured indebtedness of Med-Tech as if such transactions had occurred on January 1, 1998. The unaudited pro forma consolidated balance sheet gives pro forma effect to the acquisition of the common stock of WSI and the common stock, warrants and junior secured indebtedness of Med-Tech as if such transactions had occurred on September 30, 1998. The pro forma as adjusted consolidated financial statements give additional effect to the offering of 3,500,000 shares of Common Stock made hereby and the use of a portion of the net proceeds therefrom to repay interest-bearing indebtedness in the amount of $10,000,000 issued to fund the acquisition of the common stock of WSI and interest-bearing indebtedness in the amount of $5,485,000 issued to fund the acquisition of the common stock, warrants and junior secured indebtedness of Med-Tech, in each case as if such events had occurred on the first day of the period presented, for purposes of statement of operations data, and as if such events had occurred on September 30, 1998, for purposes of balance sheet data. The unaudited pro forma consolidated financial statements presented herein are based on the assumptions and adjustments described in the accompanying notes. The unaudited pro forma consolidated statements of operations do not purport to represent what the Company's results of operations would have been if the events described above had occurred as of the dates indicated or what such results will be for any future periods. The unaudited pro forma consolidated financial statements are based on assumptions and adjustments that the Company believes are reasonable. The unaudited pro forma consolidated financial statements and the accompanying notes should be read in conjunction with the historical financial statements of the Company, including the notes thereto, and the historical financial statements of WSI and Med-Tech, and the notes thereto, which are included elsewhere in this Prospectus.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS

                          YEAR ENDED DECEMBER 31, 1997
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                              OFFERING
                                                                    PRO FORMA                 PRO FORMA     PRO FORMA
                             STERICYCLE   WSI (1)   MED-TECH (2)   ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                             ----------   -------   ------------   -----------   ---------   -----------   -----------
Revenues...................   $46,166     $18,790     $ 7,835            --       $72,791          --        $72,791
Costs and expenses:
  Cost of revenues.........    34,109     15,456        4,937            --        54,502          --         54,502
  Selling, general, and
    administrative
    expenses...............    10,671      3,785        2,511         $ 213(3)     17,180          --         17,180
  Write-off of financing
    and related costs......        --         --        1,853          (820)(4)     1,033          --          1,033
  Loss from shut-down of
    operations.............        --         --          869            --           869          --            869
                              -------     -------     -------         -----       -------      ------        -------
                               44,780     19,241       10,170          (607)       73,584          --         73,584
                              -------     -------     -------         -----       -------      ------        -------
Income (loss) from
  operations...............     1,386       (451)      (2,335)          607          (793)         --           (793)
Other income (expense):
  Interest income..........       618         --           --            --           618          --(7)         618
  Interest expense.........      (428)      (855)      (1,047)         (479)(5)    (2,809)     $1,264(8)      (1,545)
  Other income (expense)...        --         --           16            --            16          --             16
                              -------     -------     -------         -----       -------      ------        -------
                                  190       (855)      (1,031)         (479)       (2,175)      1,264           (911)
                              -------     -------     -------         -----       -------      ------        -------
Income (loss) before income
  taxes and minority
  interest.................     1,576     (1,306)      (3,366)          128        (2,968)      1,264         (1,704)
Income tax expense.........       146         --           --            --           146          --            146
                              -------     -------     -------         -----       -------      ------        -------
Income (loss) before
  minority interest........     1,430     (1,306)      (3,366)          128        (3,114)      1,264         (1,850)
Minority interest in net
  loss of subsidiary.......        --         66           --            --            66          --             66
                              -------     -------     -------         -----       -------      ------        -------
Net income (loss)..........   $ 1,430     $(1,240)    $(3,366)        $ 128       $(3,048)     $1,264        $(1,784)
                              =======     =======     =======         =====       =======      ======        =======
Weighted average shares
  outstanding--basic.......    10,240                                    45(6)     10,285       3,500(9)      13,785
                              =======                                 =====       =======      ======        =======
Basic net income (loss) per
  share....................   $  0.14                                             $ (0.30)                   $ (0.13)
                              =======                                             =======                    =======
Weighted average number of
  common shares and common
  stock equivalent shares
  outstanding..............    10,766                                    45(6)     10,811       3,500(9)      14,311
                              =======                                 =====       =======      ======        =======
Diluted net income (loss)
  per share................   $  0.13                                             $ (0.28)                   $ (0.12)
                              =======                                             =======                    =======


-------------------------
(1) The statement of operations data for WSI for the year ended December 31, 1997 represent the historical results of operations of WSI for its fiscal year ended December 31, 1997. The acquisition of WSI has been accounted for as a purchase. Accordingly, the results of operations of WSI will be included in the Company's results of operations from the date of acquisition.

(2) The statement of operations data for Med-Tech for the year ended December 31, 1997 represent the historical results of operations of Med-Tech for its fiscal year ended March 31, 1998 and have been converted to U.S. dollars using the average exchange rate of Canadian $1.4018 for U.S. $1.00 for the fiscal year ended March 31, 1998. The acquisition of Med-Tech has been accounted for as a purchase.

Accordingly, the results of operations of Med-Tech will be included in the Company's results of operations from the date of acquisition.

(3) The adjustment to selling, general and administrative expenses consists of an increase in amortization of goodwill from the acquisitions of WSI and Med-Tech over a 25-year period, as if WSI and Med-Tech were acquired on January 1, 1997. The adjustment also includes the effects of increased amortization of goodwill of $8,000 for Med-Tech resulting from differences in accounting principles generally accepted in Canada and the United States as discussed in Note 4 below.

(4) The historical statement of operations of Med-Tech for the fiscal year ended March 31, 1998 include certain legal and financing costs incurred to complete and obtain financing for its acquisition on April 4, 1997 of Laidlaw Medical Services, Ltd. and Laidlaw Medical Services, Inc. (together "Laidlaw"). Under accounting principles generally accepted in Canada, these costs have been expensed as incurred in the statement of operations for the year ended March 31, 1998. Under accounting principles generally accepted in the United States and for purposes of this unaudited pro forma consolidated statement of operations, these costs have been deferred and are being amortized on a straight-line basis over 25 years for the legal fees and over the life of the related loan agreement for the financing costs.

(5) The adjustment to interest expense reflects the following: (a) additional interest, including commitment fees on the unborrowed portion and net of reduced commitment fees on the borrowed portion, of $1,334,000 that would have been incurred had the Company borrowed the $10,000,000 required to fund the acquisition of the common stock of WSI and the $5,485,000 required to fund the acquisition of the common stock, warrants and junior secured indebtedness of Med-Tech under its credit agreement with LaSalle National Bank on January 1, 1997 at interest rates of 8.50% for WSI and 8.25% for Med-Tech which were in effect on acquisition, (b) reduced interest expense of $894,000 that would not have been incurred had the Company purchased on January 1, 1997 the junior secured indebtedness of Med-Tech with a face value of $3,576,000 and an interest rate of 25%, and (c) increased amortization of deferred financing costs of $39,000 for Med-Tech from January 1, 1997 resulting from differences in accounting principles generally accepted in Canada and the United States as discussed in Note 4 above.

(6) Shares used in the computation of pro forma basic net income (loss) per share and pro forma diluted net income (loss) per share give effect to the issuance of 45,440 shares of Common Stock by the Company as consideration for the purchase of the common stock, warrants and junior secured indebtedness of Med-Tech assuming such shares were issued on January 1, 1997.


(7) The Company intends to invest in short-term, interest-bearing investment grade securities the $41,515,000 of excess proceeds expected from the Offering, after re-payment of certain indebtedness of the Company as more fully described in "Use of Proceeds". Based on the 13-week Treasury bill interest rate of 4.37% effective January 12, 1999, interest income of $1,814,000 would have been earned assuming the investment of such excess proceeds during the full period from January 1, 1997 to December 31, 1997. Such interest income has not been included in the unaudited consolidated pro forma statement of operations for the year ended December 31, 1997.


(8) The adjustment to interest expense reflects the repayment of certain indebtedness of the Company by applying a portion of the estimated net proceeds of the Offering as more fully described in "Use of Proceeds," as if such transactions had occurred on January 1, 1997.


(9) Shares used in the computation of pro forma basic net income (loss) per share and pro forma diluted net income (loss) per share, as adjusted, give effect to the issuance and sale of 3,500,000 shares of Common Stock offered by the Company hereby.

            UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                      NINE MONTHS ENDED SEPTEMBER 30, 1998
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                              OFFERING
                                                                    PRO FORMA                 PRO FORMA     PRO FORMA
                              STERICYCLE   WSI(1)    MED-TECH(2)   ADJUSTMENTS   PRO FORMA   ADJUSTMENTS   AS ADJUSTED
                              ----------   ------    -----------   -----------   ---------   -----------   -----------
Revenues....................   $44,759     $14,127     $5,985            --       $64,871          --        $64,871
Costs and expenses:
  Cost of revenues..........    30,492      11,289      4,283            --        46,064          --         46,064
  Selling, general, and
    administrative
    expenses................    10,151       2,555      1,779         $ 161(3)     14,646          --         14,646
                               -------     -------     ------         -----       -------      ------        -------
                                40,643      13,844      6,062           161        60,710          --         60,710
                               -------     -------     ------         -----       -------      ------        -------
Income (loss) from
  operations................     4,116         283        (77)         (161)        4,161          --          4,161
Other income (expense):
  Interest income...........       308          --         --            --           308            (6)         308
  Interest expense..........      (242)       (175)      (834)         (359)(4)    (1,610)     $1,024(7)        (586)
  Other income (expense)....        20          --        (53)           --           (33)         --            (33)
                               -------     -------     ------         -----       -------      ------        -------
                                    86        (175)      (887)         (359)       (1,335)      1,024           (311)
                               -------     -------     ------         -----       -------      ------        -------
Income (loss) before income
  taxes and minority
  interest..................     4,202         108       (964)         (520)        2,826       1,024          3,850
Income tax expense..........       781          --         --            --           781          --            781
                               -------     -------     ------         -----       -------      ------        -------
Income (loss) before
  minority interest.........     3,421         108       (964)         (520)        2,045       1,024          3,069
Minority interest in net
  loss of subsidiary........        --          43         --            --            43          --             43
                               -------     -------     ------         -----       -------      ------        -------
Net income (loss)...........   $ 3,421     $   151     $ (964)        $(520)      $ 2,088      $1,024        $ 3,112
                               =======     =======     ======         =====       =======      ======        =======
Weighted average shares
  outstanding--basic........    10,580                                   45(5)     10,625       3,500(8)      14,125
                               =======                                =====       =======      ======        =======
Basic net income per
  share.....................   $  0.32                                            $  0.20                    $  0.22
                               =======                                            =======                    =======
Weighted average number of
  common shares and common
  stock equivalent shares
  outstanding...............    11,234                                   45(5)     11,279       3,500(8)      14,779
                               =======                                =====       =======      ======        =======
Diluted net income per
  share.....................   $  0.30                                            $  0.19                    $  0.21
                               =======                                            =======                    =======


-------------------------
(1) The statement of operations data for WSI for the nine months ended September 30, 1998 represent the results of operations of WSI from January 1, 1998 to September 30, 1998. The acquisition of WSI has been accounted for as a purchase. Accordingly, the results of operations of WSI will be included in the Company's results of operations from the date of acquisition.

(2) The statement of operations data for Med-Tech for the nine months ended September 30, 1998 represent the historical results of operations of Med-Tech from January 1, 1998 to September 30, 1998 and have been converted to U.S. dollars using the average exchange rate of Canadian $1.4692 for U.S. $1.00 for the period from January 1, 1998 to September 30, 1998. The acquisition of Med-Tech has been accounted for as a purchase. Accordingly, the results of operations of Med-Tech will be included in the Company's results of operations from the date of acquisition.

(3) The adjustment to selling, general and administrative expenses consists of an increase in amortization of goodwill from the acquisitions of WSI and Med-Tech over a 25 year period, as if WSI and Med-Tech were acquired on January 1, 1998. The adjustment also includes the effects of increased amortization of goodwill of $6,000 for Med-Tech resulting from differences in accounting principles generally accepted in Canada and the United States as discussed in Note 4 to the unaudited pro forma consolidated statement of operations for the year ended December 31, 1997.

(4) The adjustment to interest expense reflects the following: (a) additional interest, including commitment fees on the unborrowed portion and net of reduced commitment fees on the borrowed portion, of $1,001,000 that would have been incurred had the Company borrowed the $10,000,000 required to fund the acquisition of the common stock of WSI and the $5,485,000 required to fund the acquisition of the common stock, warrants, and junior secured indebtedness of Med-Tech under its credit agreement with LaSalle National Bank on January 1, 1998 at interest rates of 8.50% for WSI and 8.25% for Med-Tech which were in effect on the dates of acquisition; (b) reduced interest expense of $671,000 that would not have been incurred had the Company purchased on January 1, 1998 the junior secured indebtedness of Med-Tech with a face value of $3,576,000 and an interest rate of 25%; and
    (c) increased amortization of deferred financing costs of $29,000 for Med-Tech from January 1, 1998 resulting from differences in accounting principles generally accepted in Canada and the United States as discussed in Note 4 to the unaudited pro forma consolidated statement of operations for the year ended December 31, 1997.

(5) Shares used in the computation of pro forma basic net income per share and pro forma diluted net income per share give effect to the issuance of 45,440 shares of Common Stock by the Company as consideration for the purchase of the common stock, warrants and junior secured indebtedness of Med-Tech assuming such shares were issued on January 1, 1998.


(6) The Company intends to invest in short-term interest-bearing investment grade securities the $41,515,000 of excess proceeds expected from the Offering, after repayment of certain indebtedness of the Company as more fully described in "Use of Proceeds". Based on the 13-week treasury bill interest rate of 4.37% effective January 12, 1999, interest income of $1,361,000 would have been earned assuming the investment of such excess proceeds during the full period from January 1, 1998 to September 30, 1998. Such interest income has not been included in the unaudited consolidated pro forma statement of operations for the nine months ended September 30, 1998.


(7) The adjustment to interest expense reflects the repayment of certain indebtedness of the Company by applying a portion of the estimated net proceeds of the Offering as more fully described in "Use of Proceeds," as if such transaction had occurred on January 1, 1998.


(8) Shares used in the computation of pro forma basic net income per share and pro forma diluted net income per share, as adjusted, give effect to the issuance and sale of 3,500,000 shares of Common Stock offered by the Company hereby.

                 UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEET
                               SEPTEMBER 30, 1998
                                 (IN THOUSANDS)


                                                                                                        OFFERING
                                                                          PRO FORMA                    PRO FORMA       PRO FORMA
                                   STERICYCLE     WSI     MED-TECH(1)   ADJUSTMENTS(2)   PRO FORMA   ADJUSTMENTS(3)   AS ADJUSTED
                                   ----------     ---     -----------   --------------   ---------   --------------   -----------
ASSETS
Current assets:
  Cash and cash equivalents......   $   775     $     2     $   --         $   (260)     $    517       $ 41,515       $ 42,032
  Short-term investments.........     2,335          --         --               --         2,335             --          2,335
  Accounts receivable, net.......    10,902       2,813     $1,542               --        15,257             --         15,257
  Parts and supplies.............     1,037          87        109               --         1,233             --          1,233
  Prepaid expenses and other.....     2,615         758        180               --         3,553             --          3,553
                                    -------     -------     ------         --------      --------       --------       --------
      Total current assets.......    17,664       3,660      1,831             (260)       22,895         41,515         64,410
Property, plant and equipment,
  net............................    12,043       8,986        971               --        22,000             --         22,000
Goodwill, net....................    36,796         343      5,516            4,804        47,459             --         47,459
Other............................     1,680         226        341              100         2,347             --          2,347
                                    -------     -------     ------         --------      --------       --------       --------
      Total assets...............   $68,183     $13,215     $8,659         $  4,644      $ 94,701       $ 41,515       $136,216
                                    =======     =======     ======         ========      ========       ========       ========

LIABILITIES AND
SHAREHOLDERS' EQUITY
Current liabilities:
  Current portion of long-term
    debt.........................   $ 6,281     $ 1,660     $7,168         $  6,909      $ 22,018       $(10,485)      $ 11,533
  Accounts payable and accrued
    liabilities..................     7,422       2,685      1,491               --        11,598             --         11,598
  Deferred revenue...............       663          --         --               --           663             --            663
                                    -------     -------     ------         --------      --------       --------       --------
      Total current
        liabilities..............    14,366       4,345      8,659            6,909        34,279        (10,485)        23,794
Long-term debt...................     3,246         883         --            5,000         9,129         (5,000)         4,129
Other liabilities................        21          --         --               --            21             --             21
Shareholders' equity:
  Common stock...................       107         500      4,043           (4,543)          107             35            142
  Additional paid-in capital.....    85,087      32,196         --          (31,474)       85,809         56,965        142,774
  Notes receivable...............        (4)         --         --               --            (4)            --             (4)
  Accumulated deficit............   (34,640)    (24,709)    (4,043)          28,752       (34,640)            --        (34,640)
                                    -------     -------     ------         --------      --------       --------       --------
      Total shareholders'
        equity...................    50,550       7,987          0           (7,265)       51,272         57,000        108,272
                                    -------     -------     ------         --------      --------       --------       --------
      Total liabilities and
        shareholders' equity.....   $68,183     $13,215     $8,659         $  4,644      $ 94,701       $ 41,515       $136,216
                                    =======     =======     ======         ========      ========       ========       ========


-------------------------
(1) The historical balance sheet data for Med-Tech have been converted to U.S. dollars using an exchange rate of Canadian $1.5262 for U.S. $1.00 effective as of September 30, 1998.

(2) Reflects the allocation of the purchase prices for the acquisitions of the common stock of WSI and of the common stock, warrants and junior secured indebtedness of Med-Tech to the underlying fair value of the net assets acquired and the issuance of 45,440 shares of Common Stock of the Company and incremental borrowings of $15,485,000 under the Company's credit agreement with LaSalle National Bank to fund the purchase prices. The allocation of the purchase prices is preliminary. The Company is in the process of determining the fair values of the acquired property, plant and equipment and does not expect final adjustments to the purchase price allocations to be material.


(3) Reflects the issuance of 3,500,000 shares of Common Stock offered by the Company hereby and the application of the net proceeds therefrom.

                               [STERICYCLE LOGO]

                                     [HOME]

Through on-site training and education programs, Stericycle helps customers establish regulated medical waste management systems.

                                     [HOME]

Stericycle helps health care providers protect patients and employees from the potential hazards of regulated medical waste with puncture-resistant, leak-proof Steri-Tub(R) collection containers.
                                     [HOME]

Regulated medical waste is readied for treatment at the beginning of the process.
                                     [HOME]

The empty Steri-Tub(R) continues on to the wash station where it is sanitized and prepared for re-use.
                                     [HOME]

A processing vessel containing the regulated medical waste automatically enters the dielectric oven, where it is treated using Stericycle's patented Electro-Thermal-Deactivation (ETD) treatment process.

                                     [HOME]

The regulated medical waste has now been rendered noninfectious. The treated waste can now be recycled, used as a fuel to provide energy, or safely landfilled.

No dealer, salesperson or other person has been authorized to give any information or to make any representation other than those contained in this Prospectus in connection with the offer contained herein, and if given or made, such information or representation must not be relied upon as having been authorized by the Company, or any Underwriter. This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, shares of Common Stock in any jurisdiction to any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction or in which the person making such offer or solicitation is not qualified to do so. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of the Company since the date hereof.

                               TABLE OF CONTENTS


Prospectus Summary....................      3
Risk Factors..........................      7
Use of Proceeds.......................     15
Price Range of Common Stock...........     16
Capitalization........................     17
Dividend Policy.......................     17
Selected Consolidated Financial
  Data................................     18
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................     19
Business..............................     25
Management............................     46
Certain Transactions..................     48
Description of Capital Stock..........     49
Shares Eligible for Future Sale.......     50
Underwriting..........................     51
Legal Matters.........................     52
Experts...............................     52
Available Information.................     53
Documents Incorporated by Reference...     53
Index to Financial Statements.........    F-1


PROSPECTUS                                                                , 1999


                                3,500,000 Shares


[STERICYCLE LOGO]

                                  Common Stock

                            WARBURG DILLON READ LLC


                           CREDIT SUISSE FIRST BOSTON
                            WILLIAM BLAIR & COMPANY

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses in connection with the sale and distribution of the securities being registered (other than underwriting discounts and commissions). All amounts shown are estimates except the Securities and Exchange Commission registration fee and the Nasdaq National Market listing fees. All of these expenses will be paid by the Registrant.


SEC registration fee........................................    $20,717.43
Nasdaq National Market listing fees.........................     17,500.00
NASD registration fee.......................................      7,339.51
Legal fees and expenses.....................................
Accounting fees and expenses................................
Printing expenses...........................................
Blue sky fees and expenses..................................
Transfer agent fees.........................................
Miscellaneous...............................................
                                                                ----------
       Total................................................    $
                                                                ==========


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides generally that a person sued as a director, officer, employee or agent of a corporation may be indemnified by the corporation in non-derivative suits for expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if such person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation. In the case of criminal actions and proceedings, the person must also not have had reasonable cause to believe that his or her conduct was unlawful. Indemnification of expenses is also authorized in stockholder derivative actions if the person acted in good faith and in a manner that he or she reasonably believed to be in or not opposed to the best interests of the corporation and if he or she has not been found liable to the corporation. Even in this latter instance, the court may determine that in view of all the circumstances such person is entitled to indemnification for such expenses as the court deems proper. A person sued as a director, officer, employee or agent of a corporation who has been successful in defense of the action must be indemnified by the corporation against expenses.

     Article Fifth of the Registrant's By-Laws requires the Company to indemnify its directors, officers, employees and agents to the maximum extent permitted by Delaware law. Article Fifth also requires the Registrant to advance litigation expenses of a director or officer on receipt of his or her written undertaking to repay all amounts advanced if it s ultimately determined that he or she is not entitled to indemnification.

     Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for a breach of the director's fiduciary duty of care. Such a provision may not eliminate or limit the liability of a director for breaching his or her duty of loyalty, failing to act in good faith, engaging in intentional misconduct or knowingly violating a law, declaring an illegal dividend or approving an illegal stock repurchase, or obtaining an improper personal benefit.

     Article Ninth of the Registrant's Certificate of Incorporation eliminates the personal liability of the Registrant's directors to the fullest extent permitted by Section 102(b)(7).

     By reason of directors' and officers' liability insurance which the Registrant maintains, the Registrant's directors officers are insured against actual liabilities, including liabilities under the federal securities laws, for acts or omissions related to the conduct of their duties.

     See the Underwriting Agreement, Exhibit 1.1, for certain indemnification provisions relating to this Offering.

ITEM 16. EXHIBITS


EXHIBIT
  NO.                             DESCRIPTION
-------                           -----------
 1.1**    Form of Underwriting Agreement.
 3.1*     Certificate of Incorporation of the Registrant as currently in effect. (Incorporated by reference to Exhibit 3.1 to the
          Registrant's Registration Statement on Form S-1
          (Registration No. 333-05665), declared effective on August
          22, 1996.)
 4.1*     Form of common stock purchase warrants in connection with
          December 1998 subordinated loan.
 5.1**    Opinion of Johnson and Colmar.
10.1*     Credit Agreement dated as of September 30, 1998 among
          LaSalle National Bank, as agent, LaSalle National Bank, as lender, the Registrant and certain of the Registrant's
          subsidiaries, and related Master First Amendment Agreement dated as of October 30, 1998.
10.2*     Joint Venture Agreement dated May 16, 1997 among the
          Registrant, Pennoni Associates, Inc., Conopam, S.A. de C.V.
          and Controladora Ambiental, S.A. de C.V., relating to the
          organization of Medam, S.A. de C.V.
10.3*     Industrial Building Lease dated July 28, 1998 between Curto
          Reynolds Oelerich, Inc. and the Registrant, relating to the
          Registrant's lease of office and warehouse space in Lake
          Forest, Illinois.
10.4*+    Agreement for Sublease dated April 1, 1997 between Waste
          Management of Texas, Inc. and the Registrant, relating to
          the Registrant's sublease of a treatment facility in
          Terrell, Texas.
10.5*+    Agreement for Sublease dated May 1, 1997 between Waste
          Management of Maryland, Inc. and the Registrant, relating to the Registrant's sublease of a treatment facility in
          Baltimore, Maryland.
10.6*+    Agreement for Sublease dated July 30, 1997 between WMI
          Medical Services of Arizona, Inc. and the Registrant,
          relating to the Registrant's sublease of a treatment
          facility in Chandler, Arizona.
10.7*     First Amendment to Amended and Restated Incentive
          Compensation Plan.
10.8*     First and Second Amendments to Directors Stock Option Plan.
10.9*     First Amendment to 1997 Stock Option Plan.
10.10*    Subordinated Loan Agreement dated December 22, 1998 between the Registrant and certain lenders (all of whom are
          directors of the Registrant)
23.1      Consent of Ernst & Young, LLP.
23.2      Consent of Heard McElroy & Vestal, LLP.
23.3      Consent of Collins Barrow
23.4**    Consent of Johnson and Colmar (filed as part of Exhibit
          5.1).
24.1      Power of attorney (included under the caption "Power of
          Attorney" in Part II of this Registration Statement).


-------------------------
 * Previously filed

** To be filed by amendment

 + Confidential treatment requested; material omitted and filed separately with the Commission

ITEM 17. UNDERTAKINGS

     The Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (2) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time that it was declared effective.

          (3) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described in Item 15, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 2 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Village of Deerfield, State of Illinois, on January 13, 1999.


                                          Stericycle, Inc.

                                          By       /s/ MARK C. MILLER

                                            ------------------------------------
                                                       Mark C. Miller
                                               President and Chief Executive
                                                           Officer


     Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 to Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                      NAME                                      TITLE                       DATE
                      ----                                      -----                       ----
                       *                          Chairman of the Board of Directors  January 13, 1999
------------------------------------------------
                Jack W. Schuler

               /s/ MARK C. MILLER                 President, Chief Executive Officer  January 13, 1999
------------------------------------------------  and a Director (Principal
                 Mark C. Miller                   Executive Officer)

                       *                          Vice President, Finance and Chief   January 13, 1999
------------------------------------------------  Financial Officer (Principal
              Frank J.M. ten Brink                Financial and Accounting Officer)

                       *                          Director                            January 13, 1999
------------------------------------------------
                Rod F. Dammeyer

                       *                          Director                            January 13, 1999
------------------------------------------------
               Patrick F. Graham

                       *                          Director                            January 13, 1999
------------------------------------------------
                 John Patience

                       *                          Director                            January 13, 1999
------------------------------------------------
                  Peter Vardy

                       *                          Director                            January 13, 1999
------------------------------------------------
            L. John Wilkerson, Ph.D.


By      /s/ MARK C. MILLER

    -----------------------------
           Mark C. Miller
          Attorney-in-Fact

                                 EXHIBIT INDEX


EXHIBIT
  NO.                                DESCRIPTION
-------                              -----------
 1.1**       Form of Underwriting Agreement.
 3.1*        Certificate of Incorporation of the Registrant as currently in effect. (Incorporated by reference to Exhibit 3.1 to the
             Registrant's Registration Statement on Form S-1
             (Registration No. 333-05665), declared effective on August
             22, 1996.)
 4.1*        Form of common stock purchase warrants in connection with
             December 1998 subordinated loan.
 5.1**       Opinion of Johnson and Colmar.
10.1*        Credit Agreement dated as of September 30, 1998 among
             LaSalle National Bank, as agent, LaSalle National Bank, as lender, the Registrant and certain of the Registrant's
             subsidiaries, and related Master First Amendment Agreement dated as of October 30, 1998.
10.2*        Joint Venture Agreement dated May 16, 1997 among the
             Registrant, Pennoni Associates, Inc., Conopam, S.A. de C.V.
             and Controladora Ambiental, S.A. de C.V., relating to the
             organization of Medam, S.A. de C.V.
10.3*        Industrial Building Lease dated July 28, 1998 between Curto
             Reynolds Oelerich, Inc. and the Registrant, relating to the
             Registrant's lease of office and warehouse space in Lake
             Forest, Illinois.
10.4*+       Agreement for Sublease dated April 1, 1997 between Waste
             Management of Texas, Inc. and the Registrant, relating to
             the Registrant's sublease of a treatment facility in
             Terrell, Texas.
10.5*+       Agreement for Sublease dated May 1, 1997 between Waste
             Management of Maryland, Inc. and the Registrant, relating to the Registrant's sublease of a treatment facility in
             Baltimore, Maryland.
10.6*+       Agreement for Sublease dated July 30, 1997 between WMI
             Medical Services of Arizona, Inc. and the Registrant,
             relating to the Registrant's sublease of a treatment
             facility in Chandler, Arizona.
10.7*        First Amendment to Amended and Restated Incentive
             Compensation Plan.
10.8*        First and Second Amendments to Directors Stock Option Plan.
10.9*        First Amendment to 1997 Stock Option Plan.
10.10*       Subordinated Loan Agreement dated December 22, 1998 between the Registrant and certain lenders (all of whom are
             directors of the Registrant)
23.1         Consent of Ernst & Young, LLP.
23.2         Consent of Heard McElroy & Vestal, LLP.
23.3         Consent of Collins Barrow
23.4**       Consent of Johnson and Colmar (filed as part of Exhibit
             5.1).
24.1         Power of attorney (included under the caption "Power of
             Attorney" in Part II of this Registration Statement).


-------------------------
 * Previously filed
** To be filed by amendment
 + Confidential treatment requested; material omitted and filed separately with the Commission